As filed with the Securities and Exchange Commission on September 13, 2005

Registration No. 333-124914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION

Under

THE SECURITIES ACT OF 1933

Belvedere Trust Mortgage Corporation

(Exact Name of Registrant as Specified in Its Governing Instruments)

235 Pine Street, Suite 1800

San Francisco, California 94104

(415) 398-9600

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Claus H. Lund

Chief Executive Officer

235 Pine Street, Suite 1800

San Francisco, California 94104

(415) 398-9600

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Mark J. Kelson Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 (310) 312-4000	Peter T. Healy C. Brophy Christensen O’Melveny & Myers LLP 275 Battery Street San Francisco, California 94111-3305 (415) 984-8700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2005

PROSPECTUS

            Shares

Belvedere Trust Mortgage Corporation

Common Stock

$     per share

We are selling                  shares of our common stock. We have granted the underwriters an option to purchase up to                  additional shares of common stock to cover over-allotments.

This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $             and $             per share. Prior to this offering there has been no public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “BVT.”

We are externally managed and advised by BT Management Company, L.L.C., or BT Management, an affiliate of Anworth Mortgage Asset Corporation (NYSE: ANH), or Anworth. Anworth currently owns all of our stock. After this offering, Anworth will own approximately ___% of our common stock (approximately     % if the underwriters exercise their over-allotment option in full). Anworth is not selling any stock in this offering. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with the year ending December 31, 2005.

To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. For additional information on the ownership and transfer restrictions on our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 16 for a discussion of these risks, including, among others:

•	Our use of leverage may increase any losses we incur on our planned investments and may reduce cash available for distribution.

•	Our efforts to manage credit risk may not be successful in limiting delinquencies and defaults in underlying loans or losses on our investments.

•	Interest rate mismatches between the mortgage-related assets we retain and our borrowings used to fund our purchases of mortgage-related assets might reduce our net income or result in a loss during periods of changing interest rates.

•	Our use of short-term debt exposes us to liquidity, market value and securitization execution risks that could result in harm to our operating results.

•	The mortgage-related assets and securities we own expose us to concentrated risks and thus are likely to lead to variable returns to us and our stockholders.

•	We depend on our manager’s personnel and the loss of any of our manager’s key personnel could severely and detrimentally affect our operations.

•	We pay our manager incentive compensation based on our portfolio’s performance and our profit, which may lead our manager to recommend riskier mortgage loan acquisitions in an effort to maximize its incentive compensation.

•	If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

•	As long as our principal stockholder owns a significant amount of our outstanding capital stock, your voting power may be limited.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the shares to purchasers on or about                     , 2005.

Sole Book-Runner

Citigroup	Flagstone Securities

                , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Until                     , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

This summary highlights information appearing elsewhere in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Belvedere Trust Mortgage Corporation and its subsidiaries; “BT Management” and “our manager” refer to BT Management Company, L.L.C., and “Anworth” refers to Anworth Mortgage Asset Corporation. References in this prospectus to our “management,” “management team,” or “executive officers” refer to the management team of BT Management, except where the context otherwise requires. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional              shares of our common stock to cover over-allotments, if any.

Our Company

Our primary business is acquiring, securitizing and owning residential mortgage loans that we believe will provide attractive risk-adjusted returns. We focus on high credit-quality jumbo adjustable-rate and hybrid first-lien single-family residential mortgage loans. We acquire mortgage loans from various originators and suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks and mortgage bankers. We hold these mortgage loans until a sufficient quantity, generally at least $200 million of loans, has been accumulated for securitization into mortgage-backed securities. This holding period may vary, but is typically about two months. We sell a portion of the mortgage-backed securities we generate in securitization transactions to third parties in the secondary market, while retaining certain subordinate and senior securities that we believe will have attractive risk-adjusted returns. To date, we have retained, on average, approximately 19% of the principal balance of the securities issued in our securitizations. While legally in the form of securities, securitized loans appear as assets on our balance sheet and are referred to as residential real estate loans securitized.

We were incorporated in Maryland on October 28, 2003 as a qualified wholly-owned real estate investment trust, or REIT, subsidiary of Anworth Mortgage Asset Corporation, or Anworth, a publicly traded REIT (NYSE: ANH). Anworth is in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities and, through us, residential mortgage loans that it acquires in the secondary market and, as of June 30, 2005, managed approximately $8.0 billion in assets. Anworth owns all of our capital stock. Immediately after this offering, Anworth will own approximately             % of our common stock (approximately             % if the underwriters exercise their overallotment option in full). We are externally advised and are managed under a management agreement with BT Management Company, L.L.C., or BT Management, an affiliate controlled by Anworth. Lloyd McAdams and Joe McAdams, who are officers and directors of Anworth, serve on our board of directors and our manager’s board of managers.

As of June 30, 2005, Anworth has provided us with $100 million in equity capital. We are conducting this offering to increase our equity capital base and intend to use the net proceeds from this offering primarily to acquire on a leveraged basis mortgage-related assets in accordance with our investment policies. As of the date of this prospectus, we have not identified any specific mortgage-related assets that we intend to acquire with the net proceeds of this offering.

Portfolio and Loan Sourcing Program

Our current portfolio is comprised of high credit-quality jumbo first-lien single-family residential mortgage loans. To a lesser extent, our portfolio also includes high credit-quality mortgage loans with conforming balances less than or equal to $359,650 (the current maximum size to conform to Federal National Mortgage Association, or Fannie Mae, or Federal Home Loan Mortgage Corporation, or Freddie Mac, mortgage loan requirements) that are generally acquired in larger pools that have also included jumbo mortgage loans. As of June 30, 2005, approximately 67.9% of our portfolio was made up of jumbo loans and 32.1% was made up of conforming loans, as measured by the aggregate outstanding principal balance. Our loan sourcing efforts determine the quality, consistency and volume of loans that we purchase. We have built relationships with and continue to expand upon a network of mortgage loan originators and suppliers of mortgage-related assets. As of June 30, 2005, we have acquired mortgage loans from 16 sellers with whom we have entered into purchase agreements.

As of June 30, 2005, we had a portfolio of mortgage-related assets that totaled $3.2 billion, which included $3.1 billion in residential mortgage loans securitized, $34 million of loans pending securitization and $71 million of mortgage-backed securities. The underlying assets of our mortgage loan portfolio consisted of 57.4% adjustable-rate mortgage, or ARM loans, 10.8% three-year hybrid mortgage loans, 25.0% five-year hybrid mortgage loans, 6.0% seven-year hybrid mortgage loans, 0.7% 10-year hybrid mortgage loans and included no fixed-rate mortgage loans. As of that date, approximately 67.9% of our mortgage loans by principal amount had initial balances in excess of conforming limits, 46.7% were purchase loans and 53.3% were refinance loans, each as measured by aggregate outstanding balances. In addition, 47.2% of our loans were “interest-only” loans and the weighted average interest rate of our mortgage loans was 5.03%. At June 30, 2005, our mortgage loans had an average outstanding balance of approximately $366 thousand, a weighted average Fair, Isaac and Company, or FICO, score of 725 and a weighted average loan-to-value of 72%.

Financing and Use of Leverage

We rely primarily on securitization transactions to finance our long-term investment in mortgage-related assets. The process of securitization commences when we acquire residential mortgage loans from sellers. We generally seek to build an inventory of these loans that we believe is large enough to support an efficient securitization. We intend to account for our securitizations as financings. We structure securitization transactions primarily through taxable REIT subsidiaries (which generally are subject to full corporate taxation) which in turn establish special purpose entities, or SPEs, that issue securities through real estate mortgage investment conduit, or REMIC, trusts. We sell a portion of the mortgage-backed securities that we generate through securitizations to third parties in the secondary market, while retaining the balance. We also finance our mortgage-related assets using equity capital, unsecured debt, short-term borrowings such as repurchase agreements, whole loan financing facilities and other collateralized financings that we may establish with approved institutional lenders. We had in place, at June 30, 2005, a variety of short-term borrowing arrangements, including repurchase agreements with four dealers. At June 30, 2005, we also had three whole loan financing facilities with credit limits totaling $1.15 billion.

As of June 30, 2005, our liabilities totaled $3.1 billion, which included $2.5 billion in mortgage-backed securities issued through securitization transactions, $32 million of whole loan financing facilities secured by loans pending securitization and $527 million of repurchase agreements used primarily to finance the securities we have retained, which are included in residential mortgage loans securitized on our balance sheet. From our formation through June 30, 2005, we have securitized approximately $3.8 billion of mortgage loans through eight securitization transactions. Through June 30, 2005, mortgage-backed securities with an initial balance of approximately $3.1 billion had been sold to third parties and we have retained the balance, consisting of approximately $673 million in original principal amount. As of June 30, 2005, the weighted average interest rate of our liabilities was 3.73%. As of June 30, 2005, we had equity capital, including retained earnings, of approximately $107 million.

Risk Management

We manage credit risk primarily through the selection of high credit-quality mortgage-related assets. When acquiring mortgage loans, we focus on the aspects of a borrower’s profile and the characteristics of a mortgage loan product that we believe are most important in establishing strong loan performance and reduced credit exposure. We consider loans to be high quality when they are underwritten so that the borrower has adequate income to make the required loan payments, has adequate equity in the underlying property and is willing and able to repay the mortgage as demonstrated by the borrower’s credit history. We consider a borrower to have adequate income when the borrower’s income is reasonably sufficient to cover the loan payments as well as the borrower’s other debt service obligations. Similarly, we consider loans to possess adequate equity when the unencumbered portion of the value of the property provides an incentive for the borrower to retain possession by keeping the mortgage current. As a result, the loans we acquire generally have an 80% or lower effective loan-to-value ratio based on independently appraised property values, or are seasoned loans with good payment histories. We generally require mortgage insurance on loans with stated loan-to-value ratios in excess of 80%.

We target loans where the borrower’s FICO credit rating score exceeds 660. We will from time to time acquire loans with a FICO lower than 660 when other factors, such as a borrower having high income relative to the borrower’s debt obligations, compensate for the lower credit score. We generally will not acquire loans where the borrower’s FICO score is under 620. As of June 30, 2005, our loans had a weighted average FICO score of 725. We evaluate from time to time the quality of our lenders’ underwriting criteria and appraisal standards to determine that the quality of loans, independent of FICO credit scores, meets our requirements. We also consider geographic economic conditions as part of our credit risk analysis. Credit risk mitigation includes monitoring payment performance and initiating corrective action as deemed necessary.

We have implemented a program of quality assurance for the loans we acquire. We generally use third-party firms to re-underwrite loans we acquire and to determine the accuracy of property values as given by originators and sellers. When a trade has been confirmed, we make a selection of loans for quality assurance sampling. The percentage of loans selected may vary from up to 100% for new sellers to 15% or less for sellers with whom we have a well-established track record. We may select different loans for underwriting review and appraisal review. The sample selection is based on the risk characteristics of loans, with those loans having more perceived risks being more likely to be selected for review. While we generally review the seller’s or originator’s underwriting guidelines, we have not established our own underwriting guidelines. Based on our analytical assessment of credit risk for each type of loan, we establish credit reserves and capital requirements to adjust for the impact of various levels of credit risk.

To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage assets and related debt against the effects of major interest rate changes. We primarily use securitization transactions to manage our interest rate risk. We believe securitizations are an attractive source of long-term funding because the terms extend for the life of the securitized mortgage loans and the payments due on the securities generally match the cash-flow from such mortgage loans. Our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-related assets and related borrowings. Prepayment risk is primarily addressed by selecting loans that we believe will exhibit more stable prepayment behaviors, including loans with prepayment penalties.

Our Strategy

We apply an operating discipline with the intent to produce attractive risk-adjusted returns. Our goal is to generate long-term value for stockholders through sustainable earnings, dividend growth and gradual increases to book value. The primary components of our strategy include:

•

Acquiring Loans.    We target acquiring jumbo first-lien single-family residential mortgage loans that are priced attractively relative to the value of mortgage-backed securities that can be issued in a securitization of those loans. We focus on the acquisition of mortgage loans at the high-end of the prime market segments to limit our credit risk since we believe that borrowers with better credit histories are less likely to default on their mortgage payments. We also consider geographic diversification to be an important tool in our credit risk analysis. We target adjustable-rate mortgage loans and hybrid adjustable-rate mortgage loans (typically with fixed initial rate periods of 10 years or less). We believe it is less difficult to manage funding and risk exposures in those segments than it is for fixed-rate loans. Prepayment risk is also managed by selecting loans which management believes will exhibit more stable prepayment behaviors, including loans with prepayment penalties.

•	Securitizing Acquired Loans. The primary source of long-term funding for our mortgage-related assets is securitization transactions. We believe securitizing the whole loans that we acquire enables us to reduce the interest rate mismatch and prepayment risk inherent in our business. The use of securitizations also allows us to use leverage to seek to enhance spread income, while concurrently seeking to reduce liquidity risks and potentially increasing risk-adjusted returns on capital.

•	Owning Mortgage Assets. The primary component of the assets in our portfolio is expected to be residential mortgage loans securitized through our own securitizations. We believe that the ability to select the mortgage loans that constitute collateral for the securitizations promotes a consistent quality profile and provides us with greater certainty regarding expected performance. Based on our expected risk-adjusted returns, we anticipate retaining both senior and subordinate securities from our future securitizations. The securities we retain will be included on our balance sheet as residential mortgage loans securitized and typically will be purchased by one of our qualified REIT subsidiaries in order to maximize tax efficiency and financed with short-term borrowings, such as repurchase agreements.

•	Long-Term Growth. We intend to pursue a long-term growth strategy by building the infrastructure necessary to efficiently implement our growth strategy while expanding our capital base to obtain the scaling benefits of managing a large portfolio of assets. We also intend to continue to expand upon our diversified network of mortgage loan originators. In the future, we may acquire other types of mortgage assets, including second-lien mortgage loans, if we believe the risk-adjusted returns are attractive.

Our Competitive Advantages

We believe our competitive advantages include the following:

•	Experienced Management Team. Our management has considerable expertise in mortgage finance, asset/liability management and the acquisition and management of mortgage assets gained from extensive experience at banks, savings and loans and mortgage banking companies. We believe that the experience of our manager’s management team will enable us to better control the acquisition and securitization of mortgage loans, and to effectively manage the credit, interest rate and prepayment risks.

•	Limited Fixed Expenses. Our focus is on the acquisition and securitization of whole loans because of our belief that we can utilize mortgage data in concert with our investment tools and disciplines without the corresponding overhead costs and risks associated with originating mortgage loans. We believe that the expense structure, including an expense cap, set forth in the management agreement creates an incentive for BT Management to provide us with cost-efficient services. We do not service mortgage loans ourselves and thereby further limit our fixed expenses.

•	Loan Sourcing Program. We have purchase agreements with a number of mortgage originators enabling us to focus on the acquisition of bulk purchases of whole loans rather than mortgage-backed securities. Such agreements and relationships provide us with more stable mortgage loan sourcing while, at the same time, allowing us to maintain more effective quality controls. In addition, due to these relationships, we may be able to negotiate with these originators to provide us with loans which have attractive pricing and features or loans originated to our program and credit guidelines.

•	Analytical Approach. We have developed and are using proprietary segmentation, financial and risk management models. These models assist us in acquiring loans that we believe can have more predictable behaviors and can better match asset and liability characteristics, thereby increasing our prospects of achieving attractive and more stable investment spreads and returns on our invested capital.

•	Securitization. Our wholly-owned subsidiary, BellaVista Funding Corporation, filed a shelf registration and we issue mortgage securities through it. We believe the name recognition of the securities provides us with an efficient way to fund our assets and a competitive advantage relative to most traditional mortgage originators.

•	Affiliation with Anworth. We believe a significant competitive advantage that we possess over other financial companies is BT Management’s access to the resources and expertise of Anworth, including with respect to capital markets, finance and management of a public REIT. Anworth has significant and long-standing relationships with financing sources, investment banks and others that have and we believe will continue to benefit us. Certain members of our board of directors are officers and directors of Anworth and officers and managers of BT Management whose experience we will be able to utilize in managing our business.

Risk Factors

An investment in our common stock involves material risks, including a number of potential conflicts of interests between us, on the one hand, and Anworth, BT Management and their affiliates, on the other hand. Each prospective purchaser of our common stock should consider carefully the matters discussed under “Risk Factors” beginning on page 15 of this prospectus before investing in our common stock. Some of the risks include:

•	our use of leverage may increase any losses we incur on our planned investments and may reduce cash available for distribution;

•	our efforts to manage credit risk may not be successful in limiting delinquencies and defaults in underlying loans or losses on our investments;

•	interest rate mismatches between the mortgage-related assets we retain and our borrowings used to fund our purchases of mortgage-related assets might reduce our net income or result in a loss during periods of changing interest rates;

•	our use of short-term debt exposes us to liquidity, market value and securitization execution risks that could result in harm to our financial condition;

•	we require a significant amount of capital, and if it is not available, our business and financial performance could be significantly harmed;

•	increased levels of prepayments of mortgage loans may accelerate our expenses and decrease our net income;

•	the mortgage-related assets and securities we own expose us to concentrated risks and thus are likely to lead to variable returns to us and our stockholders;

•	as of June 30, 2005, 47.2% of the loans in our portfolio are “interest only” loans, which expose us to increased risk of default;

•	we have acquired over 77% of our mortgage-related assets from two originators and if we fail to properly manage those relationships or if these originators experience origination problems, our ability to acquire loans from those originators could be harmed which would negatively affect our operations;

•	we depend on our manager’s personnel and the loss of any of our manager’s key personnel could severely and detrimentally affect our operations;

•	our business may be significantly harmed by a slowdown in California since as of June 30, 2005, approximately 54% of the residential mortgage loans that we owned were secured by property in California;

•	we pay our manager incentive compensation based on our portfolio’s performance and our profit which may lead our manager to recommend riskier mortgage loan acquisitions in an effort to maximize its incentive compensation;

•	if we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability;

•	a regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock; and

•	as long as our principal stockholder owns a significant amount of our outstanding capital stock, your voting power may be limited.

Our Manager and Executive Officers

Our day-to-day operations are externally managed and advised by our manager, BT Management, subject to the direction and oversight of our board of directors. BT Management is owned 50% by Anworth and 50% by our executive officers, including 27.5% by Claus Lund, our chief executive officer, 17.5% by Russell Thompson, our chief financial officer and 5.0% by Lloyd McAdams, our chairman. BT Management was incorporated in October 2003, and all of our officers are employees of BT Management.

BT Management manages our day-to-day operations in exchange for an annual base management fee and a quarterly incentive fee. Our management agreement contains an expense structure that we believe provides an incentive for our manager to manage costs carefully and to manage our business in a highly efficient manner. BT Management is responsible for its own expenses in rendering services pursuant to the management agreement, and we do not share in these expenses. The management agreement contains an expense cap that requires BT Management to reimburse to us each fiscal year the amount of our operating expenses (as defined in the management agreement and summarized below under “Our expenses”) to the extent that such operating expenses for such fiscal year exceed the greater of 2% of our average historical equity or 25% of our net income (as each term is defined in the management agreement) for such fiscal year. To date, BT Management has not been required to reimburse our operating expenses to us because they have not exceeded the expense cap. We believe that this structure has reduced significantly our overhead costs and provided us with an opportunity to provide our stockholders with more attractive returns than would otherwise be the case. BT Management may in the future provide management or other services to other entities but does not currently provide any such services.

From time to time, we will assess whether we should be internally managed. Our assessment will be based on a number of factors deemed relevant by our board of directors, including the cost efficiency of the management agreement versus internal management, our ability to attract and retain full-time employees and the liabilities and expenses related to becoming internally managed.

Our executive officers have extensive experience in the acquisition and securitization of mortgage loans. Claus Lund, our chief executive officer, was executive vice president of mortgage asset management at Bank of America, N.A., where he, at various times, was responsible for pricing, secondary marketing and mortgage capital markets, correspondent lending, mortgage acquisitions, servicing, hedging and pipeline management. While at Bank of America, Mr. Lund was responsible for management of the bank’s first-lien and second-lien mortgage loan portfolios, which at December 31, 1997, totaled approximately $51.8 billion. Russell Thompson, our chief financial officer, was manager of mortgage capital markets at Bank of America, where he was responsible for the acquisition, sale and securitization of mortgage assets. He also served as a senior vice president at Providian Financial Corporation. Lloyd McAdams, our chairman, has been the chairman and chief executive officer of Anworth since its formation in 1998 and is also chairman of the board, chief investment officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm formed in 1986 that manages more than $4 billion in fixed income assets. He is also the chairman of Syndicated Capital, Inc., a NASD member broker-dealer.

Each of our executive officers are also managers and officers of BT Management, as described in the following table:

Name	Position with BT Management	Position with Us
Claus H. Lund	President and Manager	Chief Executive Officer and Director

Russell J. Thompson	Executive Vice President and Treasurer	Chief Financial Officer

Lloyd McAdams	Chairman of the Board and Chief Executive Officer	Chairman of the Board

The Management Agreement

A management agreement with BT Management governs the relationship between us and BT Management and describes the services to be provided by BT Management and its compensation for those services. Pursuant to the amended and restated management agreement, BT Management, subject to the supervision of our board of directors, implements our strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the management agreement. BT Management’s services for us can be divided into the following four primary activities:

•	Asset Management—BT Management advises us with respect to, arranges for and manages the acquisition, financing, servicing, sale and securitization of, our mortgage loans;

•	Liability Management—BT Management arranges financing and hedging strategies;

•	Capital Management—BT Management coordinates our capital raising activities; and

•	Risk Management—BT Management evaluates the credit risk of our mortgage loans considered for acquisition as well as monitors and manages credit, prepayment and interest rate risk in our mortgage portfolio.

Under the direction and oversight of our board of directors, BT Management advises us on the formulation of, and implements, our operating strategies and policies, arranges for our acquisition of mortgage loans, monitors the performance of our assets, arranges for various types of financing and hedging strategies, arranges for the securitization and/or sale of our mortgage loans and provides administrative and managerial services in connection with our operations.

Pursuant to the management agreement, BT Management may earn or be entitled to receive the following compensation, fees and other benefits:

•	Base management fee—1.15% per annum of the first $300 million of our average historical equity, plus 0.85% per annum of our average historical equity in excess of $300 million during such fiscal year, calculated on a monthly basis;

•	Incentive compensation—for each fiscal quarter, 20% of the amount of our net income, before incentive compensation, for such quarter in excess of the amount that would produce an annualized return on equity equal to the Ten-Year U.S. Treasury Rate for such fiscal quarter plus 1%; and

•	Termination fee—payable only upon non-renewal by us upon expiration of the original term or any subsequent term or termination by BT Management for cause or upon our change of control. The actual amount of the fee will vary based upon the circumstances and would be effectuated through our purchase of our manager’s assets.

If BT Management terminates the management agreement following a change in control, we will be required to effect a “Reorganization” whereby we will have to issue BT Management such number of publicly registered shares of our common stock equal to:

120%	times	BT Management’s net profit
Annualized dividend per share declared by us during the most recent fiscal quarter in which a dividend was declared

BT Management’s net profit is determined by using the highest net profit for one of the 12 month periods, or the Measuring Period, including the three 12 month periods over the thirty-six month period ending with the most recently completed calendar quarter. Net profit is calculated by subtracting all expenses paid by BT Management (excluding bonus payments to the BT Management’s employees and affiliates) during the Measuring Period from the gross revenues received by BT Management during the Measuring Period. The net profit is to be calculated by a independent certified public accountant mutually acceptable to us and BT Management who prepares the financial statements in accordance with GAAP on the accrual method of accounting audited financial statements. The Reorganization payment shall not be less than the sum of $5 million for each $100 million of equity capital attributable to our common stock and preferred stock.

We believe that the expense structure set forth in the management agreement creates an incentive for BT Management to effectively manage our expenses and to provide us with cost-efficient services. Our operating and other expenses are paid by us and BT Management as follows under the management agreement:

•	Our expenses. The expenses that we are required to pay include costs incidental to the acquisition, disposition, securitization and financing of mortgage-related assets, the compensation and expenses of operating personnel (currently there are none), marketing expenses, regular legal and auditing fees and expenses, the fees and expenses of our directors, the costs of printing and mailing proxies and reports to stockholders, the fees and expenses of our custodian and agent, if any, and the payment of any obligation of BT Management for any California gross receipts tax liability.

•	BT Management expenses. The expenses that BT Management is required to pay include the compensation of personnel who are performing management services for BT Management and the cost of office space, equipment and other overhead-related expenses required in connection with those personnel providing management services for BT Management.

•	Expense cap. BT Management is generally required to reimburse to us each fiscal year the amount of our operating expenses (as defined in the management agreement and summarized above under “Our expenses”) to the extent that such operating expenses with respect to such fiscal year exceed the greater of 2% of our average historical equity or 25% of our net income for such fiscal year. To date, BT Management has not been required to reimburse our operating expenses to us because they have not exceeded the expense cap. We believe that this obligation provides BT Management with a significant incentive to provide cost-efficient services and to carefully manage our operating expenses.

For the year ended December 31, 2004, we paid BT Management a base management fee of $624 thousand and incentive compensation of $714 thousand, for total compensation of approximately $1.34 million. Under the management agreement with BT Management the base management fee was calculated as 1.15% of our “average net invested assets,” which equaled $54.3 million for 2004. The incentive fee was calculated for each quarter during 2004 as 20% of the amount of our net income, before incentive compensation, in excess of the amount required to produce an annualized return on equity equal to the Ten-Year U.S. Treasury Rate for such quarter plus 1%, or the Threshold Amount. Our net income prior to incentive compensation for 2004 was $6.76 million and the Threshold Amount was $3.19 million. Consequently, incentive compensation was calculated as 20% of the difference between our net income and the Threshold Amount.

For the six months ended June 30, 2005, we paid BT Management a base management fee of $589 thousand and an incentive fee of $792 thousand, for total compensation of $1.38 million.

For a more detailed discussion of the compensation and other fees payable to BT Management, see “The Manager—The Management Agreement.”

Conflicts of Interest

We are subject to potential conflicts of interest involving us, Anworth and BT Management, of which Anworth owns a controlling interest. Potential conflicts of interest are as follows:

BT Management

•	BT Management is permitted to advise accounts of other clients, and certain investment opportunities appropriate for us also will be appropriate for these accounts;

•	three of our directors are managers and officers of BT Management, two of whom are also owners of BT Management;

•	two of our executive officers are managers, officers and owners of BT Management; and

•	the incentive compensation, which is based on our net income, may create an incentive for BT Management, its officers and managers, including certain of our executive officers and directors, to recommend investments with greater income potential, which may be relatively more risky than would be the case if BT Management’s compensation from us did not include an incentive-based component.

Anworth

•	upon completion of this offering, Anworth will own approximately % of our outstanding capital stock (approximately % of our common stock if the underwriters exercise their overallotment option in full), providing it with influence or control over matters subject to our stockholders’ approval;

•	Anworth owns 50% of BT Management, which is our manager; our chairman, is also chairman and chief executive officer of Anworth and owns 5% of BT Management;

•	two of our directors, Lloyd McAdams and Joe McAdams, are officers and directors of Anworth;

•	as long as Anworth controls us through the ownership of our stock, it can determine the members of our board of directors and can amend our charter and bylaws;

•	Anworth and its affiliates are not limited or restricted from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing, mortgage-related assets including mortgage-backed securities that meet our investment guidelines;

•	Anworth and BT Management will enter into a services agreement upon completion of this offering under which Anworth will provide administrative services to BT Management for an agreed upon fee; and

•	if Anworth owns more than 50% of our common stock, it is required to consolidate us in its financial statements and could require us to take actions that may not be beneficial to our stockholders but that are beneficial to Anworth’s interests.

For a more detailed discussion of potential conflicts of interests between us, on the one hand, and Anworth, BT Management and their affiliates, on the other hand, see “Conflicts of Interests; Certain Relationships and Related Transactions.”

Benefits to Anworth

Anworth will receive benefits in connection with and immediately following this offering. These benefits include an accretive increase of $           per share in the value of our common stock held by it based on an assumed initial public offering price of $            , which is the midpoint of the range listed on the cover page of this prospectus. See “Dilution.” Further, immediately following this offering, Anworth will receive a grant of            shares of restricted common stock. These restricted shares will vest equally on the first, second and third anniversaries of the date of the grant. In addition, Anworth, through its 50% ownership of BT Management, will indirectly benefit to the extent BT Management earns greater base management fees under the management agreement as a result of increased assets under management following the investment of the proceeds of this offering.

Our Structure

The chart below depicts our ownership and corporate structure immediately following this offering and the ownership and structure of BT Management.

The Offering

Common stock offered by us(1)	shares

Common stock to be outstanding after this offering(2)	shares

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase up to an additional                      shares of our common stock to cover over-allotments, our net proceeds will be approximately $             million.

We intend to use the net proceeds of this offering to acquire on a leveraged basis mortgage-related assets in accordance with our investment policies. We will also use the net proceeds of this offering for general corporate uses. Pending these uses, we intend to invest the net proceeds of this offering in interest-bearing, short-term, marketable investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT.

Proposed New York Stock Exchange symbol	“BVT”

(1)	Excludes up to shares of common stock that may be issued by us upon any exercise of the underwriters’ over-allotment option.
(2)	Includes 7,500,000 shares of our common stock outstanding prior to the offering, 2,500,000 shares of our common stock into which our outstanding preferred stock will convert upon the completion of this offering, shares of restricted common stock to be granted to our non-executive directors and employees of our manager pursuant to our 2005 Equity Incentive Plan, or the Incentive Plan, and shares of restricted common stock to be granted to our principal stockholder that will be granted separately from the Incentive Plan, concurrently with the completion of this offering.

Unless otherwise indicated, the information in this prospectus reflects the conversion of all outstanding preferred stock into common stock upon the completion of this offering.

Stock Ownership Limit

Subject to certain exceptions specified in our charter, no person may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code of 1986, as amended, or the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of our capital stock. Our amended and restated charter will contain an exemption for Anworth from the 9.8% ownership limitation.

Our Tax Status

We intend to qualify and will elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2005. Provided we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on taxable income that we distribute to our stockholders. Certain of our direct and indirect subsidiaries, however, are taxable REIT subsidiaries and, as such, are liable for corporate income tax expenses.

REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income, excluding net capital gain and the dividends paid deduction. We face the risk that we might not be able to comply with all of the REIT requirements in the future. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular tax rates.

Investment Company Act Exemption

We conduct our business so as to be excluded from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act. We operate our business principally through and our assets are held by our subsidiaries. Consequently, we must ensure that we and each of our subsidiaries qualifies for an exclusion or exemption from regulation under the Investment Company Act.

We operate our company in a manner to qualify for an exemption from regulation under the Investment Company Act by monitoring the value of our interests in our subsidiaries to ensure that the value of our aggregate interest in BellaVista Finance Corporation and BellaVista Funding Corporation never exceeds 40% of the value of our total assets.

Our subsidiaries, Belvedere Trust Finance Corporation, or BT Finance, and Belvedere Trust Secured Assets Corporation, or BT Secured Assets, qualify for an exemption from Investment Company Act regulation under a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, or the “mortgage company exclusion.”

BellaVista Funding Corporation and BellaVista Finance Corporation qualify for exemption from the Investment Company Act under a provision designed for subsidiaries, the securities of which are owned exclusively by persons who at the time of acquisition of the securities are “qualified purchasers,” as that term is defined in the Investment Company Act, and that are not making or proposing to make a public offering of its securities.

Distribution Policy

To maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders that will result in annual distributions of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding any net capital gains. REIT taxable income is calculated pursuant to standards in the Code and will not necessarily be the same as our net income as calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. Our board of directors may, in its discretion, cause us to make additional distributions of cash legally available for that purpose. Our distributions from quarter to quarter will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant. In the future, our board of directors may elect to adopt a dividend reinvestment plan.

Lock-Up Arrangements

We, our directors, officers and principal stockholder will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 180 days for us, our directors and officers and 360 days for our principal stockholder, after the date of this prospectus, may not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to the possible extension of such restrictions under specific circumstances.

Company Information

We were incorporated in the State of Maryland in October 2003. Our headquarters are located at 235 Pine Street, Suite 1800, San Francisco, California 94104. Our phone number at that address is (415) 398-9600. Our Internet address will be www.belvederetrust.com. The information on our website or on any website referring to us is not part of this prospectus.

SELECTED FINANCIAL DATA

The summary information presented below at or for each of the periods presented is derived from our consolidated financial statements. You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus. Our past performance may not be indicative of our future results.

	Six months ended June 30,		Year ended December 31, 2004	November 3, 2003 (inception) through December 31, 2003
	2005	2004
	(in thousands, except per share data)

	(unaudited)
Consolidated Statement of Income Data:
Interest income	$58,629	$6,074	$35,783	$—
Interest expense	(50,538)	(3,994)	(27,766)	—

Net interest income	8,091	2,080	8,017	—

Allowance for loan losses	(570)	(32)	(591)	—
Other income:
Interest income on note receivable from stockholder	—	349	330	416
Gain on sale of securities	—	157	158	—
Net gain on derivative instruments	—	322	340	—

Total other income	—	828	828	416

Other expenses:
Incentive compensation to related party	(792)	(229)	(714)	—
Management fees to related party	(589)	(198)	(624)	(48)
Professional services	(200)	(152)	(309)	—
Set-up costs	—	—	—	(102)
Other expenses	(307)	(239)	(564)	—

Total other expenses	(1,888)	(818)	(2,211)	(150)

Net income	5,633	2,058	6,043	266
Preferred dividend	1,250	1,250	2,500	416

Net income available to common stockholders	$4,383	$808	$3,543	$(150)

Weighted average common shares outstanding, basic	7,179	839	2,793	2
Earnings per share, basic	$0.61	$0.96	$1.27	$(75.00)
Weighted average common shares outstanding, diluted	9,679	3,339	5,293	2
Earnings per share, diluted	$0.58	$0.62	$1.14	$(75.00)

		June 30, 2005	December 31, 2004	December 31, 2003
		(unaudited)
Balance Sheet Data:
Residential real estate loans		$3,125,781	$2,628,334	$—
Total assets		3,211,121	2,702,814	24,918
Repurchase agreements		527,254	544,506	—
Whole loan financing facilities		32,289	556,233	—
Mortgage-backed securities issued		2,533,712	1,494,851	—
Total liabilities		3,104,067	2,604,909	48
Total stockholder’s equity		107,054	97,905	24,870

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors which we believe are all of the significant risks related to this initial public offering, in addition to other information contained in this prospectus before purchasing the common stock we are offering. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially harmed. If this were to occur, the price of our common stock could decline significantly. You may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Business

A prolonged economic downturn or recession would harm our financial results.

The United States economy has undergone in the past and may, in the future, undergo a period of economic slowdown. An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition because it could negatively affect the value of properties underlying our mortgage loans at a time when defaults on our mortgage loans are more likely. As of June 30, 2005, 3.9% of our loans had loan-to-value ratios in excess of 80% as measured by outstanding balances. Increases in unemployment rates and decreases in personal income may make it more difficult for borrowers to make payments on their loans, increasing the incidence of default. In the event of a default on any loans that we hold, we would bear the loss between the realized value of the mortgaged property and the principal amount of the loan, as well as foreclosure costs and the loss of interest. Costs of foreclosure, including costs to maintain the property and selling costs, would reduce the proceeds available to us upon default and increase our losses. As a result, if the rate of default increases, we will incur more loan losses. If property values decline, the size of losses will also increase as the value of the property securing a loan may decrease below the balance of the loan. Accordingly, we could experience larger than anticipated losses on our residential mortgage loans due to a higher loss rates on our residential mortgage loans.

Our use of short-term debt exposes us to liquidity, market value and securitization execution risks that could result in harm to our financial condition.

In order to continue our securitization operations, we require access to short-term debt. Short-term debt allows us to finance loan accumulation prior to securitization. In times of market dislocation, this type of short-term debt might become unavailable from time to time. During such periods we must reduce the volume of our loan accumulation and the number of securitizations that we undertake. We use the loans that we accumulate to collateralize the debt. The debt is recourse to us, and if the market value of the collateral declines, we may need to increase the amount of collateral pledged to secure the debt or to reduce the debt amount.

Our payment of commitment fees and other expenses to obtain and maintain short-term debt may not protect us from liquidity issues or losses. Variations in lenders’ ability to access funds, lender confidence in us, lender collateral requirements, available borrowing rates, the acceptability and market values of our collateral, and other factors could force us to utilize our liquidity reserves or to sell assets and, thus, could harm our operating results, liquidity, financial condition and earnings.

We intend to leverage our equity which may increase any losses we incur on our planned investments and may reduce cash available for distribution to you.

We incur leverage by borrowing against a substantial portion of the market value of our mortgage-related assets. Leverage increases risks, including a decline in the market value of our mortgage-related assets or a default of a mortgage loan. In the following ways, the use of leverage increases our risk of loss and may reduce our net income:

•	The use of leverage increases our risk of loss resulting from various factors including rising interest rates, prepayment rates, increased interest rate volatility, downturns in the economy and reductions in the availability of financing or deterioration in the conditions of any of our mortgage-related assets.

•	A majority of our borrowings, including repurchase agreements, are secured by our mortgage-related assets. A decline in the market value of the mortgage-related assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In such event, we could be required to sell mortgage-related assets under adverse market conditions in order to repay our borrowings. If these sales are made at prices lower than the carrying value of the mortgage-related assets, we would experience losses.

•	A default of a mortgage loan that constitutes collateral for a whole loan financing could also result in an involuntary liquidation of the mortgage loan. This would result in a loss to us of the difference between the carrying value of the mortgage loan upon liquidation and the amount borrowed against the mortgage loan.

•	Our debt service payments will reduce the net income available for distributions to you. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to sale or foreclosure to satisfy our debt obligations.

•	We intend to use leverage through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls. There is no limitation on our leverage ratio or on the aggregate amount of our borrowings.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT requirements regarding our assets and our sources of income could be affected, which could jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

If we are unable to complete securitizations or if we experience delayed mortgage loan sales or securitization closings, we could face a liquidity shortage which would harm our operating results.

We rely significantly upon securitizations to generate cash proceeds to repay borrowings and replenish our borrowing capacity. If there is a delay in a securitization closing or any reduction in our ability to complete securitizations, we may be required to utilize other sources of financing, which, if available at all, may not be on similar terms. In addition, delays in completing securitizations will expose us to credit and interest rate risks for this extended period of time. Several factors could affect our ability to complete securitizations of our mortgages, including, among others, the following:

•	conditions in the securities and secondary markets;

•	credit quality of the mortgage loans acquired;

•	volume of our mortgage loan acquisitions;

•	our ability to obtain credit enhancements;

•	downgrades by rating agencies of our previous securitizations; and

•	lack of investor demand for purchasing components of the securities.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. Our borrowings under repurchase agreements and whole loan financing facilities may require additional collateral if the lender determines that the collateral securing the debt is insufficient. As of June 30, 2005, we had borrowed $527 million under repurchase agreements and $32 million under whole loan financing facilities. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus harming our operating results, liquidity, financial condition and earnings.

Interest rate mismatches between the mortgage-related assets we retain and our borrowings used to fund our purchases of the mortgage-related assets might reduce our net income or result in a loss during periods of changing interest rates.

As of June 30, 2005, all of our residential mortgage loans were subject to adjustable interest rates, including 57.4% traditional ARMs and 42.6% hybrid mortgage loans. This means that the interest rates of these assets may vary over time based on changes in the applicable short-term interest rate index, of which there are many. We finance our acquisitions of mortgage-related assets in part with borrowings that have interest rates based on indices and repricing terms similar to, but perhaps with shorter maturities than, the interest rate indices and repricing terms of the assets. During periods of changing interest rates, this interest rate mismatch between our assets and liabilities could reduce or eliminate our net income and dividend yield and could cause us to suffer a loss. In particular, the interest rates on hybrid mortgage loans are fixed for an initial period (usually three to 10 years) during which time the assets may be funded with liabilities which have substantially shorter maturities. Some of our mortgage loans have interest rates which are based on lagging indices. The interest rates on these mortgage loans may increase slowly, even during a period of rapidly rising interest rates. In a period of rising interest rates, we could experience a decrease in, or elimination of, net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our mortgage-related assets.

Interest rate fluctuations will also cause variances in the yield curve, which may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage-related assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

We may choose not to hedge, and may not be able to hedge, the risks of the interest rate mismatches.

Our business may be significantly harmed by a slowdown in the economy of California resulting in potentially higher delinquencies and increased loan losses.

At June 30, 2005, approximately 54% of the residential mortgage loans that we own are secured by property in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster that is not covered by standard homeowners’ insurance policies, such as an earthquake, could decrease the value of mortgaged properties in California. This, in turn, would increase the risk of delinquency, default or foreclosure on mortgage loans held by us or underlying our mortgage-backed securities. This could cause us to experience credit losses and may harm other aspects of our business, including our ability to securitize mortgage loans.

We have only limited experience in the business of acquiring and securitizing whole mortgage loans and we may not be successful.

We began operations in November 2003 as a subsidiary of Anworth to engage in the business of acquiring and securitizing mortgage loans. Accordingly, we have a limited operating history and no experience operating as a REIT. The acquisition of whole loans and the securitization process are inherently complex and involve risks related to the types of mortgage loans we seek to acquire, interest rate changes, funding sources, delinquency rates, prepayment rates, borrower bankruptcies and other factors that we may not be able to manage. Incorrect management of these risks may take years to become apparent. If we fail to manage these and other risks, this could harm our business and our operating results, liquidity, financial condition and earnings. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders.

Our investment strategy of acquiring, accumulating and securitizing loans involves credit risk that could result in loan losses and could harm our operating results.

While we securitize the loans in order to improve our access to financing, we bear the risk of loss on any loans that we acquire and which we subsequently securitize. Accordingly, we have risk of loss for all loans we have on our balance sheet. We acquire loans that are typically not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, we are subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral and insurance, and the principal amount of the loan and any premium paid for the loan. In the event of a default on any such loans that we hold, we would bear the loss of principal between the realized value of the mortgaged property and the principal amount of the loan, as well as foreclosure costs and the loss of interest. We have not established any limits upon the geographic concentration or the credit quality of suppliers of the mortgage loans that we acquire.

Our efforts to manage credit risk may not be successful in limiting delinquencies and defaults in underlying loans or losses on our investments.

As of June 30, 2005, approximately 0.88% of the loans in our portfolio were 30 days or more delinquent by outstanding principal balance. We have incurred no losses to date, but anticipate that we will incur losses in the future. Based on our current analysis, we project loan losses to approximate 0.18% of the loan balances. This analysis is based on factors related to borrower credit, such as FICO scores (which is a credit score ranging from 300 to 850, based upon the credit evaluation methodology developed by Fair, Isaac and Company, a consulting firm specializing in creating credit evaluation models), as well as the value of the underlying properties relative to the loan balances.

Loan losses may be greater than we anticipated. Despite our efforts to manage credit risk, there are many aspects of credit that we cannot control, and there can be no assurance that our quality control and loss mitigation operations will be successful in limiting future delinquencies, defaults and losses. Our underwriting reviews or third-party reviews may not be effective. The securitizations in which we invest may not receive funds that we believe are due from mortgage insurance companies. Loan servicing companies may not cooperate with our loss mitigation efforts, or such efforts may otherwise be ineffective. Various service providers to securitizations, such as trustees, bond insurance providers and custodians, may not perform in a manner that promotes our interests. The value of the homes collateralizing residential loans may decline. We acquire loans that allow for negative amortization; if the borrowers make payments that are less than the amount required to pay the interest due on these loans, the principal balance of the loans will increase. As of June 30, 2005, 35.4% of our loans allowed for negative amortization. If loans become “real estate owned,” servicing companies will have to manage these properties and may not be able to sell them. Changes in consumer behavior, bankruptcy laws and other laws may increase loan losses. In most cases, the value of the underlying property will be the sole source of funds for any recoveries. Additional loss mitigation efforts in the event that defaults increase could increase our operating costs.

An increase in interest rates might harm our book value which could harm the value of our stock.

Increases in the general level of interest rates can cause the fair market value of our assets to decline. Our hybrid adjustable-rate mortgage-related assets (during the fixed-rate component of the mortgages underlying such securities) and our fixed-rate mortgage-related assets, if any, will generally be more negatively affected by such increases than our adjustable-rate mortgage-related assets. In accordance with GAAP, we will be required to reduce the carrying value of any mortgage-backed securities which are held for sale by the amount of any decrease in the fair value of our mortgage-backed securities compared to their respective amortized costs. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings, depending on how we classify such mortgage-backed securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

We require a significant amount of capital, and if it is not available, our business and financial performance could be significantly harmed.

We require substantial capital to fund our loan acquisitions, to pay our loan acquisition expenses and to hold our loans prior to securitization. Pending sale or securitization of a pool of mortgage loans, we acquire mortgage-related assets that we expect to finance through borrowings from whole loans financing facilities and repurchase facilities. It is possible that our lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. We anticipate that our repurchase facilities will be dependent on the ability of counterparties to re-sell our obligations to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected. Working capital could also be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the loans that collateralize our debt, the terms of short-term debt become less attractive, or for other reasons. Any of these events would harm our operating results, liquidity, financial condition and earnings.

To date, we have been funded by our principal stockholder, Anworth, which had invested $100 million in our company as of June 30, 2005 to capitalize our mortgage operations. If we fully invest all of the net proceeds of this offering and are unable to access additional external sources of capital, then we will need to either restructure the securities supporting our portfolio or, if we are unable to sell additional securities on reasonable terms or at all, we will need to either reduce our acquisition business or sell a higher portion of our loans. In the event that our liquidity needs exceed our access to liquidity, we may need to sell assets at an inopportune time, thus reducing our earnings. Adverse cash flow could threaten our ability to maintain our solvency or to satisfy the income and asset requirements necessary to elect and maintain REIT status.

We depend on borrowings to purchase mortgage-related assets and attain our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire loans and our earnings and profitability would decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and attain our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends to a great degree on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a limited number of lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell some of our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Increased levels of prepayments of mortgage loans may accelerate our expenses and decrease our net income.

Prepayments on our mortgage-related assets generally increase when interest rates decrease. If we acquire mortgages at a premium and they are subsequently repaid before their final maturity, we must accelerate the recognition of the expense for the unamortized premium at the time of the prepayment. Also, if prepayments on mortgages increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepaid principal in mortgage-related assets bearing comparable rates or higher rates. Accordingly, prepayments could harm our operating results, liquidity, financial condition and earnings.

Representations and warranties made by us in loan sales and securitizations may subject us to liability that could result in loan losses and could harm our operating results.

In connection with securitizations, we make representations and warranties regarding the mortgage-related assets transferred into securitization trusts. The trustee in the securitizations has recourse to us with respect to the breach of the standard representations and warranties regarding the loans made at the time such mortgage-related assets are transferred. While we generally have recourse to our loan originators for any such breaches, there can be no assurance of the originators’ abilities to honor their respective obligations. We attempt to generally limit the potential remedies of the trustee to the potential remedies we receive from the originators from whom we acquired the mortgage loans. However, in some cases, the remedies available to the trustee may be broader than those available to us against the originators of the mortgage-related assets and should the trustee enforce its remedies against us, we may not always be able to enforce whatever remedies we have against our originators. Furthermore, if we discover, prior to the securitization of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or may have to sell the mortgage at a discount.

Any hedging strategies we utilize may not be successful in mitigating our risks associated with interest rates and could result in loan losses.

We periodically engage in hedging activity. As such, we use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect to incur a gain or loss on derivatives, which would be largely offset by an inverse change in the value of loans or mortgage-related assets. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of mortgage-related assets with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Currently, we intend to primarily use Eurodollar futures contracts to manage the interest rate risk associated with holding loans pending securitization; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates.

We may be exposed to basis risk if we choose to hedge interest rate risk by using a financial instrument related to a different interest rate index than the asset or liability we are attempting to hedge. Due to imperfect correlations between our assets and liabilities and the hedging instruments used, our hedging strategies may not protect us completely, or at all, from interest rate risks. It is likely that there will be periods in the future during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. These costs may include commissions, bid-ask spreads, amortization of option premiums and costs to design and monitor hedging strategies. We may be exposed to counterparty risk as the counterparty may default or may become insolvent. A counterparty may refuse to honor its obligations under a derivative agreement, and such obligations may be unenforceable if the counterparty prevails in arbitration or litigation. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

We have not adopted policies and procedures governing the use of Eurodollar futures. We require that any trades in Eurodollar futures must be executed by a senior member of our management and approved by our chief financial officer or our chief executive officer. We have not adopted policies and procedures with respect to the use of other hedging instruments. Prior to the time such other hedging instruments are used, if at all, we may adopt relevant policies and procedures. It is possible that our policies and procedures, if any, related to the use of the hedging instruments may be inadequate and, as a result, we may incur losses.

Interest rate caps on our adjustable-rate residential mortgage loans may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Adjustable-rate residential mortgage loans are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a loan. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our residential mortgage loans. Further, some adjustable-rate residential mortgage loans may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on adjustable-rate residential mortgage loans than we need to pay interest on our related borrowings.

All of the hybrid loans in our portfolio are subject to initial rate caps between 2.0% and 6.0%, with subsequent rate caps between 1.0% and 2.0%. Hybrid loans accounted for 42.6% of total loan portfolio balances as of June 30, 2005. All of our adjustable-rate mortgage loans are subject to some form of interest rate cap, either through periodic adjustment caps and/or rate ceilings. Of the adjustable-rate mortgage loan balances, 2.5% are subject to rate caps allowing for less than 3.0% in upward rate adjustments, 60.8% allow for upward rate adjustments between 3.0% and 6.0% and the remaining 36.7% allow for upward rate adjustments of at least 6.0%.

Residential mortgage loan delinquencies, defaults and credit losses could reduce our ability to complete securitizations which would expose us to risk from holding loans longer than expected.

Credit losses from any of the mortgage loans in the securitized loan pools reduce the principal value of and economic returns from residential mortgage-backed securities. Credit losses could reduce our ability to sponsor new securitizations of residential loans. Therefore, we may have to hold loans longer on our balance sheet which may change our risk profile with regard to credit and interest rate risk. As of June 30, 2005, by outstanding principal balance, approximately 0.71% of the residential mortgage loans in our portfolio were 30 days delinquent, approximately 0.12% were 60 days delinquent and approximately 0.06% were 90 days delinquent.

A decrease in the demand for mortgage loans due to a period of rising interest rates may decrease our earnings, which could negatively affect the cash available for distribution to you.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates have been at record low levels in recent years. The Mortgage Bankers Association of America has predicted that residential mortgage loan originations will decrease in 2005 and for a period thereafter primarily due to an anticipated decrease in refinancings caused by rising interest rates. Higher interest rates generally reduce the market value of our assets. This may decrease our earnings, reduce our ability to sell assets or reduce our liquidity. Higher interest rates could also reduce the ability of borrowers to make interest payments or to refinance existing loans and could reduce property values and result in increased defaults on loans and higher credit losses. An increase in interest rates could also reduce mortgage originations, due to the higher cost of borrowing, thus reducing our opportunities to acquire new assets, and possibly driving asset acquisition prices higher. Accordingly, a period of rising interest rates would harm our business, revenues and results of operations, which could decrease the amount of cash available for distribution to you.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

As of June 30, 2005, our borrowings under repurchase agreements totalled approximately $527 million. Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, our use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

The use of securitizations with over-collateralization requirements may have a negative impact on our cash flow.

We do not currently use securitizations with over-collateralization requirements, but we may do so in the future. If we utilize over-collateralization as a credit enhancement to our securitizations, we expect that such over-collateralization will restrict our cash flow if loan delinquencies exceed certain levels. The terms of our securitizations will generally provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analysis of the characteristics of the loans pledged to collateralize the securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net interest income from a securitization transaction. We cannot assure you that performance tests will be satisfied. Failure to satisfy performance tests may harm our results of operations.

Second-lien mortgage loans expose us to greater credit risks that could result in loan losses.

We do not currently invest in second-lien mortgage loans, but we may do so in the future. To the extent we invest in second-lien mortgage loans, our security interest in the property securing the second-lien mortgage loans is subordinated to the interest of the first mortgage holder and the second mortgages have a higher loan-to-value ratio than does the first mortgage. If the value of the property is equal to or less than the amount needed to repay the borrower’s obligation to the first mortgage holder upon foreclosure, the second-lien mortgage loan will not be repaid.

We acquire and own “interest only” loans which expose us to increased risk of default.

A portion of the loans we acquire have interest only features during the initial term of the loan. At June 30, 2005, 47.2% of the loans we owned had interest only features as measured by outstanding principal balance. These loans permit borrowers not to begin repayment of the principal balance of the loans until after the interest only period expires. After the expiration of the interest only period, the borrowers’ payments increase to amortize the entire principal balance owed over the remaining life of the loan. Variable rate interest only products, especially when coupled with an amortization feature that begins at a time in the future, can significantly increase the payment obligations of the mortgagors during the life of the loan as compared to the initial payment obligation. Consequently, there is a risk that these mortgagors may be unable to make the increased payments and could default under these loans. In the event the performance of our interest only loans is below expectations, our operating results, financial condition and business prospects could be harmed.

Our success will depend on our selection of mortgage-related assets and a delay in investing funds may cause a delay in our ability to deliver returns to investors.

We have not yet identified a portfolio of mortgage-related assets to be purchased with the available net proceeds of this offering. Therefore, there could be a delay between the time you invest in shares and the time all of the available net proceeds are invested by us. This could cause a substantial delay in the time it takes for your investment to realize its full potential return or any return at all. In addition, you will have no opportunity to evaluate the terms of investments or other economic or financial data concerning our investments, which may be substantially different from our current assets, that are not described in this prospectus. You must rely entirely on our future investment selection which may not be consistent with your expectations.

The mortgage-related assets and securities we own expose us to concentrated risks and thus are likely to lead to variable returns to us and our stockholders.

Our permanent asset portfolio produces a significant amount of our revenue. For the year ended December 31, 2004, it produced approximately 78% of our revenue and for the six months ended June 30, 2005, it produced approximately 95% of our revenue. It consists principally of mortgage loans that have been securitized by us and, to a lesser extent, securities acquired from securitizations sponsored by others. The mortgage-related assets we own employ a high degree of internal structural leverage that concentrates risk into the assets that we retain or acquire. No amount of risk management or mitigation can change the variable nature of cash flows, market values and financial results generated by concentrated risks in our mortgage-related investments, which, in turn, can result in variable returns to us and our stockholders. Due to the concentration of risks, the assets we hold may be exposed to greater credit, interest-rate and prepayment risk.

The success of our business depends upon our ability to determine that mortgage loans are serviced effectively and if they are not our operating results would be harmed.

The success of our mortgage loan business depends significantly upon our ability to determine that our mortgage loans are serviced effectively. In general, it is our intention to acquire loans “servicing retained,” where the loans will be serviced by the originating or selling institution. We have no experience servicing a portfolio of loans. In those instances where we are required to purchase the servicing of a loan portfolio in order to acquire a portfolio with desirable attributes, we will be required to sell the servicing rights, implement a servicing function or transfer the servicing of the loans to a third party with whom we have established a sub-servicing relationship. We cannot assure that we will be able to service the loans or effectively supervise a sub-servicing relationship according to industry standards. Failure to service the loans properly will harm our business and operating results.

Our reliance on a third-party servicer to sub-service our loans could reduce our net income if such servicer is not able to effectively service our loans.

In cases where we have acquired loans on a “servicing retained” basis, the primary servicer is responsible for loan servicing, which includes collection of monthly payments, tax reporting and delinquency management. In cases where we have acquired loans on a “servicing released” basis and obtain the servicing rights to these loans, we have contracted with a sub-servicer to perform these servicing functions. We have contracted with Countrywide Home Loans Servicing LP, an experienced servicer of the type of loans we acquire, to “sub-service” our loans. The fees paid to the sub-servicer will reduce to a certain extent the revenue we are able to retain from our loans, and our net interest income will be reduced and at risk, depending on the effectiveness of the servicing company. To date, we rely on a single subservicer to service our loans. As of June 30, 2005, approximately 800 loans with principal balances totaling $253 million were being sub-serviced by Countrywide Home Loans on our behalf. Any termination of our relationship with our sub-servicer, or any failure or inability of the sub-servicer to service our loans for any reason, would harm our ability to operate our business and could reduce our net income.

If actual prepayments or defaults with respect to mortgage loans serviced occur more quickly than originally assumed, the value of our mortgage servicing rights would be subject to downward adjustment.

If we acquire the servicing rights to mortgage loans and subsequently retain the servicing rights separately from the loans, the allocated cost of the servicing rights will be reflected on our financial statements. To determine the fair value of these servicing rights, we will use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. There is no guarantee that our assumptions will prove correct. If actual prepayments or defaults with respect to loans serviced occur more quickly than we originally assumed, we would have to reduce the carrying value of our mortgage servicing rights.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would decrease our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable prices. If that occurs, our profitability and our ability to make distributions to you will be harmed.

Our principal stockholder, Anworth, also invests in mortgage-related assets and there is no restriction on Anworth in competing with us for the acquisition of such assets or otherwise.

We have acquired over 77% of our mortgage-related assets from two originators and our failure to properly manage these relationships or if those originators experience problems with their origination capabilities, our ability to acquire loans from them could be harmed which would negatively affect our operations.

We have acquired over 77% of our mortgage-related assets from two originators. As of June 30, 2005, approximately 61.5% of the loans held by us had been originated by Countrywide Home Loans, Inc. and 15.9% of the loans held by us had been originated by Washington Mutual Bank, N.A., and its affiliates, as measured by outstanding principal balance as of that date. If we are unable to properly manage these relationships or if these originators experience significant problems with their origination capabilities, our ability to acquire loans from them may be harmed and our results from operations may be negatively affected.

Our board of directors may change our operating and investing policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval, including entering into new lines of business or acquiring different types of mortgage-related assets. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

Our current investment policies and strategies may not be indicative of our future policies and strategies. We may acquire other types of loans in the future, including fixed-rate first or second lien mortgage loans. We may also acquire mortgage loans which have been extended to borrowers with different credit profiles than we are currently targeting. We may also acquire loans secured by real estate other than single-family residences.

One-action rules may harm the value of the underlying property and result in loan losses in the event of default.

Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property and resulting in loan losses in the event of default. As of June 30, 2005, approximately 54% of our loans were secured by properties located in California, which prohibits more than one action to enforce a mortgage obligation.

We are exposed to environmental liabilities with respect to properties to which we take title and remediation costs for contaminated properties could be substantial.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be harmed.

Risks Related to Our Manager

We depend on our manager’s personnel and the loss of any of our manager’s key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our manager’s officers and other employees for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our manager’s officers include Claus Lund, our chief executive officer, and Russell Thompson, our chief financial officer. Our dependence on our manager’s personnel is heightened by the fact that our manager has only seven employees, and the loss of any of our manager’s key personnel could harm our entire business, financial condition, cash flow and results of operations.

Our manager has significant influence over our affairs, and might cause us to engage in transactions that may not be in our or our stockholders’ best interests.

In addition to managing us and having at least two of its designees as members of our board, BT Management provides advice on our operating policies and strategies. BT Management may cause us to engage in future transactions with Anworth and its affiliates, subject to the approval of, or guidelines approved by, our board of directors. Our directors, however, rely primarily on information supplied by our manager in reaching their determinations.

We will pay BT Management incentive compensation based on our portfolio’s performance and our profit. This arrangement may lead BT Management to recommend riskier mortgage loan acquisitions in an effort to maximize its incentive compensation.

In addition to its base management fee, BT Management earns incentive compensation for each fiscal quarter equal to 20% of the amount by which our return on equity, before deducting incentive compensation, exceeds a return based on the 10-year U.S. Treasury rate plus 1%. For the year ended December 31, 2004, we paid BT Management $714 thousand in incentive compensation and for the six months ended June 30, 2005, we paid BT Management $792 thousand in incentive compensation. Pursuant to the formula for calculating BT Management’s incentive compensation, BT Management shares in our profits but not in our losses. Consequently, as BT Management evaluates different acquisition strategies, there is a risk that BT Management will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if BT Management focuses exclusively or disproportionately on maximizing its income, which may harm our operations.

We may be obligated to pay BT Management incentive compensation if we incur an unrealized loss.

BT Management is entitled to receive incentive compensation for each fiscal quarter in an amount equal to a percentage of the excess of our income for that quarter (before deducting certain items) above a threshold return for that quarter. This calculation excludes unrealized net capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay BT Management incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter.

Because BT Management will receive a significant fee if we fail to renew the management agreement, economic considerations might preclude us from terminating the management agreement in the event that BT Management fails to meet our expectations.

If we fail to renew the management agreement following its initial term or any subsequent terms, or if a change in control occurs and BT Management terminates the management agreement, then we will have to pay a significant fee to BT Management. We will be obligated to pay to BT Management a fee in shares of our common stock equal to 120% of BT Management’s net profit (as defined in the management agreement) divided by the annualized dividend per share declared by us during the most recent fiscal quarter in which a dividend was declared. Consequently, failing to renew the management agreement might not be advisable even if we determine that it would be more efficient to operate with an internal management structure.

BT Management may render services to other mortgage acquirors, which could reduce the amount of time and effort that BT Management devotes to us and create potential conflicts of interest.

Our management agreement with BT Management does not restrict the right of BT Management, any persons working on its behalf or any of its affiliates, to carry on their respective businesses, including the rendering of advice to others regarding the purchase of mortgage-related assets that would meet our investment criteria. In addition, the management agreement does not specify a minimum time period that BT Management and its personnel must devote to managing our investments. The ability of BT Management to engage in these other business activities, and specifically to manage mortgage-related assets for third parties, could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns.

BT Management is permitted to advise accounts of other clients, and certain investment opportunities appropriate for us also will be appropriate for these accounts. In making this determination, our officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

BT Management’s liability is limited under the management agreement, and we have agreed to indemnify BT Management against certain liabilities.

BT Management has not assumed any responsibility to us other than to render the services described in the management agreement, and will not be responsible for any action of our board of directors in declining to follow BT Management’s advice or recommendations. BT Management and its directors, officers and employees will not be liable to us for acts performed by its officers, directors or employees in accordance with and pursuant to the management agreement, except for acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. We must reimburse, indemnify and hold harmless BT Management, its members, managers, officers and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions of BT Management, its members, managers, officers and employees made in good faith in the performance of BT Management’s duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

Our chairman, chief executive officer and chief financial officer have ownership interests in and are officers of BT Management which creates potential conflicts of interest.

Lloyd McAdams, our chairman, Claus Lund, our chief executive officer and Russell Thompson, our chief financial officer, have ownership interests in and are officers of BT Management, which creates potential conflicts of interest. Messrs. McAdams and Lund and Joseph McAdams, one of our directors, are also members of the Board of Managers of BT Management. Each of Messrs. Lloyd McAdams, Lund and Thompson are officers of BT Management. Under the management agreement between us and BT Management, BT Management is entitled to earn certain incentive compensation based on the level of our annualized net income. In evaluating mortgage assets for investment and with respect to other management strategies, an undue emphasis on the maximization of income at the expense of other criteria, including income volatility, could result in increased risk to the value of our portfolio.

We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement, in which case we may not be able to operate our business.

We have no employees. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager’s executive officers, whose continued service is not guaranteed.

Our board of directors has approved very broad investment guidelines for BT Management and does not approve each investment decision made by BT Management.

BT Management is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines. Claus Lund, our chief executive officer, and Russell Thompson, our chief financial officer, who are also officers of BT Management, make investment decisions on our behalf. Our board is not required to review our proposed investments and does not review all of our proposed or completed investments. In addition, in conducting periodic reviews of select investments, our directors may rely primarily on information provided to them by BT Management. Furthermore, transactions entered into by BT Management may be difficult or impossible to unwind by the time they are reviewed by our directors. BT Management has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

Risks Related to Our Separation From Anworth

Our expenses may be higher as a separate stand-alone entity than they were when we were part of Anworth.

The financial information and other data included in this prospectus does not reflect the changes in our cost structure that will occur as a result of our separation from Anworth or changes in our funding and operations that will result from our transition to a separate, stand-alone entity. It is not possible to quantify all of these changes, which will include costs from compliance with rules and regulations governing public companies, including compliance with the Sarbanes-Oxley Act of 2002, costs from maintaining insurance for us, including with respect to directors’ and officers’ liability insurance, and the cost of compensating our board members.

We will depend on a services agreement between BT Management and Anworth for services that will be hard to replace on a cost-effective basis.

Upon the closing of this offering, BT Management will enter into a services agreement with Anworth under which Anworth will provide BT Management various, primarily administrative services. We cannot be certain how long Anworth will continue to provide BT Management with services under the services agreement and, if it does not, whether, or on what terms BT Management could obtain these services elsewhere. If BT Management cannot perform these services or obtain them on acceptable terms, this could materially harm our business.

We may have conflicts of interest with Anworth that are not resolved in our favor.

We may have conflicts of interest with Anworth in areas relating to our manager, including potential competitive business activities, indemnity arrangements, registration rights, potential acquisitions or financing transactions, sales or other dispositions by Anworth of the shares of our common stock it will hold after this offering and the exercise by Anworth of its ability to control our management and affairs. As a result, Anworth can control or influence matters subject to stockholder approval, including amendment of our charter and appointment of our directors. In addition, Anworth will provide BT Management services under a services agreement and can compete with us in our business of purchasing mortgage-related assets. We also cannot be sure that any conflicts that may arise between us and Anworth will be resolved in a manner that does not seriously harm us, even if Anworth does not intend that result.

Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We intend to qualify to meet the requirements for taxation as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could require us to pay a penalty or jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effects that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct dividends paid to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we could be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-related assets and other assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy various asset tests, including a test that the net assets of our taxable REIT subsidiaries may not exceed 20% of our gross assets. As our mortgage assets pending securitization are held by our taxable REIT subsidiary, we may have to securitize these assets more frequently than planned in order to comply with this test. This may limit the efficiency, size or ratings of our securitizations and may have a negative impact on our profitability.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge mortgage-related assets and related borrowings by requiring us to limit our income in each year from qualifying and non-qualifying hedges, together with any other income not generated from qualified sources, to 25% of our gross income. In addition, we must limit our aggregate income from non-qualifying hedging, fees and certain other non-qualifying sources to 5% of our annual gross income. As a result, we may in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect and other requirements are met, we could lose our REIT status for federal income tax purposes. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability even if we do not lose our REIT status.

Complying with the REIT requirements may force us to borrow to make distributions to our stockholders.

As a REIT, we must distribute 90% of our annual REIT taxable income (subject to certain adjustments) to our stockholders. From time to time, our REIT taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our REIT taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our mortgage-related assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in mortgage-related assets.

Complying with REIT requirements may force us to liquidate otherwise attractive investments or to make investments inconsistent with our business plan.

In order to qualify as a REIT, we must also determine that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. The 5% and 10% limitations described above will apply to our investment in our subsidiaries unless they are qualified REIT subsidiaries (generally, subsidiaries in which we own 100% of the outstanding stock), or they are taxable REIT subsidiaries. If we fail to comply with these requirements at the end of a calendar quarter, we generally must dispose of a portion of our non-qualifying assets or acquire additional qualifying assets within 30 days after the end of such calendar quarter in order to avoid jeopardizing our REIT status and suffering adverse tax consequences. The need to comply with the REIT gross income and asset tests may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary, except in the case of a corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock, which will in general automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s gross assets may consist of stock or securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any net income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis.

Our taxable REIT subsidiaries will pay federal, state and local income tax on their taxable income, and their after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the taxable REIT subsidiary stock and securities owned by us will be less than 20% of the value of our total assets (including the taxable REIT subsidiary stock and securities). Furthermore, we will monitor the value of our investments in taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of taxable REIT subsidiary stock and securities (which is applied at the close of each calendar quarter). In addition, we will scrutinize all of our transactions with taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in our taxable REIT subsidiaries or the transactions we enter into with our taxable REIT subsidiaries may not be subject to precise valuation. Accordingly, there can be no complete assurance that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above. If we become in jeopardy of failing the 20% limitation, we may be forced to take actions to preserve our REIT status that are otherwise incompatible with our business plan.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through a taxable REIT subsidiary, and may limit the structures we utilize for our securitization transaction even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our investment portfolio of mortgage-related assets from time to time even if we believe that it would be in our best interest to do so.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Code. If we realize excess inclusion income and allocate it to stockholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is foreign, it would generally be subject to United States federal income tax withholding on this income without reduction pursuant to any otherwise applicable income tax treaty. United States stockholders would not be able to offset such income with their operating losses.

We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. However, excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments or these obligations bore a relationship to the payments that we received on our mortgage loans or mortgage-backed securities securing those debt obligations. For example, we may engage in non-REMIC collateralized mortgage obligations, or CMO, securitizations. We also enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The Internal Revenue Service may determine that these transactions give rise to excess inclusion income that should be allocated among our stockholders. We may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. Some types of entities, including, without limitation, voluntarily employee benefit associations and entities that have borrowed funds to acquire their shares of our stock, may be required to treat a portion of or all of the dividends they receive from us as unrelated business taxable income.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgage loans may be treated as securities separate from the underlying mortgage loans and thus may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests our residential real estate loans securitized and any mortgage-backed securities issued with respect to an underlying pool for which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-related assets under potentially adverse market conditions. Further, in order to maintain our exemption from registration as an investment company, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption.

Risks Related to this Offering

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

There is no established trading market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, or NYSE, under the symbol “BVT.” However, we cannot assure you that regular trading of our common stock will develop on that exchange or elsewhere or, if developed, that any such market will be sustained. Accordingly, we cannot assure you of:

•	the likelihood that a regular market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of our common stock; or

•	the prices that our stockholders may obtain for shares of our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry, although there can be no assurance that any research reports about us will be published;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	changes in book value;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	general market and economic conditions; and

•	the market’s perception of and/or the performance of Anworth.

Broad market fluctuations could harm the market price of our common stock that could result in losses for you.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our share price.

We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of these shares of our common stock, or the perception that these sales could occur, may harm prevailing market prices for our common stock. As of the date of this prospectus, there were:

•	shares of outstanding common stock; and

•	an additional shares of our common stock reserved for future awards and grants under our Incentive Plan and separately from the plan.

Immediately following this offering, there will be a total of              shares of our common stock, or         % of our current total authorized shares, reserved for future awards and grants under our Incentive Plan or separately from the plan. We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under our Incentive Plan and subject to outstanding awards under our stock incentive plans. Shares of our common stock issued upon exercise of options or other awards under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above.

If any or all of the above holders sell a large number of securities in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital through the sale of additional equity securities.

Issuances of large amounts of our stock could cause the price of our stock to decline.

We may in the future issue additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of our existing common stock and a decrease in the market price of our common stock.

Changes in yields may harm the market price of our stock.

Our earnings are derived primarily from the expected positive spread between the yield on our assets and the cost of our borrowings. This spread will not necessarily be larger in high interest rate environments than in low interest rate environments and may also be negative. In addition, during periods of high interest rates, our net income, and therefore the amount of any distributions on our common stock, might be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market price of our common stock.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

For the purpose of preserving our REIT qualification and for other reasons, with certain exceptions, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our capital stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.8% of the outstanding stock by a person could cause that person to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our charter. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders. Our amended and restated charter will contain an exemption for Anworth from the 9.8% ownership limitation.

As long as our principal stockholder owns a significant amount of our outstanding capital stock, your voting power may be limited.

As of the date of this prospectus, we have 10 million shares of common stock outstanding (assuming the conversion of all of our outstanding preferred stock into 2.5 million shares of our common stock). All of our outstanding capital stock is owned by Anworth. Immediately following consummation of this offering, it is anticipated that Anworth will beneficially own shares representing         % of the voting power of our outstanding

capital stock. Moreover, officers and directors of Anworth are also officers and directors of our manager enabling Anworth to exert even more control over us. Therefore, Anworth will have the ability to influence or effectively control matters submitted to our stockholders for approval, including:

•	the election and removal of directors;

•	the approval of any merger, consolidation or sale of all or substantially all of our assets;

•	a change in our capital structure or our charter documents; and

•	the approval of equity incentive plans for our company.

As a result, Anworth could make decisions that are adverse to your interests.

In addition, Anworth’s voting control may discourage transactions involving a change of control of our company, including transactions in which you as a holder of our common stock might otherwise receive a premium for your shares over the then-current market price. Furthermore, Anworth is not prohibited from selling a controlling interest in our company to a third party without your approval or without providing for a purchase of your shares.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of our company.

Certain provisions of Maryland law, our charter and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of our company. These provisions include the following:

•	Removal of Directors. Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under certain amendments to our charter which will become effective at such time as a class of our equity securities is registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act (which will occur upon completion of our initial public offering), we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

•	Classified Board. Under our charter, we have a classified board serving staggered, three-year terms, which may lengthen the time required to gain control of our board of directors.

•	Limitation on Stockholder-Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Exclusive Authority of our Board to Amend the Bylaws. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

•	Preferred Stock. Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders

•	Duties of Directors with Respect to Unsolicited Takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership Limit. In order to preserve our status as a REIT under the Code, our charter generally prohibits any person, from beneficially or constructively owning more than 9.8% in value or in number of shares (whichever is more restrictive) of the aggregate of our outstanding common stock or more than 9.8% of the aggregate of our outstanding shares of capital stock unless our board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Our board of directors has adopted a resolution exempting our company from this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between our company and other persons.

•

Maryland Control Share Acquisition Act.    Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•	Indemnification. As permitted by Maryland law, our charter obligates us to indemnify our present and former directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (iv) the proceeding, other than a proceeding brought to enforce indemnification, is brought by the director or officer against us.

•	Limitation of Liability. As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that the person actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements. Forward looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history;

•	your inability to review the assets that will be obtained with the proceeds of this offering;

•	the availability on reasonable terms of mortgage assets meeting our investment criteria;

•	our ability to use borrowings to finance our assets and the extent of our leverage;

•	risks associated with investing in mortgage assets, including changes in interest rates, business conditions and the general economy;

•	our ability to fund our loan acquisitions, pay our loan acquisition expenses and hold loans pending sale or securitization;

•	credit risks associated with acquiring, accumulating and securitizing loans;

•	our ability to maintain our qualification as a REIT under the Code;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	BT Management’s incentive to recommend riskier mortgage acquisition strategies in an effort to maximize its incentive compensation under the management agreement;

•	our business strategy;

•	our assumptions regarding credit risk, interest rates and prepayment rates;

•	potential conflicts of interest arising out of our relationship with BT Management, on the one hand, and BT Management’s relation with other third parties, on the other hand;

•	potential conflicts of interest with Anworth, including Anworth’s ability to control or influence matters subject to stockholder approval;

•	the other important factors described in this prospectus, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk;” and

•	the market’s perception of and/or the performance of Anworth.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million after deducting the underwriting discount and an estimated $             of other offering expenses payable by us. If the underwriters’ overallotment option is exercised in full, we estimate that our net proceeds will be approximately $             million.

We are conducting this offering to increase our equity capital base which will allow us to increase the net assets on our balance sheet through the use of leverage. We intend to use the net proceeds from this offering to acquire on a leveraged basis mortgage-related assets consistent with our investment policy and for general corporate purposes. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities consistent with our intention to maintain our status as a REIT. At the present time, we have not identified any mortgage-related assets for acquisition.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of our preferred stock into 2,500,000 shares of our common stock prior to the sale of shares in this offering; and

•	on an as adjusted basis to give effect to our sale of shares of common stock in this offering, assuming a public offering price of $ per share and after deducting the underwriting discount and estimated offering expenses payable by us and the conversion of our preferred stock into 2,500,000 shares of our common stock.

	As of June 30, 2005
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands) (unaudited)
Stockholders’ Equity:
Series A cumulative preferred stock, $0.001 par value: 12,500,000 shares authorized; 12,500,000 shares issued and outstanding as of June 30, 2005; none issued and outstanding, pro forma or as adjusted	$25,000	$—	$

Common stock, $0.001 par value; 87,500,000 shares authorized; shares issued and outstanding as of June 30, 2005; issued and outstanding, as adjusted	8	10
Additional paid in capital	74,992	99,990
Accumulated other comprehensive loss	(722)	(722)
Retained earnings	7,776	7,776

Total stockholders’ equity	$107,054	$107,054	$

The table above excludes a total of 2,000,000 shares of our common stock available for awards under our Incentive Plan at June 30, 2005.

The pro forma and pro forma as adjusted share numbers in the table above include an aggregate of              shares of restricted common stock we will issue to our non-executive directors and employees of our manager pursuant to our Incentive Plan and              shares of restricted common stock we will issue to our principal stockholder separately from our Incentive Plan upon the completion of this offering.

Subsequent to the date as of which information is presented in the table above we will grant an option to the underwriters of this offering to purchase up to              shares of our common stock from us, solely to cover over-allotments, if any.

DILUTION

Our net tangible book value as of June 30, 2005 was approximately $             million, or $             per share of common stock (assuming the conversion of all outstanding preferred stock). Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the              shares of our common stock that were outstanding on June 30, 2005 (assuming the conversion of all outstanding preferred stock). After giving effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, our net tangible book value on June 30, 2005 would have been approximately $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing stockholder and an immediate dilution of $             per share to new investors who purchase our common stock in this offering at an assumed initial public offering price of $            . The following table shows this immediate per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share on June 30, 2005, before giving effect to this offering	$
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share on June 30, 2005, after giving effect to this offering	$
Dilution in pro forma net tangible book value per share to new investors	$

The following table summarizes, as of June 30, 2005, the differences between the average price per share paid by our existing stockholder and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $             per share, before deducting the underwriting discount and estimated offering expenses payable by us in this offering:

	Shares Purchased			Total Consideration		Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholder(1)	9,574,172%			$95,741,720%			$10.00
New investors			%	$	%	$

Total		100%			$100%	$

(1)	Assumes conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering.

If the underwriters’ over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to             % of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to              shares, or             % of the total number of shares of common stock to be outstanding immediately after this offering. After giving effect to the exercise in full of the underwriters’ over-allotment option, pro forma net tangible book value per share on June 30, 2005 would have been approximately $             and dilution in pro forma net tangible book value per share to new investors would have been $            . The foregoing information assumes the issuance of restricted common stock concurrently upon the completion of the offering to our non-executive directors, employees of our manager and our principal stockholder.

DISTRIBUTION POLICY

We intend to distribute all or substantially all of our REIT taxable income, determined without regard to the dividends paid deductions and our net capital gains (which does not ordinarily equate to net income as calculated in accordance with GAAP) to our stockholders in each year. We intend to make regular quarterly distributions to our stockholders to be paid out of funds readily available for such distributions. Our distribution policy is subject to revision at the discretion of our board of directors without notice to you or stockholder approval. All distributions will be made by us at the discretion of our board of directors and will depend on our earnings and financial condition, maintenance of REIT status, applicable provisions of Maryland law and such other factors as our board of directors deems relevant.

In order to avoid corporate income and excise tax and to maintain our qualification as a REIT under the Code, we must make distributions to our stockholders each year in an amount at least equal to:

•	90% of our REIT taxable income; computed without regard to the dividends paid deductions and our net capital gain;

•	plus 90% of the excess of net income from foreclosure property over the tax imposed on such income by the Code; and

•	minus any excess non-cash income.

In general, our distributions will be applied toward these requirements only if paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for that year, the distributions are paid on or before the first regular distribution payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. Distributions declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in such a month are treated as both paid by us and received by the stockholder during such taxable year, provided that the distribution is actually paid by us by January 31 of the following taxable year.

Up to 20% of the value of a REIT’s assets may consist of investments in the securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary may retain its taxable income, and its earnings are subject to the 90% distribution requirement only to the extent the taxable REIT subsidiary actually distributes its earnings to the REIT. While we do not believe that the income generated by our taxable REIT subsidiaries will be significant to our overall income, and while we do not currently intend to retain this income, we may do so in the future.

From time to time, our REIT taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our REIT taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our mortgage-related assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in mortgage-related assets.

We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of such distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.

In the future, our board of directors may elect to adopt a dividend reinvestment plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are those that describe future events or trends and that do not relate solely to historical matters. The words “believe,” “expect,” “anticipate,” “estimate,” “may,” “will,” or “could” and similar expressions or the negatives of these words or phrases are intended to identify forward-looking statements. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in such forward-looking statements.

Overview

We were incorporated in Maryland on October 28, 2003, as a wholly-owned qualified REIT subsidiary of Anworth and commenced significant operations during the first quarter of 2004. We acquire and hold mortgage loans with a focus on the high credit-quality jumbo adjustable-rate and hybrid mortgage markets. We also securitize the mortgage loans and sell a portion of the mortgage-backed securities we generate to third parties in the secondary market, while retaining certain subordinate and senior securities that we believe will have attractive risk-adjusted returns. To date, we have retained on average, approximately 18% of the securities issued in our securitizations, as measured by principal balance. We also, to a lesser degree, invest in high credit-quality residential mortgage loans with conforming balances and mortgage-backed securities from transactions backed by high-quality residential real estate loans, but not issued by us or our subsidiaries.

We are externally managed by BT Management, a company that is owned 50% by Anworth and 50% by our executive officers. BT Management manages us through an agreement with our company in exchange for an annual base fee and a quarterly incentive fee.

Our strategy is to acquire mortgage-related assets, finance these purchases in the capital markets and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. We seek to acquire mortgage-related assets that will produce competitive returns, taking into consideration the anticipated income from the investments, the costs associated with acquiring, financing, managing and securitizing these investments, and the credit costs related to these investments.

Our primary source of revenue is interest income earned on mortgage-related assets. We earn interest on mortgage loans we have acquired for securitization. We finance the mortgage loans with short-term debt until a sufficient quantity has been accumulated for securitization into mortgage backed securities. Following securitization, we earn interest income from the spread between the interest earned on the mortgage loans and the interest paid to holders of mortgage backed securities issued. We also generate interest revenues from the securities we retain from our securitization transactions and from mortgage backed securities we acquire from other issuers. Our Consolidated Statements of Income reflect interest income that flows to us as owners of loans held prior to securitization and also interest income flowing to consolidated securitization entities that own the loans that have been securitized in transactions sponsored by us.

During the twelve months ended December 31, 2004, approximately 22% of our revenues were generated from interest on loans pending securitization, 69% of our revenues were from loans which we had securitized, 7% of our revenues were from mortgage-backed securities and 2% of our revenues were from other sources. During the six months ended June 30, 2005, approximately 5% of our revenues were generated from interest on loans pending securitization, 92% of our revenues were from loans which we had securitized, and 3% of our revenues were from mortgage-backed securities.

We acquire mortgage loans from various suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We have built relationships with and continue to expand upon a diversified network of mortgage loan originators. Our loan sourcing efforts determine the quality, consistency and volume of loans that we purchases. We target the types and attributes of the mortgage loans we seek to acquire and hold these mortgage loans until a sufficient quantity has been accumulated for securitization into high-quality mortgage-backed securities.

At June 30, 2005, we had total assets of $3.2 billion. Our mortgage-backed securities held at June 30, 2005 were approximately $71 million mostly retained from our first whole loan securitization, which is our only off-balance sheet securitization. Mortgage loans held for securitization at June 30, 2005, were $34 million. Securitized mortgage loans were $3.1 billion at June 30, 2005. Our total equity at June 30, 2005 was $107 million. For the six months ended June 30, 2005, we reported net income of $5.6 million and for the year ended December 31, 2004, we reported net income of $6 million.

On May 4, 2005, our board of directors approved a one-for-five common stock split. Our consolidated financial statements have been retroactively adjusted to show the effect of this stock split for all periods presented.

Market Trends and Outlook

According to mortgage industry sources, approximately $8.1 trillion of residential real estate loans were outstanding in the United States as of December 31, 2004. The amount of residential real estate loans has grown at an average rate of 9% per year for approximately 20 years as home ownership and housing values have generally increased. New originations of residential real estate loans have ranged from $1.1 trillion in 2000 to $2.7 trillion in 2004. Originations generally increase in years when refinancing activity is stronger due to declines in long-term interest and mortgage rates.

Market conditions of the past several years (attractive acquisition pricing, excellent credit results, and low interest rates) may not continue or be repeated in the future. The volume of high-quality hybrid and ARM loans may decrease as the quantity and quality of new originations of quality jumbo loans decreases, and as banks and other financial institutions increase their purchases of residential real estate loans. We also expect to continue to face increased competition, higher acquisition pricing and a reduced supply of high-quality loan acquisition opportunities. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments or establish more relationships than us. Nevertheless, as the size of the mortgage market is very large, we believe there will be an adequate supply of new loans which meet our quality standards available for purchase. The Mortgage Bankers Association has estimated that origination volume in 2005 will be approximately $2.6 trillion, down from $2.7 trillion in 2004.

Since December 31, 2003, short-term interest rates have risen, as the Federal Funds Rate has increased from 0.96% at December 31, 2003 to 3.11% at June 30, 2005. Meanwhile, long-term rates have not experienced the same level of change. The rate on the ten-year Treasury bond has changed from 4.27% in December 2003 to 4.00% in June 2005. In times of rising interest rates, originations generally decrease and prepayments slow. In an environment of a flattening yield curve, prepayments may not slow and may increase as long-term rates become more attractive relative to short-term rates. This would have the effect of reducing income due to accelerated amortization of loan premiums. A flattening of the yield curve would also reduce the spread between the income we earn on some of our mortgage related assets and the interest rate on the financing for these assets.

Summary of Critical Accounting Policies and Estimates

Our financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period, the reported amounts of assets and liabilities as of the date of the financial statements and disclosure of contingent assets and liabilities. Actual results could materially differ from those estimates. Our consolidated financial statements include the accounts of all subsidiaries. Significant intercompany accounts and transactions have been eliminated. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified ARB 51. This interpretation provides guidance on how to identify a variable interest entity, or VIE, and when a company should include in its financial statements the assets, liabilities and activities of a VIE. Under FIN 46, a company must consolidate a VIE when it is considered to be its primary beneficiary. The primary beneficiary is the entity that will absorb a majority (50% or more) of the risk of expected losses and/or receive most of the expected residual benefit from taking on that risk.

We structure securitization transactions primarily through non-qualified special purpose entities (such as REMIC trusts). The principal business activity involves issuing various series of mortgage-backed securities (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each series of mortgage-backed securities is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Under FIN 46, these interests in non-qualified special purpose entities are deemed to be VIEs and we are considered the primary beneficiary. In addition, we consolidate our interest in loans financed through whole loan financing facilities where we are acquiring assets prior to securitization. We disclose our interests in VIEs under FIN 46 in the Investments in Residential Real Estate loans footnote.

Residential Real Estate Loans

We acquire residential mortgage loans and hold them as long-term investments. We finance the mortgage loans with short-term debt until a sufficient quantity has been accumulated for securitization into MBS in order to obtain long-term financing and to enhance liquidity. While all mortgage loans are acquired with the intention of securitizing them, we may not be successful in our efforts to securitize the loans into MBS. Our residential real estate loans are classified as held-for-investment and are carried at their unpaid principal balance adjusted for unamortized premiums or discounts. Premiums or discounts are amortized into current operations.

To meet our investment criteria, mortgage loans acquired by us will generally conform to secondary market standards for high quality mortgage loans. Mortgage loans may be originated by or purchased from various suppliers of mortgage related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others.

Allowance for Loan Losses

We establish and maintain an allowance for estimated loan losses inherent in our residential real estate loan portfolio. The loan loss reserves are based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores, delinquency status and collateral value. The reserves are reviewed at least quarterly and adjusted as deemed necessary. The allowance for loan losses on our mortgage loans is established by taking loan loss provisions through our Consolidated Statements of Income. As of June 30, 2005, the allowance for loan losses was $1.2 million.

Income Taxes

We will elect to be treated for income tax purposes as a REIT commencing with the year ending December 31, 2005, and to comply with the provisions of the Code with respect thereto. Accordingly, we are not subject to Federal income tax to the extent that our distributions to stockholders satisfy REIT requirements and certain asset, income and stock ownership tests are met pursuant to the Code. BT Finance, our wholly-owned subsidiary, is a taxable REIT subsidiary and may be liable for corporate income tax expenses. We accrue an income tax expense on an on-going basis for BT Finance to the extent it generates taxable income. Under Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109), deferred income tax assets and liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax assets, which are not fully recoverable, are adequately reserved. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This EITF applies to all debt and equity securities currently accounted for under FASB 115, “Accounting for Certain Investments in Debt and Equity Securities”. EITF 03-1 requires evaluation of whether impairment is other than temporary. An impairment loss is equal to the difference between the investment’s cost and its current fair value. An impairment is considered other than temporary if the investor does not have the ability and intent to hold for a reasonable period of time sufficient for recovery of fair value and if it is probable that the investor will be unable to collect all contractual amounts due or if the impairment is considered other than a minor impairment. A minor impairment is considered 5% or less of value. For ordinary debt securities with no credit problems where the decrease in fair value is caused solely by rising interest rates, an impairment is deemed other than temporary unless the investor has the ability and intent to hold for a reasonable period of time sufficient for recovery of fair value or if it is considered a minor impairment. The EITF has suspended the effective date of the accounting required under this consensus but not the disclosure requirements.

On December 16, 2004, the final statement on “Accounting for Share-Based Payments” Statement of Financial Accounting Standard No 123 (SFAS No. 123(R)) to be effective for certain public entities as of the first fiscal year that begins after June 15, 2005. This statement replaces SFAS No. 123, “Accounting for Stock Based Compensation” and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees”. Instead of disclosing the effect of stock options in a footnote to the financial statements, this statement will require that compensation cost relating to share-based payment transactions be recognized in the financial statements and that cost will be measured on the fair value of the equity or liability instruments issued. The provisions of SFAS No. 123(R) are not expected to have a material effect on our financial statements. Prior to the effective date of SFAS No. 123(R), we have elected to continue to provide the disclosures set forth in SFAS No. 123, as amended by FASB 148. On April 14, 2005, the SEC amended the implementation date to the interim reporting period for the first quarter of 2006.

Results of Operations

For the Six Months Ended June 30, 2005

Summary.    For the six months ended June 30, 2005, net income was $5.6 million, or $0.61 and $0.58 per weighted average share outstanding (basic and diluted). That compares to net income of $2.1 million, or $0.96 and $0.62 per weighted average share outstanding (basic and diluted), after payment of a dividend to our preferred stockholder for the six months ended June 30, 2004.

Interest Income.    For the six months ended June 30, 2005, interest income, net of premium amortization, was approximately $58.6 million, and was primarily earned from investments in residential real estate loans and residential real estate loans securitized. That compares to interest income, net of premium amortization, of approximately $6.1 million for the six months ended June 30, 2004, and was primarily earned from investments in residential real estate loans, residential real estate loans securitized and a note receivable from stockholder.

Interest Expense.    For the six months ended June 30, 2005, interest expense was $50.5 million consisting of $2.9 million on whole loan financing facilities, $8.3 million on repurchase agreements, and $39.3 million on mortgage-backed securities issued. For the six months ended June 30, 2004, interest expense was $4.0 million consisting of $1.0 million on whole loan financing facilities, $906 thousand on repurchase agreements and $2.1 million on mortgage-backed securities issued.

Other Expense.    Other expenses for the six months ended June 30, 2005 were $1.9 million, which included management fees paid to BT Management under the management agreement of $1.4 million. Base management fees paid to BT Management were $589 thousand and incentive management fees were $792 thousand. Other expenses for the six months ended June 30, 2005 also included professional services (consisting of legal and accounting fees) of $200 thousand and other expenses of $307 thousand. Other expenses for the six months ended June 30, 2004 were $818 thousand, which included base management fees paid to BT Management of $198 thousand and incentive management fees of $229 thousand. Other expenses for the six months ended June 30, 2004 also included professional services fees of $152 thousand and other expenses of $239 thousand.

For the Year Ended December 31, 2004

Summary.    For the year ended December 31, 2004, net income, before preferred dividends, was $6 million, or $1.27 and $1.14 per weighted-average share outstanding (basic and diluted). For the year ended December 31, 2003, the only income was interest income on note receivable from stockholder of $416 thousand.

Interest Income.    For the year ended December 31, 2004, interest income, net of premium amortization, was approximately $36 million, and was primarily earned from investments in residential real estate loans and residential real estate loans securitized. Interest expense was $27.8 million consisting of $4.6 million on whole loan financing facilities, $5.2 million on repurchase agreements, and $17.9 million on mortgage-backed securities issued.

Interest Expense.    For the year ended December 31, 2004, other income was $828 thousand consisting of interest income on note receivable from stockholder of $330 thousand, gain on sale of securities of $158 thousand and net gain on derivative instruments of $340 thousand.

Other Expense.    For the year ended December 31, 2004, other expenses for the year ended December 31, 2004 were $2.2 million, which included management fees paid to BT Management under the management agreement of $1.3 million. Base management fees paid to BT Management were $624 thousand and incentive management fees were $714 thousand. Other expenses for the year ended December 31, 2004 also includes professional services (consisting of legal and accounting fees) of $309 thousand and other expenses of $564 thousand. For the year ended December 31, 2003, the only expenses were management fees to our external manager (a related party) of $48 thousand and set-up costs of $102 thousand.

Income Taxes

BT Finance, our wholly-owned subsidiary, is a taxable REIT subsidiary and may be liable for corporate income tax expenses. We accrue an income tax expense on an on-going basis for BT Finance to the extent it generates taxable income. For the six months ended June 30, 2005, taxes paid were $4 thousand. At June 30, 2005, BT Finance and its subsidiaries had approximately $1.6 million of federal net operating losses, resulting in a deferred tax asset that is fully reserved.

Financial Condition

As of June 30, 2005, we had total assets of $3.2 billion. Our mortgage backed securities held as of that date were approximately $71 million, mostly retained from our first whole loan securitization. Mortgage loans held for securitization as of June 30, 2005 were $34 million and securitized mortgage loans were $3.1 billion. Our total equity at June 30, 2005 was $107 million and we reported net income of $5.6 million for the six months ended June 30, 2005.

As of December 31, 2004, we had total assets of $2.7 billion. Our mortgage backed securities held as of that date were approximately $63 million, mostly retained from our first whole loan securitization. Mortgage loans held for securitization as of December 31, 2004 were $578 million and securitized mortgage loans were $2.1 billion. Our total equity at December 31, 2004 was $98 million and we reported net income of $6 million for the year ended December 31, 2004.

Mortgage-Related Assets

We acquire residential real estate loans and hold them as long-term investments. We finance the mortgage loans with short-term debt until a sufficient quantity has been accumulated for securitization into mortgage-backed securities in order to obtain long-term financing and to enhance liquidity. Our residential real estate loans are classified as held-for-investment and are carried at their unpaid principal balance adjusted for unamortized premiums or discounts. While legally in the form of securities, securitized loans appear on our balance sheet and are referred to as residential real estate loans securitized. Premiums or discounts are amortized into current operations.

To meet our investment criteria, mortgage loans acquired by us will generally conform to secondary market standards for high quality mortgage loans. “High quality” means real estate loans that typically have features such as low loan-to-value ratios, borrowers with strong credit histories and other indications of quality relative to the range of loans within U.S. real estate markets as a whole. Mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. As of June 30, 2005, approximately 61.5% of the loans held by us had been originated by Countrywide Home Loans, Inc. and 15.9% of our loans had been originated by Washington Mutual Bank, N.A., and its affiliates, as measured by outstanding principal balance as of that date. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. Applicable banking laws generally require that appraisals be obtained in connection with the original issuance of mortgage loans by the lending institution and we do not intend to obtain additional appraisals at the time of acquiring mortgage loans.

Residential Real Estate Loans

June 30, 2005

Residential real estate loans held for securitization and held in securitization trusts are reflected in the financial statements at their amortized cost. At June 30, 2005, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Residential Real Estate Loans, Securitized	Total Residential Real Estate Loans
Principal balance	$32,763	$3,026,869	$3,059,632
Unamortized premium and expenses	1,025	65,124	66,149

Carrying value	$33,788	$3,091,993	$3,125,781

As of June 30, 2005, residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30 Days)	Delinquent Balance (60+ Days)
First Lien Adjustable-Rate Residential Real Estate Loans	Moving Treasury Average ARM	1.000% – 6.875%	2032 – 2045	$1,135,107	$4,868	$616
First Lien Adjustable-Rate Residential Real Estate Loans	1-Month ARM	4.125% – 6.750%	2034 – 2035	234,657	1,639	558
First Lien Adjustable-Rate Residential Real Estate Loans	6-Month ARM	3.500% – 7.000%	2033 – 2035	465,738	7,914	1,403
First Lien Adjustable-Rate Residential Real Estate Loans	1-Year ARM	3.625% – 6.000%	2033 – 2034	6,414	—	—
First Lien Adjustable-Rate Residential Real Estate Loans	3-Year Hybrid	2.875% – 7.000%	2033 – 2035	316,693	652	161
First Lien Adjustable-Rate Residential Real Estate Loans	5-Year Hybrid	3.375% – 6.750%	2033 – 2035	685,988	5,688	982
First Lien Adjustable-Rate Residential Real Estate Loans	7-Year Hybrid	3.750% – 6.625%	2033 – 2035	191,907	817	392
First Lien Adjustable-Rate Residential Real Estate Loans	10-Year Hybrid	4.500% – 6.750%	2034 – 2035	23,128	—	—

				$3,059,632	$21,578	$4,112

As of June 30, 2005, the residential real estate loans consisted of the following:

Range of Carrying Amounts of Loans	Number of Loans	Principal Balance
(in thousands)		(in thousands)
$ 0-$ 99	504	$20,939
$ 100-$149	893	112,568
$ 150-$199	901	157,207
$ 200-$249	832	186,260
$ 250-$299	742	203,078
$ 300-$349	761	248,687
$ 350-$399	969	364,313
$ 400-$449	755	319,707
$ 450-$499	600	284,860
$ 500-$749	1,218	718,971
$ 750-$999	294	258,840
$1,000 and greater	148	184,202

	8,617	$3,059,632

The following table represents the changes at June 30, 2005, in our residential real estate loans (in thousands):

Balance, beginning of period	$2,628,334
New loan acquisitions	850,905
Sales (other than to consolidated securitization trusts)	—
Principal repayments	(352,811)
Premium amortization	(5,253)
Net recognized gains	—
Capitalized securitization costs and other adjustments	4,606

Balance, end of period	$3,125,781

The following table represents the geographic concentration of our residential real estate loans as of June 30, 2005:

Location	Concentration
Southern California	32%
Northern California	22%
Florida	6%
Virginia	4%
Colorado	3%
Illinois	3%
Michigan	3%
Other states (none greater than 2%)	27%

Total	100%

December 31, 2004

At December 31, 2004, residential real estate loans consisted of the following (in thousands):

Residential real estate loans	Residential Real Estate Loans Pending Securitization	Residential Real Estate Loans, Securitized	Total Residential Real Estate Loans
Principal balance	$566,748	$2,015,175	$2,581,923
Unamortized premium and expenses	11,184	35,227	46,411

Carrying value	$577,932	$2,050,402	$2,628,334

As of December 31, 2004, residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30 Days)	Delinquent Balance (60+ Days)
First-lien Adjustable-Rate Residential Real Estate Loans	Moving Treasury Average ARM	1.000% – 6.000%	2034 – 2035	$492,003	$—	$—
First-lien Adjustable-Rate Residential Real Estate Loans	1-Month ARM	1.000% – 5.750%	2034	153,546	—	—
First-lien Adjustable-Rate Residential Real Estate Loans	6-Month ARM	2.250% – 6.750%	2033 – 2035	549,270	1,939	—
First-lien Adjustable-Rate Residential Real Estate Loans	1-Year ARM	3.625% – 7.125%	2033 – 2034	8,600	—	—
First-lien Adjustable-Rate Residential Real Estate Loans	3-Year Hybrid	2.875% – 7.000%	2033 – 2035	359,181	3,838	110
First-lien Adjustable-Rate Residential Real Estate Loans	5-Year Hybrid	3.375% – 7.125%	2033 – 2035	777,493	5,406	350
First-lien Adjustable-Rate Residential Real Estate Loans	7-Year Hybrid	3.750% – 6.625%	2033 – 2035	217,700	1,219	754
First-lien Adjustable-Rate Residential Real Estate Loans	10-Year Hybrid	4.500% – 6.750%	2034 – 2035	24,130	—	—

				$2,581,923	$12,402	$1,214

As of December 31, 2004, the residential real estate loans consisted of the following:

Range of Carrying Amounts of Loans	Number of Loans	Principal Balance
(in thousands)		(in thousands)
$ 0-$ 99	261	$16,976
$ 100-$149	779	97,545
$ 150-$199	760	131,914
$ 200-$249	719	160,615
$ 250-$299	585	159,731
$ 300-$349	634	206,815
$ 350-$399	804	301,503
$ 400-$449	611	258,586
$ 450-$499	474	224,893
$ 500-$749	1,030	607,384
$ 750-$999	275	243,157
$1,000 and greater	140	172,804

	7,072	$2,581,923

The following table represents the changes at December 31, 2004 in our residential real estate loans (in thousands):

Balance, beginning of year	$—

New loan acquisitions	3,030,405
Sales (other than to consolidated securitization trusts)(1)	(258,164)
Principal repayments	(141,350)
Premium amortization	(3,079)
Net recognized gains and valuation adjustments	522

Balance, end of year	$2,628,334

(1)	Includes related premium.

The following table represents the geographic concentration of our residential real estate loans as of December 31, 2004.

Location	Concentration
Southern California	32%
Northern California	21%
Florida	6%
Virginia	4%
Illinois	3%
Colorado	3%
Michigan	3%
Nevada	3%
Other states (none greater than 2%)	25%

Total	100%

The weighted average coupon on whole loans which we have securitized was 5.06% at June 30, 2005, and 4.30% at December 31, 2004.

Our residential real estate loan portfolio of $3.1 billion as of June 30, 2005 includes $34 million of loans pending securitization and $3.1 billion in loans which have been securitized. Our residential real estate loan portfolio of $2.6 billion as of December 31, 2004 includes $578 million of loans pending securitization and $2.1 billion in loans which have been securitized. The securitized residential real estate loans serve as collateral for $2.5 billion and $1.5 billion of mortgage-backed securities issued at June 30, 2005, and December 31, 2004, respectively, and most of our repurchase agreement financings. We structure securitization transactions primarily through SPEs (such as REMIC trusts). The principal business activity involves issuing various series of mortgage-backed securities (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each mortgage-backed securities series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Although the residential real estate loans which have been securitized are consolidated on our balance sheets, the SPEs that hold such loans, including BellaVista Funding Corporation, are legally separate from us. Consequently, the assets of these SPEs (including the securitized mortgage loans) are not available to our creditors, and such real estate loans are not our assets.

Mortgage-Backed Securities

The following table represents a summary of the mortgage-backed securities we held as of June 30, 2005, including those we retained in on-balance sheet securitizations:

	Principal Balance	Weighted Average
Security Description		Coupon	Months to Reset(1)	Constant Prepayment Rate
	(in thousands)
Non-Agency AAA:
3-1 hybrid adjustable rate	$163,843	4.40	24	22.17%
5-1 hybrid adjustable rate	214,745	4.73	47	25.74%
7-1 hybrid adjustable rate	36,371	5.16	67	40.68%

Non-Agency Subordinate:
AAA-rated hybrid adjustable rate	147,233	4.05	29	0.53%

Total MBS	$562,191

(1)	Represents number of months before conversion to floating rate.

Allowance for Loan Losses

We establish and maintain an allowance for estimated loan losses inherent in our residential real estate loan portfolio. The loan loss reserves are based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores, delinquency status and collateral value. The reserves are reviewed at least quarterly and adjusted as deemed necessary. The allowance for loan losses on our mortgage loans is established by taking loan loss provisions through our Consolidated Statements of Income. We do not maintain a loan repurchase reserve, as any risk of loss due to loan repurchases (i.e., due to breach of representations) would normally be covered by recourse to the companies from whom we acquired the loans.

As of June 30, 2005, we had $1.2 million in our allowance for loan losses and had incurred no credit losses. As of December 31, 2004, we had $591 thousand in our allowance for loan losses.

Credit Risk

Our investment strategy of acquiring, accumulating and securitizing loans involves credit risk. While we intend to securitize the loans that we acquire in order to achieve attractive financing rates and to improve our access to financing, we bear the risk of loss on any loans that we acquire and which we subsequently securitize. We acquire loans that are not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, we will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral plus insurance proceeds and the principal amount of the loan. In the event of a default on any such loans that we hold, we would bear the loss equal to the difference between the realizable value of the mortgaged property, after expenses, and the outstanding indebtedness, as well as the loss of interest.

We establish and maintain an allowance for estimated loan losses on our residential real estate loans. The allowance for loan losses is based upon estimates of future losses on the portfolio of residential loans. A number of factors, including borrowers’ credit scores and loan-to-value ratios, are used to estimate losses. A provision for loan losses is recognized through our Consolidated Statements of Income.

Derivatives

There is typically a time difference between the date we enter into an agreement to purchase whole loans and the date on which we fix the interest rates paid for securitization financing. We are exposed to interest rate fluctuations during this period. In order to mitigate this risk, we may hedge our position using Eurodollar futures. Once the financing rates on the securitization are fixed, we remove the futures positions. These derivatives are not designated as hedges under SFAS No. 133.

We have not adopted policies governing the use of Eurodollar futures. We require that any such trades be executed by a senior member of management and approved by our chief financial officer or our chief executive officer.

During the year ended December 31, 2004, we entered into Eurodollar futures transactions in order to mitigate the impact of rising interest rates on planned securitization funding. For the year ended December 31, 2004, there were recognized gains, net of recognized losses, of $340 thousand. For the six months ended June 30, 2005, we incurred no gains or losses on Eurodollar futures transactions. As of June 30, 2005, we did not have any positions outstanding on Eurodollar futures transactions. It is possible that we may enter into Eurodollar futures transactions within the next twelve months. As the transactions are short term, there may be either gain or loss recognized into earnings but we cannot anticipate the amount that would be recognized within the next twelve months at this time.

Liquidity and Capital Resources

Our primary source of funds consists of proceeds from securitizations, from whole loan financing facilities and from repurchase agreements. At June 30, 2005, we had $32 million in whole loan financing with a weighted average interest rate of 4.09%, and $527 million in repurchase agreements with a weighted average interest rate of 3.30%. At December 31, 2004, we had $556 million in whole loan financing with a weighted average interest rate of 3.22%, and $545 million in repurchase agreements with a weighted average interest rate of 2.65%. Our other significant source of funds for the six months ended June 30, 2005, and for the year ended December 31, 2004 consisted of payments of principal of $353 million and $141 million, respectively, from our residential real estate loans.

We finance some of our mortgage assets through the use of repurchase agreements. Under these repurchase agreements, we sell securities to a lender and agree to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sales price that we receive and the repurchase price that we pay represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we pledge our securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. We retain beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, with the consent of the lender, we may renew such agreement at the then prevailing financing rate. These repurchase agreements may require us to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines.

As of June 30, 2005, other than three repurchase agreements that reprice monthly subject to a cap, all of our repurchase agreements were fixed-rate term repurchase agreements with original maturities ranging from three days to thirty-six months. As the repurchase agreements mature, we enter into new repurchase agreements to take their place. Because we borrow money based on the fair value of our mortgage-backed securities and because increases in short-term interest rates can negatively impact the valuation of mortgage-backed securities, our borrowing ability could be reduced and lenders may initiate margin calls in the event short-term interest rates increase or the value of our mortgage-backed securities declines for other reasons. We had adequate cash flow, liquid assets and unpledged collateral with which to meet our margin requirements during the six months ended June 30, 2005 and during the year ended December 31, 2004.

In the future, we expect that our primary sources of funds will continue to consist of proceeds from securitizations, borrowed funds under whole loan financing facilities and repurchase agreements and of monthly payments of principal and interest on our mortgage-related assets. Our liquid assets generally consist of unpledged residential real estate loans, securities, cash and cash equivalents.

We have entered into repurchase agreements to finance most of our other mortgage-backed securities. In addition, we have entered into repurchase agreements to finance most of the retained portion of the residential real estate loans which we have securitized. The repurchase agreements are short-term borrowings that are secured by the market value of the pledged assets and bear interest rates that have historically had their basis on LIBOR. At June 30, 2005, our repurchase agreements had a weighted average term to maturity of 314 days and a weighted average borrowing rate of 3.30%. At December 31, 2004, our repurchase agreements had a weighted average term to maturity of 313 days and a weighted average borrowing rate of 2.65%.

	June 30, 2005	December 31, 2004
Less than 3 months	39.3%	47.5%
3 months to less than 1 year	26.8%	3.1%
1 year to less than 2 years	21.3%	44.5%
2 years to less than 3 years	12.6%	4.9%
Greater than 3 years	—	—

	100%	100%

We finance our residential real estate loans using mortgage-backed securities issued (obligations due on pass-through certificates or bonds) through securitizations. The interest rates on the mortgage-backed securities issued are variable and are based either upon the interest rates on the underlying loan collateral or upon LIBOR. The maturities on the mortgage-backed securities issued are also based upon the maturities of the underlying mortgages. Principal is paid on the mortgage-backed securities issued following receipt of principal payments on the loans. The scheduled maturities of the mortgage-backed securities issued extend to January 2045. At June 30, 2005, whole loans with a face value of approximately $3.1 billion have been pledged as collateral for the mortgage-backed securities issued.

We have entered into whole loan financing facilities to finance our residential loan acquisitions prior to securitization. The whole loan financing facilities are short-term borrowings that are secured by the loans and bear interest rates that have historically had their basis on LIBOR. At June 30, 2005 and at December 31, 2004, loans with a face value of approximately $33 million and $567 million, respectively, have been pledged as collateral under these facilities.

The following table represents, at June 30, 2005, the projected principal payments of the mortgage-backed securities issued and the whole loan financing for each of the succeeding five years:

	2005	2006	2007	2008	2009
	(in thousands)
Whole loan financing	$32,289	$0	$0	$0	$0
Mortgage-backed securities issued(1)	339,355	548,406	411,304	308,478	231,359

(1)	Principal is paid on the mortgage-backed securities issued following receipt of principal payments on the loans. For the table above, the principal payments have been estimated based on a 25% constant prepayment rate, or CPR. The actual principal paid in each year will be dependent upon the principal received on the underlying loans.

The whole loan financing facilities are short-term credit facilities. The total balance owed on the whole loan financing facilities, as of June 30, 2005, is due in 2005. Principal is paid on the mortgage-backed securities issued following receipt of principal payments on the loans. For the table above, the principal payments have been estimated based on prepayment assumptions. The actual principal paid in each year will be dependent upon the principal received on the underlying loans. The collateral specific to each mortgage-backed securities series is the sole source of repayment of the debt.

Securitization

We acquire residential real estate loans from third party originators, including banks and other mortgage lenders, through our BT Finance subsidiary. We structure securitization transactions primarily through special purpose entities (such as REMIC trusts). The principal business activity involves issuing various series of mortgage-backed securities (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each mortgage-backed securities series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral.

On January 28, 2005, BellaVista Funding Corporation completed a securitization of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. The total amount of the securities underwritten was approximately $898 million. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance, another of our wholly-owned subsidiaries. On May 27, 2005, BellaVista Funding Corporation completed a securitization of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. The total amount of the securities underwritten was approximately $444 million. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance. Belvedere Trust has previously completed seven other securitizations of mortgage loans and, since its formation, has securitized $3.8 billion of mortgage loans.

During the three months ended December 31, 2004, we transferred approximately $1.1 billion of residential real estate loans in two separate transactions to securitization trusts, which were non-qualified SPEs, pursuant to pooling and third party servicing agreements. During the three months ended September 30, 2004, we transferred approximately $391 million of residential real estate loans to a securitization trust, which was a non-qualified SPE, pursuant to a pooling and third party servicing agreement dated as of July 1, 2004. During the three months ended June 30, 2004, we transferred approximately $345 million of residential real estate loans (of which $147 million were purchased during the second quarter of 2004) to a securitization trust, which was a non-qualified SPE, pursuant to a pooling and third party servicing agreement dated as of April 1, 2004, and we acquired approximately $314 million of residential real estate loans which were transferred to a securitization trust pursuant to a pooling and third party servicing agreement dated as of May 1, 2004. The servicing of the mortgage loans is performed by third parties under servicing arrangements that resulted in no servicing asset or liability.

The two securitization transactions in the six months ended June 30, 2005, and five of the six securitization transactions in the year ended December 31, 2004 utilized non-qualified SPEs requiring consolidation, which effectively resulted in the transactions being accounted for as financings. The residential real estate loans remain as assets on our balance sheet subsequent to securitization, and the financing resulting from these securitizations is shown on our consolidated balance sheets as “mortgage-backed securities issued.”

During the three months ended March 31, 2004, we transferred approximately $253 million of residential real estate loans to a securitization trust, which was a qualified SPE, pursuant to a pooling and third party servicing agreement dated as of February 1, 2004. The transaction was accounted for as a sale. The securities are carried at amortized cost, adjusted for fair market valuation based on quoted market prices. As these securities include first loss security, we bear the credit risk associated with these mortgages. The principal balance outstanding, at June 30, 2005, of all the securities from this transaction was $147 million; the amount derecognized was $108 million and the amount recognized as our retained securities was $39 million. The delinquent amount of all the principal balances from this transaction was $2 million as of June 30, 2005 and there have been no credit losses to date.

On September 10, 2004, the SEC declared effective a shelf registration statement on Form S-3 filed by our wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $2 billion in asset-backed securities. On October 28, 2004, BellaVista Funding Corporation completed the first securitization on this registration statement by issuing approximately $608 million of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. On December 17, 2004, BellaVista Funding Corporation completed the second securitization by issuing approximately $492 million of mortgage-backed securities backed by adjustable-rate mortgage loans. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance, another of our wholly-owned subsidiaries.

On April 11, 2005, the SEC declared effective a shelf registration statement on Form S-3 filed by our wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $4.5 billion in asset-backed securities and withdrew the registration statement declared effective on September 10, 2004.

Off-Balance Sheet and Contractual Arrangements

The following table represents our contractual obligations as of June 30, 2005 (in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Repurchase agreements(1)	$527,254	$348,354	$178,900	$—	$—
Whole loan financing facilities	32,289	32,289	—	—	—
Mortgage-backed securities issued(2)	2,532,977	633,244	831,133	467,512	601,088
Purchase commitments	14,413	14,413	—	—	—

Total	$3,106,933	$1,028,300	$1,010,033	$467,512	$601,088

(1)	These represent amounts due by maturity.
(2)	Principal is paid on the mortgage-backed securities issued following receipt of principal payments on the loans. For the table above, the principal payments have been estimated based on a 25% CPR. The actual principal paid in each year will be dependent upon the principal received on the underlying loans.

As of June 30, 2005, Belvedere Trust had entered into forward loan purchase commitments of $14 million for the purchase of residential mortgage loans. As of June 30, 2005, we had entered into whole loan financing facilities which provide for up to $1.15 billion (including uncommitted amounts) in financing secured by single-family mortgage loans. At June 30, 2005, we had borrowed $32 million under the facilities, secured by mortgage loans held for securitization with a face value of $33 million.

Cash Distribution Policy

We will elect to be taxed as a REIT under the Code commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our REIT taxable income to our stockholders, determined without regard to the dividends paid deduction and excluding any net capital gains. It is our intention to comply with these requirements and maintain our REIT status. Moreover, we intend to distribute all or substantially all of our REIT taxable income, determined without regard to the dividends paid deduction and our net capital gains (which does not ordinarily equate to net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder. Our taxable REIT subsidiaries will be subject to federal, state and local taxes.

Quantitative and Qualitative Disclosures About Market Risk

The information presented in the table below projects the impact of sudden changes in interest rates on our annual projected net income and portfolio value as discussed below based on investments in place at June 30, 2005. Change in portfolio value equals the change in the value of the assets that we carry at fair value (shown on the consolidated balance sheets as “Other mortgage-backed securities”) rather than at historical amortized cost and any change in the value of any derivative instruments or hedges, such as interest rate swap agreements and Eurodollar futures contracts, divided by our equity. Our residential real estate loans, which make up the majority of our assets, are carried at historical amortized cost and therefore are not included in portfolio value in the table below. We acquire interest rate-sensitive assets and fund them with interest rate-sensitive liabilities. We generally plans to retain such assets and the associated interest rate risk to maturity.

Change in Interest Rates	Projected Percentage Change in Net Interest Income	Projected Change in Portfolio Value as a Percentage of Equity
-2.0%	61.8%	1.9%
-1.0%	32.5%	1.2%
0%	—	—
1.0%	-42.7%	-1.9%
2.0%	-82.9%	-4.1%

When interest rates are shocked, prepayment assumptions are adjusted based on management’s best estimate of the effects of changes in interest rates on prepayment speeds. For example, under current market conditions, a 100 basis point decline in interest rates is estimated to result in an increase from 31.2% to 37.2% in the prepayment rate of our mortgage-related assets (which includes those assets that have been securitized). The base interest rate scenario assumes interest rates at June 30, 2005. Actual results could differ significantly from those estimated in the table.

Subsidiaries

We have several subsidiaries through which we operate our business. BT Secured Assets is a qualified REIT subsidiary that is used to retain securities that we do not sell in securitizations and BellaVista Finance Corporation is a qualified REIT subsidiary that is used as our SPE in securitization transactions. As qualified REIT subsidiaries, they are disregarded for purposes of federal income taxation. BT Finance is a taxable REIT subsidiary that warehouses loans prior to securitization and BellaVista Funding Corporation is a taxable REIT subsidiary that acts as our SPE in securitization transactions. As taxable REIT subsidiaries, these entities are generally subject to corporate level taxation on income that they earn.

OUR BUSINESS

Overview

Our primary business is acquiring, securitizing and owning residential mortgage loans that we believe will provide attractive risk-adjusted returns. We focus on high credit-quality jumbo adjustable-rate and hybrid first-lien single-family residential mortgage loans. We acquire mortgage loans from various originators and suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks and mortgage bankers. We hold these mortgage loans until a sufficient quantity has been accumulated for securitization into mortgage-backed securities, generally at least $200 million of loans. This holding period may vary, but is typically about two months. We sell a portion of the mortgage-backed securities we generate in securitization transactions to third parties in the secondary market, while retaining certain subordinate and senior securities that we believe will have attractive risk-adjusted returns. To date, we have retained on average, approximately 18% of the principal balance of the securities issued in our securitizations. While legally in the form of securities, securitized loans appear as assets on our balance sheet and are referred to as residential mortgage loans securitized.

We were incorporated in Maryland on October 28, 2003 as a qualified wholly-owned real estate investment trust, or REIT, subsidiary of Anworth, a publicly traded REIT. Anworth is in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities and, through our company, residential mortgage loans that it acquires in the secondary market and, as of December 31, 2004, managed approximately $7.3 billion in assets. Anworth owns all of our capital stock. After this offering, Anworth will own approximately             % of our common stock (approximately             % if the underwriters exercise their overallotment option in full).

As of June 30, 2005, Anworth has provided us with $100 million in equity capital. We are conducting this offering to increase our equity capital base and intend to use the net proceeds from this offering primarily to acquire on a leveraged basis mortgage-related assets in accordance with our investment policies. As of the date of this prospectus, we have not identified any specific mortgage-related assets that we intend to acquire with the net proceeds of this offering.

We are externally managed by BT Management, a Delaware limited liability company that is owned 50% by Anworth and 50% by our executive officers, including 27.5% by Claus Lund, our chief executive officer, 17.5% by Russell Thompson, our chief financial officer, and 5% by Lloyd McAdams, our chairman. BT Management manages us through a management agreement with us pursuant to which BT Management manages our day-to-day operations, subject to the direction and oversight of our board of directors, in exchange for an annual base management fee and a quarterly incentive fee.

Our management agreement contains an expense structure, including an expense cap, that we believe provides an incentive for our manager to manage costs carefully and to provide us management services in a highly efficient manner. We believe that this structure has significantly reduced BT Management’s overhead costs.

We expect to qualify under the Code as a REIT commencing with the year ending December 31, 2005. As such, we will generally not be required to pay corporate income taxes on taxable income that we distribute to stockholders as dividends. We pay corporate income taxes on REIT taxable income that we retain (i.e., generally that portion of our taxable income that we do not distribute as dividends), which is limited to 10% of annual REIT taxable income (as adjusted), and we also pay corporate income taxes on income we earn from our taxable (i.e., non-REIT) subsidiaries. In addition, certain of our direct and indirect subsidiaries are taxable REIT subsidiaries and, as such, are liable for corporate income tax expenses.

Portfolio

We acquire mortgage loans through our subsidiaries from various originators and suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks and mortgage bankers. We have built relationships with and continue to expand upon a diversified network of mortgage loan originators. Our loan sourcing efforts determine the quality, consistency and volume of loans that we purchase. We target the types and attributes of the mortgage loans we seek to acquire and hold these mortgage loans until a sufficient quantity has been accumulated for securitization into high credit-quality mortgage-backed securities. We make bulk purchases of residential whole loan portfolios that meet our acquisition criteria and that are priced attractively relative to the value of mortgage-backed securities that can be issued in a securitization of those loans.

Mortgage Loans

Our residential mortgage loans include adjustable-rate loans comprised of securitized loans and loans held for securitization. All of our loans are either traditional adjustable-rate loans or hybrid adjustable-rate loans. Securitized loans are loans that we have acquired and securitized and which remain on our balance sheet from an accounting viewpoint. Residential mortgage loans held for securitization are loans we have acquired and that we intend to securitize.

The majority of the mortgage loan balances we have acquired and securitized are jumbo mortgage loans, which have initial balances in excess of $359,650 (the maximum size to conform to Federal National Mortgage Association, or Fannie Mae, or Federal Home Loan Mortgage Corporation, or Freddie Mac mortgage loan requirements). As of June 30, 2005, $2.2 billion of our loans had balances in excess of the conforming limits. We also have acquired high credit-quality mortgage loans with balances within the conforming size limits, generally in larger pools which also have included jumbo mortgage loans. Of the loans with balances below the conforming limits, 52.6% have interest-only features and 37.9% are indexed to the Moving Treasury Average, or MTA, by outstanding principal balance.

When acquiring traditional and hybrid adjustable-rate loans, we focus our attention on the aspects of a borrower’s profile and the characteristics of a mortgage loan product that we believe are most important in determining favorable loan performance and reduced credit exposure. Our borrowers generally make large down payments and have adequate liquid asset reserves, adequate income and excellent credit (as measured by a credit report and a credit score). Our first-lien mortgage loan acquisitions focus primarily on purchase and rate-and- term refinancing loans. Although the proportion of these loans will vary based on refinancing activity levels, we favor these loans over cash-out refinancing loans because we believe that they generally present lower credit risk exposure. In addition, real estate appraisals are underwritten to determine the property collateral is appropriately valued. The mortgage loans we have acquired are first-lien mortgage loans on single-family residential properties. We consider loans to be high quality when they are underwritten so that the borrower has adequate income to make the required loan payment, adequate verified equity in the underlying property, adequate liquid asset reserves, job stability and is willing and able to repay the mortgage as demonstrated by the borrower’s credit history. We consider a borrower to have adequate income when the borrower’s income is reasonably sufficient to cover the loan payments as well as the borrower’s other debt payment obligations. Similarly, we consider loans to possess adequate equity when the unencumbered portion of the value of the property provides an incentive for the borrower to retain possession by keeping the mortgage current. As a result, the loans we acquire generally have 80% or lower effective loan-to-value ratios based on independently appraised property values, or are seasoned loans with good payment history. We generally require mortgage insurance on loans with stated loan-to-value ratios over 80%. We target loans where the borrower’s FICO credit rating score exceeds 660. We will from time to time acquire loans with a FICO lower than 660 when other factors, such as a borrower having high income relative to the borrower’s debt obligations, compensate for the lower credit score. We generally will not acquire loans where the borrower’s FICO score is under 620. As of June 30, 2005, our loans had a weighted average FICO score of 725.

The loans are generally fully amortizing or are interest only, generally up to ten years, and fully amortizing thereafter. All loans we have acquired bear an interest rate tied to an interest rate index. At June 30, 2005, 47.2% of the loans we owned had interest only features. These loans permit borrowers to postpone repayment of the principal balance of the loans until after the interest only period expires. After the expiration of the interest only period, the borrowers’ payments increase to amortize the entire principal balance owed over the remaining life of the loan.

We have acquired loans that allow for negative amortization. As of June 30, 2005, 35.4% of our loans allowed for negative amortization. If the borrowers make payments that are less than the amount required to pay the interest due on these loans, the principal balance of the loans will increase. Some loans have periodic and lifetime caps on how much the loan interest rate can change on any predetermined interest rate reset date. In general, the interest rate on each ARM loan resets at a frequency that is monthly, semi-annual or annual. The loans generally adjust based upon the following indices: a U.S. Treasury Bill index, a LIBOR index, a Certificate of Deposit index, Monthly Treasury Average, a Cost of Funds index or a Prime Rate index.

We also may invest in high quality segments of the second-lien mortgage markets. Although we do not currently acquire second-lien mortgages, we may do so in the future. We believe that second-lien mortgage loans, if subject to strict high credit-quality guidelines, may provide attractive returns. These guidelines would include verification of borrower credit scores, borrower income to service the loan and the borrower’s other existing debt obligations, and down payments resulting in low loan-to-value ratios when considering both the first- and second-lien mortgages on the underlying property. Because we do not currently acquire second-lien mortgage loans, we have not yet adopted guidelines regarding credit quality for these types of loans. We anticipate that our guidelines regarding second-lien mortgage loans will target loans with FICO scores in excess of 660, borrower income greater than twice total debt service requirements and combined loan-to-value ratios below 90%. Second-lien mortgage loans may also provide a measure of diversification to our overall portfolio.

As of June 30, 2005, we had a portfolio of mortgage-related assets that totaled $3.2 billion, which included $3.1 billion in residential mortgage loans securitized, $34 million of loans pending securitization and $71 million of mortgage-backed securities. The underlying assets of our mortgage loan portfolio consisted of 57.4% adjustable-rate mortgage, or ARM, loans, 10.8% three-year hybrid mortgage loans, 25.0% five-year hybrid mortgage loans, 6.0% seven-year hybrid mortgage loans, 0.7% 10-year hybrid mortgage loans and included no fixed-rate mortgage loans. As of that date, approximately, 67.9% of our mortgage loans by principal amount had initial balances in excess of conforming limits, and 46.7% were purchase loans and 53.3% were refinance loans, each as measured by aggregate outstanding balances. The weighted average interest rate of these mortgage loans was 5.03%. At June 30, 2005, our mortgage loans had an average outstanding balance of approximately $366 thousand, a weighted average FICO score of 725 and a weighted average loan-to-value of 72%.

Other Mortgage-Related Assets

Although we currently do not intend to engage in the acquisition of mortgage-related assets other than high-quality residential mortgage loans, we may in the future acquire other investments that include mortgage-backed securities, including mortgage pass-through certificates and collateralized mortgage obligations issued by third parties, equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments in these assets, if any, would be limited to less than 10% of our total assets, we have no limit on how much of our stockholders’ equity could be allocated to other investments.

Loan Sourcing Program

We acquire our portfolio of mortgage loans for securitization principally through bulk acquisitions. As part of our acquisition strategy, we have established direct relationships with mortgage originators with special consideration of the types of loans identified by our analysis. In our efforts to acquire assets that are high quality and meet our investment criteria, we work primarily with first-tier lending institutions. We believe these relationships increasingly provide us with both a competitive advantage and a consistent source of attractive loans. We plan to continue to supplement loans purchased from our direct relationships with opportunistic bulk acquisitions from various sellers, including large originators.

We also invest in attractive whole-loan pools from a network of small-to-mid size originators on an ongoing basis. We believe this investment strategy may provide us with a high quality, diversified geographic product mix as well as meeting our underwriting and quality assurance requirements. In addition, through our purchases and an ongoing dialogue we may be able to negotiate with these originators to provide us with loans with attractive pricing and features or loans originated to our program and credit guidelines.

We do not generally purchase mortgage servicing rights when we acquire whole loans. We invest in whole loans primarily on a servicing-retained basis, where the originating institution retains the servicing rights associated with the mortgage loans sold. We also invest on a servicing-released basis with appropriate sub-servicers or sell off servicing rights to large rated servicers. By limiting our ownership of servicing, we minimize related operational risks, the total amount invested in the loans (and thereby reduce premium amortization risk related to servicing) and increase our focus on our core investment objectives and strategies.

As of the date of this prospectus, we have not identified any specific mortgage-related assets which we intend to acquire with the net proceeds of this offering. However, we expect that all mortgage assets acquired will be consistent with our acquisition strategy as described in this prospectus.

Mortgage Loan Types

The mortgage loans that we may acquire are high credit-quality mortgage loans and can generally be classified in the following three categories:

•	Adjustable-Rate Mortgage Loans. Adjustable-rate mortgage loans, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, once per month or once per year). We will refer to such ARMs as “traditional” ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates, which may be attractive to some mortgage investors. Certain of our ARMs may allow for negative amortization.

•	Hybrid Adjustable-Rate Mortgage Loans. A recent development in the mortgage market has been the popularity of ARMs that do not reset at regular intervals. Many of these ARMs have a fixed-rate for the first few years of the loan—typically three, five, seven or 10 years—and thereafter reset periodically like a traditional ARM. Effectively such mortgage loans are hybrids, combining the features of a pure fixed-rate mortgage and a “traditional” ARM. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be low. The ability of hybrid ARMs to exhibit low price sensitivity to interest rates can be attractive to some mortgage investors.

•

Second-Lien Mortgage Loans.    Second-lien mortgage loans are mortgage loans that are junior in priority to the primary loan on a residential property. Second-lien mortgage loans may be fixed or adjustable rate. Traditionally, second-lien mortgage loans have been associated with greater credit exposure, however, we intend to only invest in high quality segments of the second-lien mortgage markets. We believe that second-lien mortgage loans, if subject to strict high credit-quality guidelines, can generally provide attractive returns without commensurate increases in risk.

We may acquire other types of loans in the future, including fixed-rate first-lien mortgage loans. We may also acquire mortgage loans which have been extended to borrowers with different credit profiles than we are currently targeting. This could include, for instance, loans to borrowers with lower FICO scores where other factors, such as low loan-to-value ratios, relatively high income, or other factors that we believe are relevant offset the increased risk of the specific borrower profile. While we may acquire loans in pools where the weighted average FICO scores are below 700 and where individual loans may have FICO scores lower than 620, we do not intend to acquire sub-prime loans at this time. We may also acquire loans secured by real estate other than single-family residences.

Analytic Approach

Our focus is on the acquisition and securitization of whole loans because of our belief that we can utilize mortgage data in concert with our experience, comprehensive investment tools and disciplines to enhance our returns without the corresponding overhead costs and risks associated with originating mortgage loans. We pursue, to the extent possible, specialized market segments using the data characterized by factors that suggest the underlying mortgage loans should provide improved risk-adjusted returns. Characteristics that are part of our applied segmentation analysis may include the loan’s purpose, origination channel, size, age, loan-to-value ratio, credit score and geographic region. Loans whose characteristics vary by only small amounts may have different default and prepayment risks over time. We believe those loans, which have more predictable behaviors as indicated by our segmentation analyses, can be better matched, funded and hedged by us, thereby increasing the prospects of our achieving higher and more stable investment spreads and returns on our invested capital.

Our Strategy

We apply an operating discipline with the intent to produce attractive risk-adjusted returns. Our goal is to generate long-term value for stockholders through sustainable earnings, dividend growth and gradual increases to book value. The primary components of our strategy include:

•	Acquiring Loans. We target acquiring jumbo first-lien single-family residential mortgage loans that are priced attractively relative to the value of mortgage-backed securities that can be issued in a securitization of those loans. We focus on the acquisition of mortgage loans at the high-end of the prime market segments to limit our credit risk since we believe that borrowers with better credit histories are less likely to default on their mortgage payments. We also consider geographic diversification to be an important tool in our credit risk analysis. We target adjustable-rate mortgage loans and hybrid adjustable-rate mortgage loans (typically with fixed initial rate periods of 10 years or less). We believe it is less difficult to manage funding and risk exposures in those segments than it is for fixed-rate loans. Prepayment risk is also managed by selecting loans which management believes will exhibit more stable prepayment behaviors, including loans with prepayment penalties.

•	Securitizing Acquired Loans. The primary source of long-term funding for our mortgage-related assets is securitization transactions. We believe securitizing the whole loans that we acquire enables us to reduce the interest rate mismatch and prepayment risk inherent in our business. The use of securitizations also allows us to use leverage to seek to enhance spread income, while concurrently seeking to reduce liquidity risks and potentially increasing risk-adjusted returns on capital.

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Owning Mortgage Assets.    The primary component of the assets in our portfolio is expected to be residential mortgage loans securitized through our own securitizations. We believe that the ability to select the mortgage loans that constitute collateral for the securitizations promotes a consistent quality profile and provides us with greater certainty regarding expected performance. Based on our expected risk-adjusted returns, we anticipate retaining both senior and subordinate securities from our future securitizations. The securities we retain will be included on our balance sheet as residential mortgage loans securitized and typically will be purchased by one of our qualified REIT subsidiaries in order to maximize tax efficiency and financed with short-term borrowings, such as repurchase agreements.

•	Long-Term Growth. We intend to pursue a long-term growth strategy by building the infrastructure necessary to efficiently implement our growth strategy while expanding our capital base to obtain the scaling benefits of managing a large portfolio of assets. We also intend to continue to expand upon our diversified network of mortgage loan originators. In the future, we may acquire other types of mortgage assets, including second-lien mortgage loans, if we believe the risk-adjusted returns are attractive.

Our Competitive Advantages

We believe our competitive advantages include the following:

•	Experienced Management Team. Our management has considerable expertise in mortgage finance, asset/liability management and the acquisition and management of mortgage assets, gained from extensive experience at banks, savings and loans and mortgage banking companies. We believe that the experience of our manager’s management team will enable us to better control the acquisition and securitization of mortgage loans, and to effectively manage the credit, interest rate and prepayment risks.

•	Limited Fixed Expenses. Our focus is on the acquisition and securitization of whole loans because of our belief that we can utilize mortgage data in concert with our investment tools and disciplines without the corresponding overhead costs and risks associated with originating mortgage loans. We believe that the expense structure, including an expense cap, set forth in the management agreement creates an incentive for BT Management to provide us with cost-efficient services. We do not service mortgage loans ourselves and thereby further limit our fixed expenses.

•	Loan Sourcing Program. We have purchase agreements with a number of mortgage originators enabling us to focus on the acquisition of bulk purchases of whole loans rather than mortgage-backed securities. Such agreements and relationships provide us with more stable mortgage loan sourcing while, at the same time, allowing us to maintain more effective quality controls. In addition, due to these relationships, we may be able to negotiate with these originators to provide us with loans which have attractive pricing and features or loans originated to our program and credit guidelines.

•	Analytical Approach. We have developed and are using proprietary segmentation, financial and risk management models. These models assist us in acquiring loans that we believe can have more predictable behaviors and can better match asset and liability characteristics, thereby increasing the prospects of our achieving attractive and more stable investment spreads and returns on our invested capital.

•	Securitization. We have filed a shelf registration and issue securities through BellaVista Funding Corporation. The name recognition of the securities provides us with an efficient way to fund our assets and a competitive advantage relative to most traditional mortgage originators.

•	Affiliation with Anworth. We believe a significant competitive advantage that we possess over other financial companies is BT Management’s access to the resources and expertise of Anworth, including with respect to capital markets, finance and management of a public REIT. Anworth has significant and long-standing relationships with financing sources, investment banks and others that have and we believe will continue to benefit us. Certain members of our board of directors are officers and directors of Anworth and officers and managers of BT Management whose experience we will be able to utilize in managing our business.

Underwriting

We acquire mortgage loans from third party mortgage originators or aggregators that have been originated pursuant to the seller’s loan products, programs and underwriting guidelines. Additionally, the originator performs the credit review of the borrower, the appraisal of the property and the quality control procedures. While we generally review the seller or originator’s underwriting guidelines, we have not established our own underwriting guidelines. We generally only consider the purchase of loans when the borrowers have had their credit checked and appraisals of the properties have been obtained. We or a third party then perform an independent review of the processing, underwriting and loan closing methodologies that the originators used in qualifying a borrower for a loan. Depending on the size of the loan package and upon our prior experience with the seller, we may not review all of the loans in a bulk package of loans, but rather select loans for underwriting review based upon specific risk-based criteria such as property location, loan size, effective loan-to-value ratio, borrowers’ credit score and other criteria that we believe to be important indicators of credit risk.

To meet our investment criteria, mortgage loans acquired by us will generally conform to secondary market standards for high quality mortgage loans. “High quality” means real estate loans that typically have features such as low loan-to-value ratios, borrowers with strong credit histories and other indications of quality relative to the range of loans within U.S. real estate markets as a whole. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution, and we do not intend to obtain additional appraisals at the time of acquiring mortgage loans. Mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others.

Prior to the purchase of loans, we obtain representations and warranties from each seller stating that each loan either meets the seller’s pre-approved underwriting standards and other requirements or is underwritten to our standards. A seller who breaches such representations and warranties in making a loan that we purchase may be obligated to repurchase the loan. As added security, we use the services of a third party document custodian to determine the quality and accuracy of individual mortgage loan closing documents and to hold the documents in safekeeping. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution and we do not intend to obtain additional appraisals at the time of acquiring mortgage loans.

Our credit review process is intended to determine the collateral value of the mortgaged property and to consider the borrower’s credit standing and repayment ability. At June 30, 2005, the borrowers underlying the mortgage loans that we had acquired had an average FICO score of 725. On a case-by-case basis, we may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under the applicable underwriting guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, low loan-to-value ratios, low debt-to-income ratios, good credit history, stable employment, financial reserves and time in residence at the applicant’s current address.

Financing

The cornerstone of our long-term whole loan finance strategy is securitization of our whole loans. Securitization materially limits liquidity risks and potentially maximizes risk-adjusted returns on capital. We also leverage our capital by borrowing funds through short-term and long-term secured debt facilities. Our goal is to use leverage prudently, as dictated by our integrated risk management strategy, to enhance spread income and returns to stockholders.

As of June 30, 2005, our liabilities totaled $3.1 billion, which included $2.5 billion in mortgage-backed securities issued through securitization transactions, $32 million of whole loan financing facilities secured by loans pending securitization and $527 million of repurchase agreements used primarily to finance the securities we have retained, which are included in residential mortgage loans securitized on our balance sheet. From our formation through June 30, 2005, we have securitized approximately $3.8 billion of mortgage loans through eight securitization transactions. Through June 30, 2005 mortgage-backed securities with an initial balance of approximately $3.1 billion had been sold to third parties and we have retained the balance, consisting of approximately $673 million of original principal. As of June 30, 2005, the weighted average interest rate of our liabilities was 3.73%. As of June 30, 2005, we had equity capital, including retained earnings, of approximately $107 million.

Securitizations

In order to maximize liquidity and the efficiency of our capital and funding sources, we securitize mortgage loans when we believe such transactions provide the best funding source and returns on capital. We believe that our mortgage investment tools and disciplines, particularly in the areas of predicting credit enhancement levels and market execution, enhance our securitization capabilities. We believe securitizations are an attractive source of long-term funding because the terms extend for the entire life of the securitized mortgage loans and the payments due on the securities generally match the cash-flow from such mortgage loans. Thus, the liquidity risk inherent in funding long-term assets with short-term borrowings is eliminated and capital otherwise allocated to cover this liquidity risk is available to invest in additional assets improving capital efficiency and overall returns.

The process of securitization commences when we acquire residential mortgage loans from sellers. We generally seek to quickly build an inventory of these loans that is large enough (generally at least $200 million) to support an efficient securitization. This holding period may vary, but is typically about two months. We structure securitization transactions primarily through taxable REIT subsidiaries (which generally are subject to full corporation taxation) which in turn establish SPEs that issue securities through REMIC trusts. The principal business activity involves issuing various series of long-term debt (in the form of pass-through certificates or bonds collateralized by residential mortgage loans). The collateral specific to each long-term debt series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral.

We sell a portion of the mortgage-backed securities that we generate through securitizations to third parties in the secondary market, while retaining the balance. We have, to date, retained the majority of the subordinate securities and certain of the senior securities from our securitizations. While legally in the form of securities, most securitized loans appear as assets on our balance sheet and are referred to as residential mortgage loans securitized. The residential mortgage loans securitized which are retained by us are purchased by one of our qualified REIT subsidiaries to maximize tax efficiencies on the interest income.

On September 10, 2004, the SEC declared effective a shelf registration statement on Form S-3 filed by our wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $2 billion in asset-backed securities. On October 28, 2004, BellaVista Funding Corporation completed the first securitization on this registration statement by issuing approximately $608 million of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. On December 17, 2004, BellaVista Funding Corporation completed the second securitization by issuing approximately $492 million of mortgage-backed securities backed by adjustable-rate mortgage loans. On January 28, 2005, BellaVista Funding Corporation completed the third securitization by issuing approximately $912 million of mortgage backed securities backed by adjustable-rate and hybrid mortgage loans. On May 27, 2005, BellaVista Funding Corporation completed the fourth securitization by issuing approximately $449 million of mortgage-backed securities backed by adjustable-rate mortgage loans. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance.

On April 11, 2005, the SEC declared effective a shelf registration statement on Form S-3 filed by our wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $4.5 billion in asset-backed securities and withdrew the registration statement declared effective on September 10, 2004.

Use of Leverage

We further manage our balance sheet by financing our mortgage assets using equity capital, unsecured debt, short-term borrowings such as repurchase agreements, warehouse lines of credit and other collateralized financings that we may establish with approved institutional lenders. We do not have limits on our debt-to-equity ratio.

We intend to account for our securitizations as financings for accounting purposes. As a result, the mortgage-backed securities are shown as debt on our balance sheet. As of June 30, 2005, we carried $2.5 billion of mortgage-backed securities issued on our balance sheet as liabilities. The collateral specific to each mortgage-backed securities series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Therefore, the mortgage-backed securities issued are considered non-recourse debt. Recourse or marginable debt generally consists of repurchase agreements and whole loan financing facilities. These forms of borrowing are short-term in nature, mature on a frequent basis, need to be rolled over at each maturity and are subject to margin call based on collateral value changes or changes in margin requirements. Although the $3.8 billion of residential mortgage loans which we have securitized are consolidated on our balance sheets, the special purpose entities that hold such loans, including BellaVista Funding Corporation, are legally separate from us. Consequently, the assets of these SPEs (including the securitized mortgage loans) are not available to our creditors, and such mortgage loans are not our assets.

Repurchase agreements involve a simultaneous sale of pledged assets to a lender at an agreed-upon price in return for the lender’s agreement to resell the same assets back to us at a future date (the maturity of the borrowing) at a higher price. The price difference is the cost of borrowing under these agreements. We generally enter into two types of repurchase agreements: variable-rate term repurchase agreements and fixed-rate repurchase agreements. Our variable-rate term repurchase agreements are financings with original maturities ranging from two to twenty-five months. The interest rates on these variable-rate term repurchase agreements are generally indexed to either the one-month LIBOR rate, and reprice accordingly. The fixed-rate repurchase agreements have original maturities generally ranging from one-day to 36 months. Generally, upon repayment of each repurchase agreement, we immediately pledge the mortgage assets used to collateralize the financing to secure a new repurchase agreement.

To facilitate the financing of the mortgage-related assets which we own, we had in place, at June 30, 2005, a variety of short-term borrowing arrangements, including repurchase agreements with four dealers. At June 30, 2005, we also had three whole loan financing facilities with credit limits totaling $1.15 billion. When we purchase whole loans, we typically fund them through one of these whole loan financing facilities. The whole loans are kept in the whole loan financing facilities where they earn a spread until they are securitized.

Risk Management

Capital Utilization

Equity capital is a key component of our risk management strategy. We leverage our capital to acquire mortgage assets and to optimize our return on equity. We intend to maintain appropriate capital to allow us to operate profitably and with sufficient liquidity as market conditions fluctuate. Our capital strategy anticipates timely expansion of our capital base to obtain the scaling benefits of managing a larger balance sheet of mortgage assets. Subsequent to the closing of this offering, we intend to raise additional capital after we determine that such additional capital can be employed productively for the long-term benefit of our stockholders.

We monitor the relationship between our assets, borrowings and equity capital using a variety of measures. Non-recourse debt consists of mortgage-backed securities issued. While the mortgage-backed securities issued appear as liabilities on our balance sheet, the collateral specific to each mortgage-backed securities series is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Recourse or marginable debt generally consists of repurchase agreements and whole loan financing facilities. These forms of borrowing are short-term in nature, mature on a frequent basis, need to be rolled over at each maturity and are subject to margin calls based on collateral value changes or changes in margin requirements. Because of the short-term nature of these forms of financing, our policies require that we maintain significant excess capital and liquidity to meet margin calls as a result of unexpected changes in margin requirements and collateral value.

Credit Risk Management

We manage credit risk primarily through the selection of high credit-quality mortgage-related assets. When acquiring mortgage loans, we focus on the aspects of a borrower’s profile and the characteristics of a mortgage loan product that we believe are most important in ensuring strong loan performance and minimal credit exposure. We consider loans to be high quality when they are underwritten so that the borrower has adequate income to make the required loan payments, has adequate equity in the underlying property and is willing and able to repay the mortgage as demonstrated by the borrower’s credit history. In an attempt to reduce credit exposure, we target the higher end of prime credit loans, where the borrower’s FICO credit rating score exceeds 660 and we maintain a lower limit of 620. The average FICO score of all loans we have acquired as of June 30, 2005 was 725. We also evaluate the quality of lender underwriting criteria and appraisal standards to determine that the quality of loans, independent of FICO credit scores, meets our requirements. We also consider geographic economic conditions as part of our credit risk analysis. Credit risk mitigation includes monitoring payment performance and initiating corrective action as deemed necessary.

Based on our analytical assessment of credit risk for each type of loan, we establish credit reserves and capital requirements to adjust for the impact of various levels of credit risk. Part of our credit risk management is to establish policies, procedures and infrastructure necessary to limit on-going credit exposure. Credit risk mitigation includes evaluating due diligence processes, establishing contractual means to verify and enforce underwriting representations and warranties and periodically assessing credit risk capital requirements based on default analyses. We also monitor and manage counterparty risks.

We have successfully implemented a program of quality assurance for loans acquired. We generally use third-party firms to re-underwrite loans acquired and to determine the accuracy of property values as given by originators and sellers. The percentage of loans selected may vary from up to 100% for new sellers to 15% or less for sellers with whom we have a well-established track record. We may select different loans for underwriting review and appraisal review. The loan selection is based on perceived risk characteristics with those loans having more perceived risks more likely to be selected for review.

Interest Rate Risk Management

Our interest rate risk management is based on several areas of detailed analysis that assist in our balance sheet management and hedging decisions. Specifically, our asset/liability strategy addresses interest rate risk management and hedging. Key components of effective interest rate risk management include identifying the potential interest rate risk in our activities, establishing and maintaining interest rate risk measurement systems, formulating and executing risk management strategies and managing policy exceptions with well-defined responsibilities.

To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage assets and related debt against the effects of major interest rate changes. We primarily use securitizations transactions to manage our interest rate risk. We believe securitizations are an attractive source of long-term funding because the terms extend for the life of the securitized mortgage loans and the payments due on the securities generally match the cash-flow from such mortgage loans. Our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from rate adjustment limitations on our mortgage assets and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-related assets and related borrowings.

Prepayment Risk Management

Mortgage prepayments on our mortgage-related assets generally increase when interest rates decrease, and in particular on our adjustable-rate mortgages when interest rates decrease or when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable-rate mortgages. If we acquire mortgages at a premium and they are subsequently repaid before their final maturity, we must accelerate the recognition of the expense for the unamortized premium at the time of the prepayment.

We seek to lessen the effects on our operations as a result of mortgage loans underlying our securities paying off at a faster or slower rate than anticipated. Prepayment risk is primarily managed by selecting loans which management believes will exhibit more stable prepayment behaviors. We also pursue the acquisition of loans with prepayment penalties. As of June 30, 2005, approximately 32% of the loans we acquired have prepayment penalties attached.

We believe there is a relatively low likelihood of prepayments occurring within our inventory of mortgage assets awaiting securitization; we typically securitize these loans within 30 to 90 days of acquiring them and most acquired mortgage loans are newly originated and have historically experienced a low prepayment rate in their first several months. However, changes in prepayment forecasts by market participants could affect the market prices for mortgage-backed securities (especially interest-only securities) sold from our securitization transactions.

Prepayment analysis is also an important component of our strategy. Some of the characteristics that we model include interest rates, points paid, premium coupons, loan age, loan type, original loan-to-value, loan balance and credit rating. Because of correlations between default risks and prepayment risks, we prefer to analyze these behaviors jointly and to use the results of the analysis as an enhancement to traditional prepayment models. We have used third-party models to a great extent to augment our internal, proprietary work.

Hedging Strategy

The objective of our hedging activities is to maintain a desired interest rate risk profile. We may use standard hedging instruments such as interest rate swaps, caps and long or short positions in futures. There is usually a time difference between the date we enter into an agreement to purchase whole loans and the date on which we fix the interest rates paid for securitization financing. We are exposed to interest rate fluctuations during this period. For certain types of loans, in order to mitigate this risk, we hedge our position using Eurodollar futures. The Eurodollar futures are traded on the Chicago Mercantile Exchange and provide a liquid market for our hedge transactions. Once the financing rates on the securitization are fixed, we remove the hedge positions. These derivatives are not designated as hedges under SFAS No. 133. We intend to manage our hedging activities in a manner consistent with maintaining qualification as a REIT.

Policies with Respect to Certain Activities

If our board of directors determines that additional funding is required to implement our strategy, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have in the past and may in the future issue senior securities. We issued preferred stock to Anworth in November 2003. The preferred stock will automatically convert into common stock upon completion of this offering.

We have in the past and may in the future borrow money to fund our investments, make loans to other persons and engage in the purchase and sale (or turnover) of investments.

We have not in the past, but may in the future, invest in the securities of other issuers for the purpose of exercising control, underwrite securities of other issuers, offer securities in exchange for property or repurchase or otherwise reacquire our shares or other securities.

In addition, we will furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating Guidelines

Our board of directors has established our operating and investment policies and strategies, and any revisions in such policies and strategies require the approval of the board of directors.

We will elect to qualify as a REIT for tax purposes. We have adopted certain compliance guidelines, which include restrictions on our acquisition, holding and sale of assets, thus limiting the investment strategies that we may employ. Substantially all the assets that we have acquired and will acquire for investment, excluding our investments in taxable REIT subsidiaries, are expected to be real estate assets as defined by the Code.

We will closely monitor our purchases of mortgage-related assets and the income from such assets, including from our hedging strategies, so that we maintain our qualification as a REIT at all times. We developed certain accounting systems and testing procedures with the help of qualified accountants and tax experts to facilitate our ongoing compliance with the REIT provisions of the Code.

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we were to become regulated as an investment company, our ability to borrow funds to acquire additional assets would be substantially reduced. The Investment Company Act exempts entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgage loans and other liens on and interests in real estate”, or Qualifying Interests. Under current interpretation of the staff of the SEC, we must maintain at least 55% of our assets directly in Qualifying Interests as defined in the Code. We closely monitor our compliance with this requirement and we intend to maintain our exempt status.

Exclusion From Regulation Under the Investment Company Act

We conduct our business so as to be excluded from regulation under the Investment Company Act. We operate our business principally through and our assets are held by our subsidiaries. Consequently, we must ensure that we and each of our subsidiaries qualifies for an exclusion or exemption from regulation under the Investment Company Act.

Belvedere Trust Mortgage Corporation

We operate our company in a manner to qualify for an exemption from regulation under the Investment Company Act by monitoring the value of our interests in our subsidiaries. At all times, we must ensure that no more than 40% of our assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the Investment Company Act. Our interest in each of BT Finance and BT Secured Assets does not constitute an “investment security” for these purposes, but our interest in each of BellaVista Funding Corporation and BellaVista Finance Corporation does constitute an “investment security.”

Accordingly, we must monitor the value of our interest in these four subsidiaries to ensure that the value of our aggregate interest in BellaVista Finance Corporation and BellaVista Funding Corporation never exceeds 40% of the value of our total assets. These requirements may limit our flexibility in acquiring assets in the future.

Belvedere Trust Finance Corporation

Our subsidiary BT Finance acquires mortgage loans from originators and suppliers of mortgage related assets and holds those mortgage loans pending securitization. BT Finance is excluded from Investment Company Act regulation under a provision designed for companies that do not issue redeemable securities and are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate,” or the “mortgage company exclusion.” BT Finance does not intend to issue redeemable securities.

The SEC has not promulgated rules to address precisely what is required for a company to be considered “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” A series of no-action letters issued by the Division of Investment Management of the SEC, or the Division, however, reflects the view that at least 55% of a company’s assets must consist of mortgage loans and other assets that are considered the “functional equivalent” of mortgage loans for purposes of the Investment Company Act (collectively, “qualifying real estate assets”), and an additional 25% of a company’s assets must consist of real estate-related assets, leaving no more than 20% of the company’s assets in miscellaneous assets. These no-action letters also indicate what types of assets can be considered qualifying real estate assets. No-action letters issued by the Division are not binding except as they relate to the companies to whom they are addressed, so investors should be aware that the Division may change its position regarding what assets might constitute qualifying real estate assets at any time. If the Division were to change its position, we might be required to change our investment strategy to comply with any new guidance provided by the Division. We cannot predict whether such a change would be adverse to us.

Based on the no-action letters issued by the Division, we classify BT Finance’s investment in residential mortgage loans that have not yet been securitized as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 25% test.

Belvedere Trust Secured Assets Corporation

Our subsidiary BT Secured Assets retains the portion of the mortgage-backed securities that we do not sell in our securitization transactions. BT Secured Assets retains either whole or partial pool certificates from our securitizations, as described in detail below. BT Secured Assets is excluded from Investment Company Act regulation under the mortgage company exclusion.

Most non-agency (non-Fannie Mae, Freddie Mac or Ginnie Mae) mortgage-backed securities do not constitute qualifying real estate assets for purposes of the 55% test because they represent less than the entire beneficial interest in the related pool of mortgage loans. The Division, however, has indicated in a series of no-action letters that in certain circumstances a company’s investment in non-agency mortgage-backed securities is the “functional equivalent” of owning the underlying mortgage loans. BT Secured Assets owns mortgage-backed securities that we classify as qualifying real estate assets because we believe that BT Secured Assets owns the functional equivalent of the underlying mortgage loans.

In some instances, BT Secured Assets owns all of the securities issued by the securitization trust or with respect to a specific pool of collateral within such trust. Because it retains the entire economic interest in the underlying pool of loans, we view BT Secured Assets’ investment, economically, as an investment in mortgage loans rather than an investment in mortgage-backed securities. For these securities, we classify BT Secured Assets’ investment as an investment in qualifying real estate assets for the purpose of the 55% test.

In other instances, BT Secured Assets retains the most subordinate class of securities issued in its securitization transactions. For example, in our securitization transaction via BellaVista Mortgage Trust 2005-2, pursuant to a prospectus supplement filed with the SEC on May 25, 2005, BT Secured Assets retained Class B-7. Class B-7 is the most subordinate class and the first to absorb losses on the related pool of mortgage loans, and, therefore, BT Secured Assets has the right to decide whether to foreclose upon defaulted mortgage loans. In addition to BT Secured Assets’ ownership of the most subordinated class in a securitization transaction, BT Secured Assets generally owns other subordinated class that are contiguous with the most subordinated class. In BellaVista 2005-2, BT Secured Assets also retained the Class B-6 and Class B-5 certificates in addition to Class B-7. In other words, there are no classes held by third parties that absorb losses after the most subordinated class and before any other subordinate classes that BT Secured Assets owns. Therefore, we classify this investment as an investment in qualifying real estate assets for purposes of the 55% test.

As an example, in the BellaVista Mortgage Trust 2005-2 securitization, losses on the mortgage loans, to the extent they exceed the principal balance of the Class B-7, are allocated to Class B-6, B-5, B-4, B-3, B-2 and B-1, in that order. If losses are so great that the principal balance of Class B-7 is reduced to zero, then BT Secured Assets, as the owner of the Class B-6 securities, would have the right to decide whether to foreclose on defaulted mortgage loans. If losses are so great that the principal balance of both Class B-7 and Class B-6 are each reduced to zero, then BT Secured Assets, as the owner of the Class B-5 securities, would have the right to decide whether to foreclose on defaulted mortgage loans. In other words, the owner of the most subordinated class that is outstanding at any time has foreclosure rights. Because BT Secured Assets owns 100% of Class B-7, B-6 and B-5, and each such class carries with it the right to foreclose if it ever becomes the most subordinate class in the structure, we classify this investments in Class B-7, B-6 and B-5 as qualifying real estate assets for purposes of the 55% test. If BT Secured Assets were to sell all or a portion of any of those subordinated classes, we would re-characterize the remaining portion of that class, together with any classes senior to that class, as real estate-related assets for the 25% test, rather than qualifying real estate assets for the 55% test.

We will utilize the foregoing analysis to determine whether to classify the investments that BT Secured Assets make in the future as qualifying real estate assets or real estate-related assets. If BT Secured Assets acquires securities that are collectively expected to receive all of the principal and interest paid on the related pool of underlying mortgage loans (less fees, such as servicing and trustee fees, and expenses of the securitization), and BT Secured Assets has foreclosure rights with respect to those mortgage loans, then we will consider those securities, collectively, to be qualifying real estate assets. If another entity acquires any of the securities that are expected to receive cash flow from the underlying pool of mortgage loans constituting the collateral for repayment of the securities, then we will consider whether BT Secured Assets has the unilateral right to foreclose on the underlying loans and whether its investments therein constitute a first loss position to decide whether it should be classified as a qualifying real estate asset.

If BT Secured Assets owns more than one subordinate class, then, to determine the classification of the subordinate classes that BT Secured Assets owns other than the first loss class, we would consider whether:

•	such classes are contiguous with the first loss class (with no other classes absorbing losses after the first loss class and before any other subordinate classes that BT Secured Assets owns);

•	BT Secured Assets owns the entire amount of each such class; and

•	BT Secured Assets would continue to have the unilateral right to foreclose in connection with each such class if the more subordinate classes were no longer outstanding.

If the answers to any of these questions is no, then we would not classify that particular class, or classes senior to that class, as a qualifying real estate asset for the 55% test.

To the extent that investments in mortgage-backed securities do not constitute qualifying real estate assets for the 55% test, we will classify the same as real estate-related assets for purposes of the 25% test.

BellaVista Funding Corporation and BellaVista Finance Corporation

BellaVista Funding Corporation acts as a special purpose entity that purchases mortgage loans and deposits them in trust in securitization transactions. BellaVista Finance Corporation has been established for the same purpose. Neither BellaVista Funding Corporation nor BellaVista Finance Corporation can qualify for the mortgage company exclusion. Those entities qualify for exemption from the Investment Company Act under a provision designed for subsidiaries, the securities of which are owned exclusively by persons who at the time of acquisition of the securities are “qualified purchasers,” as that term is defined in the Investment Company Act, and that are not making or proposing to make a public offering of its securities. Accordingly, we are careful that neither of those entities is making or proposing to make a public offering of its securities, and we require that each owner of securities issued by those entities is a “qualified purchaser,” so that those entities are not investment companies subject to regulation under the Investment Company Act. If we form other subsidiaries, we will be required to ensure that they qualify for an exemption or exclusion from regulation under the Investment Company Act.

Possible Guidance Affecting Investment Company Act Considerations

We have not received, nor have we sought, a no-action letter from the Division regarding how our investment strategy fits within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Competition

When we acquire mortgage loans and sell mortgage-backed securities through our securitizations, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, hedge funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage loans, resulting in higher prices and lower yields on assets, and for the sale of our mortgage-backed securities, resulting in lower prices that we receive for such securities and higher yields that we pay on such assets.

Website Access to our Periodic SEC Reports

The Internet address of our corporate website will be www.belvederetrust.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website or on any website referring to us is not a part of this prospectus.

Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Founders

Our company was founded in November 2003 by Claus Lund, who serves as our chief executive officer, Russell Thompson, who serves as our chief financial officer, and Lloyd McAdams, the chairman of our board of directors. In addition, Anworth indirectly participated in founding and organizing us and, therefore, may be considered a “promoter” under the federal securities laws.

Employees

As of June 30, 2005, we had no employees. As described above, BT Management manages our day-to-day operations pursuant to a management agreement, subject to the direction and oversight of our board of directors.

Facilities

Our principal offices are located at 235 Pine Street, Suite 1800, San Francisco, California 94104.

Legal Proceedings

We are not a party to any material legal proceedings.

THE MANAGER

Overview

Our day-to-day operations are externally managed and advised by our manager, BT Management Company, L.L.C., or BT Management, subject to the direction and oversight of our board of directors. BT Management is owned 50% by Anworth and 50% by our executive officers, including 27.5% by Claus Lund, our chief executive officer, 17.5% by Russell Thompson, our chief financial officer, and 5% by Lloyd McAdams, our chairman. BT Management was incorporated in October 2003 and all of our officers are employees of BT Management.

From time to time, we will assess whether we should be internally managed. Our assessment will be based on a number of factors deemed relevant by our board of directors, including the cost efficiency of the management agreement versus internal management, our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed. Upon the termination of the management agreement by us without cause or by BT Management in the event of a change in control of our company, we would be required to pay a termination fee in cash or stock to BT Management. The amount of the fee would vary depending upon the circumstances and would be effectuated through the acquisition of our manager’s assets. The value of the assets would be calculated based upon a formula set forth below under “Management Agreement—Term and Termination.”

Management Agreement

Services and Duties of the Manager

We entered into a management agreement with BT Management on November 3, 2003, immediately following our formation which will be amended and restated as described herein upon the completion of this offering. Pursuant to the management agreement, BT Management, as our sole manager, generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the management agreement. All of BT Management’s employees are currently engaged in performing work for us under the management agreement. BT Management can elect to have others undertake some or all of their duties at any time and in its sole discretion. BT Management is primarily involved in four activities on our behalf:

•	Asset Management—BT Management advises us with respect to, arranges for and manages the acquisition, financing, servicing, sale and securitization of, our mortgage loans;

•	Liability Management—BT Management arranges financing and hedging strategies;

•	Capital Management—BT Management coordinates our capital raising activities; and

•	Risk Management—BT Management evaluates the credit risk of our mortgage loans considered for acquisition as well as monitors and manages credit, prepayment and interest rate risk in our mortgage portfolio.

Subject at all times to the direction and oversight of our board of directors, BT Management performs the following services and other activities in accordance with the terms of the management agreement and, to the extent directed by our board of directors, performs similar services and other activities for any subsidiary of our company:

•	serving as our consultant with respect to the formulation and updating of investment criteria and policy guidelines for consideration by our board of directors;

•	preparing strategic plans and annual budgets for review by our board of directors, and reporting changes to such plans and budgets to our board of directors on a quarterly basis;

•	representing us in connection with its acquisition, retention, servicing and, if any, origination of investments in mortgage-related assets (including the accumulation of mortgage loans for securitization), and all related financing activities;

•	furnishing reports and statistical and economic research to us regarding our investments and activities and the services performed for us by BT Management;

•	monitoring and providing our board of directors on an on-going basis price information and other data obtained from appropriate pricing services and nationally recognized dealers that maintain markets in mortgage-related assets identified by our board of directors from time to time, and providing data and advice to our board of directors in connection with the identification of such pricing services and dealers;

•	administering our day-to-day operations and performing or supervising the performance of such other administrative functions necessary or advisable for our management as may be agreed upon by BT Management and our board of directors including, without limitation, collection our revenues and payment of our expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

•	communicating on our behalf with the holders of our securities as required to satisfy the continuous reporting and other requirements of any governmental bodies or agencies to holders of such securities and third parties and to maintain effective relations with such holders of our securities;

•	designating a servicer for those mortgage loans sold to us by originators or sellers that have elected not to service such loans and for those mortgage loans originated by us, and arranging for the monitoring and administering of any such servicer;

•	monitoring, supervising and reporting on delinquent loan activity affecting us;

•	counseling us in connection with policy and strategic decisions to be made by our board of directors;

•	upon request by and in accordance with the directions of our board of directors, investing or reinvesting any of our funds;

•	representing us in connection with its hedging activities consistent with the our investment guidelines, including those policies regarding management of interest rate risk, and our qualification as a REIT;

•	representing us in connection with securitizations for the issuance of mortgage securities from pools of mortgage loans acquired by us, and providing to us, itself, or through another appropriate party all services in connection with the creation of mortgage securities, including:

•	serving as consultant with respect to the structuring of each class or series of mortgage securities;

•	negotiating the rating requirements with rating agencies with respect to the rating of each class or series of mortgage securities;

•	accumulating and reviewing all mortgage loans which may secure or constitute the mortgage pool for each class or series of mortgage securities;

•	negotiating all agreements and credit enhancements with respect to each class or series of mortgage securities;

•	issuing commitments on our behalf to originate or purchase mortgage loans to be used to secure or constitute the mortgage pool for each class or series of mortgage securities;

•	organizing and administering all activities in connection with the closing of each class or series of mortgage securities, including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties; and

•	performing such other services as may be required from time to time for completing the creation of each class or series of mortgage securities.

•	providing to us, itself, or through another appropriate party all services in connection with the administration of each class or series of mortgage securities created by us;

•	providing to us documentation and certifications in the form requested by the Company with respect to functions performed by BT Management relating to financial reporting and disclosure controls and procedures, upon which we can rely in the preparation, certification and/or filing of any reports as required by law or regulation, including federal securities laws and regulations;

•	providing the executive and administrative personnel, office space, equipment and services required in rendering the foregoing services to us;

•	performing such other services as may be required from time to time for management and other activities relating to our assets or operations as BT Management shall deem necessary, advisable or appropriate under the particular circumstances;

•	causing us to qualify to do business in all applicable jurisdictions as may be required from time to time under applicable state and federal laws; and

•	complying with all laws and regulations applicable to BT Management and use its best efforts to cause us to comply with all laws and regulations applicable us.

BT Management, in its sole discretion, may elect to cause these services to be provided by third parties, including affiliates of BT Management, such as Anworth, in certain cases at our expense, provided that the payment to any affiliate of BT Management by us is subject to the approval of our nominating and corporate governance committee.

BT Management is required to manage our business affairs in conformity with the policies approved by our board of directors and consistent with our manager’s duties under the management agreement. BT Management is required to prepare regular reports for our board of directors that will review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company. BT Management may in the future provide management or other services to other entities but does not currently provide any such services.

Term and Termination

Term.    The term of the management agreement expires on the date that is three years following the date of the closing of this offering, and shall be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review BT Management’s performance and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us. We must provide 180 days’ prior notice of any such termination and BT Management will be paid all unpaid fees and expenses reimbursable under the management agreement. We will also be obligated to acquire and pay for substantially all of the assets of BT Management through a “Reorganization” which is described below.

Terminations by us for Cause.    We can terminate the management agreement upon 60 days’ written notice of termination from our board of directors to BT Management if (i) BT Management violates any provision of the management agreement and after written notice, the violation has not been cured within 30 days or (ii) if BT Management becomes insolvent, applies for or consents to the appointment of a receiver or trustee, files for a voluntary or consents to an involuntary bankruptcy application, or permits a substantial part of its properties and assets to be sequestered or attached by court order which remains undismissed for 30 days. We will not have an obligation to pay BT Management a termination fee if we terminate the management agreement for cause; however, we will be obligated to pay BT Management all unpaid costs and expenses reimbursable under the management agreement.

Terminations by BT Management for Cause or upon a Change in Control.    BT Management can terminate the management agreement upon 60 days’ written notice following either a change in control or a material breach of the agreement by us that is not cured within 30 days following written notice. A change in control shall be deemed to occur upon the acquisition by any person or entity, other than Anworth or us, that becomes the beneficial owner of 30% or more of our common stock or that acquires substantially all of our assets, a change in the majority of our board of directors as a result of a controlling interest in our stock by a person or entity other than Anworth or us, a merger, consolidation or reorganization between our company and another entity, the dissolution or winding up of our company, or the transfer of assets into our company for 30% or more of our equity securities by any person or entity other than Anworth or us or any time fewer than two members of our board of directors are individuals which were selected by BT Management.

If BT Management terminates the management agreement following a change in control, we will be required to effect a “Reorganization” whereby we will have to issue BT Management such number of publicly registered shares of our common stock equal to:

120%	times	BT Management’s net profit
Annualized dividend per share declared by us during the most recent fiscal quarter in which a dividend was declared

BT Management’s net profit is determined by using the highest net profit for one of the 12 month periods, or the Measuring Period, including the three 12 month periods over the thirty-six month period ending with the most recently completed calendar quarter. Net profit is calculated by subtracting all expenses paid by BT Management (excluding bonus payments to the BT Management’s employees and affiliates) during the Measuring Period from the gross revenues received by BT Management during the Measuring Period. The net profit is to be calculated by a independent certified public accountant mutually acceptable to us and BT Management who prepares the financial statements in accordance with GAAP on the accrual method of accounting audited financial statements. The Reorganization payment shall not be less than the sum of $5 million for each $100 million of equity capital attributable to our common stock and preferred stock. For example, based on 2004 income, the termination fee would be 562,560 shares of our common stock which results from the quotient of $586,000 (our net profit) divided by $1.25 (an assumed annualized dividend per share which is used solely for the purposes of this calculation as we have not declared a dividend on our common stock to date) multiplied by 120%. The number of shares of our common stock issuable to BT Management would have a value of $             based on a price per share of our common stock of $            , which is the midpoint of the range listed on the cover page of this prospectus.

Management Compensation and Expenses

The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by BT Management to third parties pursuant to the management agreement) that BT Management may earn or receive from us pursuant to the terms of the management agreement.

Type	Description and Method of Computation
Base management fee	1.15% per annum of the first $300 million of our average historical equity during each fiscal year, plus 0.85% per annum of our average historical equity in excess of $300 million during such fiscal year, as described in more detail below.

Incentive compensation	20% of our net income (before incentive compensation) in excess of the amount that would produce an annualized return on equity equal to the Ten-Year U.S. Treasury Rate plus 1%, as described in more detail below.

Out-of-pocket expense reimbursements	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis (as more fully described below).

Termination	Fee payable only upon non-renewal by us following the initial term or any subsequent term or termination by BT Management for cause or upon change of control. Actual amount of fee will vary based upon the circumstances and would be effectuated through our purchase of our manager’s assets.

Base Management Fee.    The base management fee is equal to 1.15% of the first $300 million of our average historical equity during each fiscal year, plus 0.85% of our average historical equity in excess of $300 million during such fiscal year. The “average historical equity” means for any period the difference between our total assets and total liabilities calculated on a consolidated basis in accordance with GAAP, excluding other comprehensive income or loss, goodwill and other intangibles, computed by taking the average of such values at the end of each month during such period, adjusted for equity sold during the period on a pro rata basis. The base management fee is paid monthly.

The base management fee is intended to compensate BT Management for its costs in providing management services to us. BT Management is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them also are our officers.

Incentive Compensation.    BT Management will be entitled to receive incentive compensation for each fiscal quarter (or lesser portion thereof) in an amount equal to 20% of the difference between our net income (which is our net income available to our stockholders, calculated on a consolidated basis in accordance with GAAP before deducting incentive compensation) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). “Threshold return” means the amount of net income for the period that would produce an annualized return on our equity equal to the 10-year U.S. Treasury rate for such fiscal quarter plus 1.0%.

For the year ended December 31, 2004, we paid BT Management a base management fee of $624 thousand and incentive compensation of $714 thousand. For the six months ended June 30, 2005, we paid BT Management a base management fee of $589 thousand and incentive compensation of $792 thousand.

Expense Reimbursements.    We rely on the personnel and resources of BT Management to conduct our operations. We reimburse BT Management for BT Management’s costs and expenses for the items described below and for the fees and expenses of certain third parties (which may include affiliates of BT Management) engaged to perform professional services (including legal and accounting) for us, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities.

We believe that the expense structure under the management agreement creates an incentive for BT Management to effectively manage our expenses and to provide us with cost-efficient services. Our operating and other expenses are paid by us and BT Management as follows under the management agreement:

Our Expenses.    The expenses that we pay include our ordinary and necessary operating expenses and those of each of our subsidiaries of every type including, but not limited to:

•	costs of originating loans directly;

•	acquiring loans through correspondent, bulk or other loan acquisition channels;

•	securitizing, selling, hedging, owning, carrying, servicing and monitoring the servicing or subservicing of, and disposing of our portfolio of mortgage-related assets, mortgage securities and other assets, including the costs of software and costs of equipment related thereto;

•	costs of organizing any of our subsidiaries;

•	costs of issuing, servicing, paying dividends or interest on, selling or reacquiring any instrument or security or mortgage asset (whether or not a security);

•	costs preparatory to entering into a business or activity;

•	costs of winding up or disposing of a business or activity;

•	interest, points, fees or finance costs;

•	the amount of any California Gross Receipts Tax which BT Management becomes obligated to pay based on the annual base management fees, incentive compensation and any other receipts which BT Management derives in connection with its service to us;

•	costs of maintaining compliance with governmental requirements of any type;

•	legal and accounting costs; and

•	taxes, losses and bad debts of any type.

BT Management’s Expenses.    We do not pay any of the expenses specifically required to be borne by BT Management under the management agreement. The expenses required to be borne by BT Management include:

•	employment expenses of BT Management’s personnel who are performing management services for BT Management (including directors, officers and employees of our company who are managers, directors, officers, or employees of BT Management or its affiliates), other than the expenses of those employee services (as listed in the section above detailing expenses we are responsible for); and

•	rent, telephone, utilities and office equipment, furnishings and other office and overhead related expenses of BT Management in connection with those employees providing management services for BT Management.

Expense Cap.    Within 120 days after the end of each of our fiscal years, BT Management is generally required to reimburse us for any expense reimbursement received by BT Management from us with respect to such fiscal year to the extent that our operating expenses (as defined in the management agreement) for such fiscal year exceed the greater of 2% of our average historical equity (as defined in the management agreement) or 25% of our net income for such fiscal year, unless a majority of our independent directors determine that, based on unusual or nonrecurring factors, a higher level of expenses is justified for such fiscal year, in which case, the excess expenses in that fiscal year shall be payable in future fiscal years to the extent that our expenses in any succeeding fiscal year are less than the expense cap. We believe that this reimbursement obligation provides BT Management with a significant incentive to provide cost-efficient services and to carefully manage our operating expenses.

Equity Incentive Grants

We are not obligated to grant any equity incentive awards to BT Management or any of its employees. However, under our Incentive Plan we are authorized, from time to time in the discretion of the compensation committee of our board of directors, to grant equity incentive awards, including stock options and restricted stock, to BT Management and/or its directors, officers and key employees. Upon completion of this offering, we intend to make grants of              shares of restricted common stock to our non-executive directors and employees of BT Management. Such shares will vest based on time and/or performance objectives determined by our compensation committee in its discretion. In addition, we intend to make a grant of              shares of restricted common stock to Anworth that will be made separately from our Incentive Plan. Such shares will vest equally over three years on the first, second and third anniversaries of the date of grant.

Employment Agreements

On November 3, 2003, Messrs. Lund and Thompson entered into employment agreements and non-disclosure and non-solicitation agreements with BT Management pursuant to which they are employed by BT Management. No employees of BT Management are contractually bound by the provisions of the management agreement.

Conflicts of Interest

We are subject to potential conflicts of interest involving us, Anworth and BT Management, of which Anworth owns a controlling interest. Potential conflicts of interest are as follows:

BT Management

•	BT Management is permitted to advise accounts of other clients, and certain investment opportunities appropriate for us also will be appropriate for these accounts;

•	three of our directors are managers and officers of BT Management, two of whom are also owners of BT Management;

•	two of our executive officers are managers, officers and owners of BT Management; and

•	the incentive compensation, which is based on our net income, may create an incentive for BT Management, its officers and its managers, including certain of our executive officers and directors, to recommend investments with greater income potential, which may be relatively more risky than would be the case if BT Management’s compensation from us did not include an incentive-based component.

Anworth

•	Upon completion of this offering, Anworth will own approximately % of our outstanding capital stock (approximately % of our common stock if the underwriters exercise their overallotment option in full), providing it with influence or control over matters subject to our stockholders’ approval;

•	Anworth owns 50% of BT Management, which is our manager; our chairman, is also chairman and chief executive officer of Anworth and owns 5% of BT Management;

•	two of our directors, Lloyd McAdams and Joe McAdams, are officers and directors of Anworth;

•	as long as Anworth controls us through the ownership of our stock, it can determine the members of our board of directors and can amend our charter and bylaws;

•	Anworth and its affiliates are not limited or restricted from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing, mortgage-related assets including mortgage-backed securities that meet our investment guidelines;

•	Anworth and BT Management will enter into a services agreement upon completion of this offering under which Anworth will provide administrative services to BT Management for an agreed upon fee; and

•	if Anworth owns more than 50% of our common stock, it is required to consolidate us in its financial statements and could require us to take actions that may not be beneficial to our stockholders but that are beneficial to Anworth’s interests.

To address the risks related to these potential conflicts of interest with BT Management and Anworth, we have adopted certain policies and procedures. For additional information on these policies and procedures and conflicts of interest in our relationship with BT Management and Anworth, see “Certain Relationships and Related Party Transactions.”

Benefits to Anworth

Anworth will receive benefits in connection with and immediately following this offering. These benefits include an accretive increase of $             per share in the value of the stock held by it based on an assumed initial public offering price of $            , which is the midpoint of the range listed on the cover page of this prospectus. See “Dilution.” Further, immediately following this offering, Anworth will receive a grant of _____ shares of restricted common stock. These restricted shares will vest equally over three years on the first, second and third anniversaries of the grant. In addition, Anworth, through its 50% ownership of BT Management, will indirectly benefit to the extent BT Management earns greater base management fees under the management agreement as a result of increased assets under management following the investment of the proceeds of this offering.

Limits of Responsibility

Pursuant to the management agreement, BT Management has not assumed any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors to follow or not to follow its advice or recommendations. BT Management, its managers and employees will not be liable to us, any of our subsidiaries, the independent directors, our stockholders or any subsidiary’s stockholders for acts or omissions by BT Management, its members, managers, officers or employees performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. We must reimburse, indemnify and hold harmless BT Management, its members, managers, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions of BT Management, its members, managers, officers and employees made in good faith in the performance of BT Management’s duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

BT Management must reimburse, indemnify and hold harmless our company, any of our subsidiaries, or any of our company’s stockholders, directors, officers and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, attorneys’ fees) arising out of any intentional misstatements of fact made by BT Management in connection with the issuance of commitments to purchase mortgage securities and loans on our behalf and the purchase of mortgage securities and loans by us resulting from such commitments, or any act constituting bad faith, willful misconduct, gross negligence or reckless disregard of BT Management’s duties.

MANAGEMENT OF THE COMPANY

Directors and Executive Officers

Upon the closing of this offering, our board of directors will consist of seven directors, at least four of whom will be independent directors as provided in the listing standards and rules of the NYSE.

The following table sets forth information concerning the individuals who will be directors and executive officers. Ages are as of June 30, 2005.

Name	Age	Position

Claus H. Lund	54	Chief Executive Officer and Director

Russell J. Thompson	47	Chief Financial Officer

Lloyd McAdams	60	Chairman of the Board of Directors

Joseph E. McAdams	36	Director

William S. Anderson	47	Director Nominee

David F. Cronenbold	50	Director Nominee

G. Louis Graziadio, III	55	Director Nominee

Guy Rounsaville, Jr.	61	Director Nominee

Business Experience of our Directors and Executive Officers

The following is a biographical summary of the experience of our directors, director nominees and executive officers:

Claus H. Lund has been our chief executive officer and a director since our formation in November 2003. He has also served as a manager and as the president of BT Management since its formation in November 2003. Mr. Lund was previously the executive vice president of mortgage asset management at Bank of America from September 1992 to November 1998, where he was responsible for pricing, secondary marketing and mortgage capital markets, correspondent lending, mortgage acquisitions, servicing, hedging and pipeline management. While at Bank of America, Mr. Lund was responsible for management of the bank’s first-lien and second-lien mortgage loan portfolios, which at December 31, 1997, totaled approximately $51.8 billion. Following his tenure at Bank of America, Mr. Lund served as chief administrative officer and senior vice president of business process outsourcing at Providian Financial from May 1999 to June 2001. From June 2001 until November 2003, Mr. Lund worked on developing the business plan for Belvedere Trust. Mr. Lund holds degrees in language and literature from the University of Copenhagen, a Masters in Business Administration degree from the University of California at Los Angeles, or UCLA, and a Masters of Arts degree from Stanford University for Germanic Studies. Mr. Lund serves as a director of E-LOAN, Inc., a publicly traded mortgage lender.

Russell J. Thompson has been our chief financial officer since our formation. He has also served as a manager and executive vice president of BT Management since its formation. From 1990 to March 1994, Mr. Thompson served as chief financial officer of Homeowners Mortgage Acceptance Corporation, a mortgage lender. From October 1994 to September 1999, Mr. Thompson was employed at Bank of America, ultimately serving as vice president and the manager of mortgage capital markets, where he was responsible for the acquisition, sale and securitization of mortgage assets. During this time, he managed Bank of America’s private label mortgage securitization programs which issued more than $6.5 billion in mortgage-backed securities. In September 1999, Mr. Thompson joined Providian Financial as vice president of corporate development. Until November 2003, Mr. Thompson served as senior vice president of corporate development, where he was responsible for marketing finance and planning. Mr. Thompson holds a Bachelor of Science degree in Business Administration from the University of Southern California and a Masters in Business Administration degree from

UCLA. Mr. Thompson is a Chartered Financial Analyst charterholder and has written extensively on finance, focusing primarily on real estate, and has been a contributor to Barron’s.

Lloyd McAdams has been the chairman of our board of directors since our formation. Mr. McAdams has also served as chairman of the board and chief executive officer of our management company, BT Management, since its formation. Mr. McAdams has served as chairman of the board of directors, chief executive officer and president of Anworth Mortgage Asset Corporation, or Anworth, since its formation in 1997. Mr. McAdams served in the same capacities at Anworth Mortgage Advisory Corporation, Anworth’s management company, from its formation in 1997 until its merger with Anworth in June 2002. Mr. McAdams is also the chairman of the board, chief investment officer and co-founder of PIA an investment advisory firm organized in 1986 that manages an investment portfolio in excess of $4 billion for institutional and individual clients. Mr. McAdams is also the chairman of Syndicated Capital, Inc., an NASD member broker-dealer. Mr. McAdams holds a Bachelor of Science degree in Statistics from Stanford University and a Masters in Business Administration degree from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a certified employee benefit specialist.

Joseph E. McAdams has been a director of our company since our formation. Mr. McAdams has also served as a manager of our management company, BT Management, since its formation. Mr. McAdams has served as a director and executive vice president of Anworth since June 2002 and chief investment officer since January 2003. Mr. McAdams joined Anworth as a vice president in June 1998. Mr. McAdams joined PIA in 1998 and holds the position of senior vice president. Mr. McAdams serves as fixed income portfolio manager with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. in New York as a mortgage-backed security trader and analyst. Mr. McAdams holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and a Master of Arts degree in Economics from the University of Chicago. Mr. McAdams is also a Chartered Financial Analyst charterholder.

William S. Anderson has agreed to become a member of our board of directors following the completion of this offering. Mr. Anderson serves as the Chairman of the Board and Chief Executive Officer of National Beverage Properties, Inc., a company he co-founded in December 2004. Prior to founding National Beverage Properties, Inc., Mr. Anderson spent 14 years as an Executive Vice President of Topa Equities, Ltd., a diversified holding company and one of the nation’s largest beverage distributorship groups, and spent 13 years as President of Topa Properties, Ltd. Mr. Anderson serves on the Board of Directors of Topa Insurance Company. He also serves on the advisory boards of Lineage Capital Partners, PGP Capital Advisors and U.S. Bank-California.

David F. Cronenbold has agreed to become a member of our board of directors following the completion of this offering. Mr. Cronenbold is currently the President of County Title Holding Corporation and its wholly owned subsidiary, Land America/Southland Title Corporation. He co-founded County Title and the predecessor entity to Land America/Southland Title Corporation in 1985 and from 1994 through April 2004, served as their Chief Executive Officer. Mr. Cronenbold attended the University of California at Los Angeles. Mr. Cronenbold also serves as a member of the Board of Directors of People’s Choice Financial Corporation.

G. Louis Graziadio, III has agreed to become a member of our board of directors following the completion of this offering. Mr. Graziadio serves as President of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a California company engaged in a wide range of investment activities and business ventures, since 1990. He also serves as Chairman and Chief Executive Officer of Boss Holdings, Inc., which operates primarily in the work gloves and protective wear business, since 1999. Mr. Graziadio also serves as a member of the Board of Directors of Acacia Research Corporation and True Religion Apparel, Inc.

Guy Rounsaville, Jr. has agreed to become a member of our board of directors following the completion of this offering. Mr. Rounsaville has served as Executive Vice President and General Counsel of Visa International, Inc., a financial services company, since 2001. Prior to joining Visa International, Inc., Mr. Rounsaville was a partner at the law firm of Allen Matkins Leck Gamble & Mallory, LLP from 1999 to 2001. Prior to joining Allen Matkins, Mr. Rounsaville was with Wells Fargo Bank, N.A. from 1969 to 1998 where he ultimately served as General Counsel.

Messrs. Lloyd McAdams and Joseph McAdams are father and son.

Non-Employee Officers

We do not employ any of our executive officers. Our executive officers are employees and/or officers of BT Management and are compensated by BT Management. In their capacity as officers of our company, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of BT Management, they are expected to fulfill BT Management’s duties to us under the management agreement. In their capacity as officers and employees of BT Management, such persons do not have fiduciary obligations to us or our stockholders.

Board Composition

We are managed by, or are under the direction of, our board of directors. Our board of directors will consist of seven board members upon the completion of this offering. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than the minimum number required by Maryland law (which is currently one) nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. Three of our directors are managers of BT Management (two of whom are affiliated with Anworth) and four of our directors will be independent, as defined in our bylaws.

As defined by our bylaws, the term “independent director” refers to a director who is neither:

•	an officer or employee of our company; nor

•	an officer, director, employee, partner, trustee or 10% owner of Anworth or of any person controlling, controlled by or under common control with Anworth.

Our bylaws require that a majority of the members of our board of directors must at all times be independent directors, unless independent directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our nominating and corporate governance committee must be independent directors.

As required by rules of the NYSE, our board considered the independence of each of our directors under the NYSE’s standard of independence. Our board affirmatively determined that none of our director nominees have any material relationship with our company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and are thus independent under the NYSE’s standard, as well as under our bylaws’ similar standard. There are no family relationships among any of our directors, director nominees or executive officers, except that Lloyd McAdams and Joseph McAdams are father and son.

Our directors will be divided into three classes serving staggered three-year terms. As a result, every year one class, including approximately one-third of our total number of directors, will stand for election (or re-election) by our stockholders. Directors hold office until their successors are elected and qualified or they resign or are removed. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, the successors to each of our directors standing for re-election will be elected by a plurality of the votes cast at that meeting.

Upon the closing of this offering, each class of directors will have one affiliated director, the first two classes of directors will have one independent director and the third class of directors will have two independent directors.

•	Mr. Lund and Mr. Rounsaville will each be Class I directors and hold office for a term expiring at the annual meeting of stockholders in 2006;

•	Mr. Joe McAdams and Mr. Cronenbold will each be Class II directors and hold office for a term expiring at the annual meeting of stockholders in 2007; and

•	Mr. Lloyd McAdams, Mr. Anderson and Mr. Graziadio will each be Class III directors and hold office for a term expiring at the annual meeting of stockholders in 2008.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Under our bylaws, the composition of each committee must comply with the rules of the SEC and the listing requirements and other rules of the NYSE. Other committees may be established by our board of directors from time to time.

Audit Committee.

Upon the completion of this offering, our audit committee will consist of three directors:             (chairman),              and             . Our board has determined that:

•	qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.

Our audit committee will operate pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the audit committee charter calls upon the audit committee to:

•	review the financial information that will be provided to the stockholders and others;

•	review the adequacy of systems of internal controls that management and the board have established;

•	review our audit and financial reporting process, and

•	maintain free and open lines of communication among the committee, our independent auditors and management.

It is not the duty of the committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. Our audit committee will, however, consult with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the committee will be responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent certified public accountants and approving professional services provided by the independent public accountants.

Compensation Committee.

Upon the completion of this offering, our compensation committee will consist of three directors:                  (chairman),              and             . Our board has determined that all of the compensation committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under Code section 162(m).

Our compensation committee has been delegated the authority by our board of directors to administer all of our equity incentive plans, to determine the chief executive officer’s salary and bonus, if any, and to make salary and bonus recommendations to our board regarding all other employees. Our compensation committee operates pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the compensation committee charter calls upon the compensation committee to:

•	determine our compensation policies and all forms of compensation to be provided to our executive officers and directors;

•	review bonus and stock and incentive compensation arrangements for our other employees; and

•	administer our Incentive Plan.

Nominating and Corporate Governance Committee.

Our nominating and corporate governance committee will establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. Upon the completion of this offering, the members of our nominating and corporate governance committee will consist of three directors:             (chairman),             and             . The committee will be composed entirely of independent directors as required by NYSE rules.

Our nominating and corporate governance committee will operate pursuant to a written charter adopted by the board, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other things, the committee charter calls upon the nominating and corporate governance committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

Corporate Governance

Lead Independent Director

On the recommendation of the nominating and corporate governance committee, our independent directors will meet in regularly scheduled executive sessions without management. Our board of directors has established the position of lead independent director and, effective upon the closing of this offering, our independent directors will elect one of our independent directors to serve in that position. In his or her role as lead independent director, the lead independent director’s responsibilities will include:

•	scheduling and chairing meetings of the independent directors, and setting their agendas;

•	facilitating communications between the independent directors and management; and

•	acting as a point of contact for persons who wish to communicate with the independent directors.

Anyone wishing to communicate with the independent directors may write to our lead independent director through our corporate secretary, Mark J. Kelson, Esq., Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Blvd., Los Angeles, California 90064.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics, which is included as an exhibit to the registration statement of which this prospectus is a part. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may be granted only by the nominating and corporate governance committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers or directors, we will promptly disclose the waiver as required by applicable law or by the SEC or NYSE regulations.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and nominating and corporate governance committee will be:

•	available on our corporate website;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to the registration statement of which this prospectus is a part.

Compensation of Directors

We intend to pay each of our non-officer directors an annual fee of $35,000 for service on our board (pro-rated for partial periods), plus a meeting fee of $1,000 for each formally called board meeting the non-officer directors attend at which a quorum is present. We will reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings.

Each non-officer member of our board who is first elected or appointed as a board member at any time on or after the effective date of our Incentive Plan, including upon the date of the completion of this offering, is automatically be granted a restricted stock award of              shares of common stock upon the date such person is initially appointed to the board. In addition, on the first business day in January in each calendar year following the effective date of the Incentive Plan, each non-employee board member then in office will automatically be granted a restricted stock award of              shares of common stock, provided such individual has served as a non-employee board member for at least six months. Each initial and annual restricted stock award automatically granted to a non-officer board member vests one year after the date of grant.

We do not currently compensate our officer-directors for their service as directors (or for their service as officers).

Indemnification of Directors and Executive Officers and Limitation on Liabilities

Our charter includes provisions permitted by Maryland law that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper benefit.

These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors, executive officers and employees to the fullest extent permitted by Maryland law. We are also empowered under our bylaws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We maintain director and officer liability insurance and intend to continue to maintain this insurance in the future.

In addition to the indemnification provisions contained in our charter and bylaws, we have entered into separate indemnification agreements with each of our directors and officers, and will enter into the same with our director nominees upon the closing of the offering. These agreements require us, among other things, to indemnify each such director or officer to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from knowing fraud, deliberate dishonesty, willful misconduct, in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us is sought and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee. See “Board Composition.”

Compensation of Executive Officers

All of our executive officers are employed by BT Management and are compensated by BT Management. We do not separately compensate our officers for their service as officers, nor do we reimburse BT Management for any portion of our officers’ compensation from BT Management, other than through the general fees we pay to BT Management under the management agreement. In the future, our board or the compensation committee may decide to pay annual compensation or bonuses and/or long-term compensation awards to one or more of our non-employee officers for their services as officers. We may from time to time, in the discretion of the compensation committee of our board of directors, grant options to purchase shares of our common stock to one or more of our other officers pursuant to our stock incentive plans.

Equity and Benefits Plans

A description of the provisions of our Incentive Plan, is set forth below. Our board of directors and our stockholders will have approved the Incentive Plan prior to the closing of this offering and the Incentive Plan will become effective upon the closing of this offering. This summary is qualified in its entirety by the detailed provisions of the Incentive Plan, a copy of which has been filed as an exhibit to our registration statement of which this prospectus is a part.

2005 Equity Incentive Plan

Purpose.    The Incentive Plan is intended to provide incentives to our key employees, officers, directors and others expected to provide services to us including the employees, officers and directors of the Participating Companies, as defined in the plan as us and any of our subsidiaries, to encourage a proprietary interest in us, to encourage such key employees to remain in the employ of the Participating Companies, to attract new employees and to provide additional incentives to others to increase their efforts in providing significant services to us and the other participating companies. The Incentive Plan was adopted by our board of directors and stockholder in             , 2005. The Incentive Plan will become effective upon completion of this offering.

Administration.    The Incentive Plan will be administered by our compensation committee. The acts of a majority of the members present at any meeting of the committee at which a quorum is present, or acts approved in writing by all of the members of the committee, shall be the acts of the committee for purposes of the Incentive Plan. The committee generally will have the full authority to administer and interpret the Incentive Plan, to authorize the granting of awards, to determine the eligibility of an employee, director or other eligible person to receive an award, to determine the number of shares of our common stock to be covered by each award, to determine the terms, provisions and conditions of each award and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Incentive Plan or the administration or interpretation thereof.

Eligibility and Types of Awards—In General.    Eligibility for awards under the Incentive Plan will be determined by the committee. Directors, officers and employees of the Participating Companies and other persons expected to provide services, either directly or through one or more affiliates to one or more of the Participating Companies, are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights, or DERs, and other stock-based awards under the Incentive Plan.

Available Shares.    Subject to adjustment upon certain corporate transactions or events, a maximum of 2,000,000 shares of our common stock may be granted under the Incentive Plan (all of which may be issued as options). In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 250,000 shares, or grants restricted stock and other awards paid in our common stock of more than 250,000 shares, of our common stock in any one calendar year under the Incentive Plan. No award may be granted under the Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock. Unless previously terminated by our board of directors, new awards may be granted under the Incentive Plan until the tenth anniversary of the date that such plan was approved by our stockholders.

Stock Options.    The terms of specific stock options, including whether such options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, or ISOs, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price of ISOs may not be lower than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of our common stock on the date of grant. The exercise price for any other option so issued shall not be less than the fair market value on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an ISO granted to a 10% stockholder). Stock options will be exercisable at such times and subject to such terms as determined by the committee. Subject to the provisions of the applicable award agreement, (i) upon a termination of a participant’s employment or other service by us for any reason other than cause, a participant shall have the right, subject to certain restrictions, to exercise his or her stock option at any time within three months after such termination to the extent that such option had vested at the date of termination; provided, however, that if the participant dies while employed by us or within three months after such a termination, his or her stock option may be exercised, to the extent that it had vested at the date of death, within 12 months after such death, (ii) upon a termination of employment or other service by us for cause or by the participant for any reason other than death, retirement or disability, any options that are not exercised in full prior to such termination shall be cancelled and (iii) upon a termination of employment or other service for disability or retirement, a participant may exercise his or her stock option within 12 months after such termination.

Restricted Stock.    The committee shall have authority to award shares of restricted stock to eligible persons. Restricted stock will vest over such periods as the committee shall determine at the time of grant and provide in the applicable award agreement. The committee may impose other conditions on the award of restricted stock. Restricted stock will be subject to such restrictions as the committee shall determine, including restrictions on sale, transfer or other alienation.

Subject to the provisions of the applicable award agreement, upon a termination of employment or other service by reason of death, retirement or disability during the applicable restriction period, all restrictions on restricted stock granted to the applicable participant will immediately lapse. Subject to the provisions of the applicable award agreement, upon a termination of employment or other service for all other reasons during the applicable restriction period, all shares of restricted stock still subject to restrictions shall be forfeited to us.

Each non-officer member of our board who is first elected or appointed as a board member at any time on or after the effective date of the Incentive Plan, including upon the date of the completion of this offering, shall automatically be granted a restricted stock award of 6,000 shares of common stock upon the date such person is initially appointed to our board of directors. In addition, on the first business day in July in each calendar year following the effective date of the Incentive Plan, each non-employee board member then in office shall automatically be granted a restricted stock award of 3,000 shares of common stock, provided such individual has served as a non-employee board member for at least six months. There is no limit to the number of automatic grants that may be received by non-officer members of our board and each initial and annual restricted stock award automatically granted to a non-officer board member vests one year after the date of grant.

Phantom Shares.    The committee shall have the authority to award phantom shares to eligible persons. The committee may provide that any phantom share will expire at the end of a specified term and may impose conditions on the award of phantom shares. Phantom shares will vest over such periods as the committee shall determine at the time of grant and provide in the applicable award agreement. Subject to the provisions of the applicable award agreement, upon a termination of employment or other service by us for cause during the applicable vesting period, all outstanding phantom shares granted to the applicable participant shall be forfeited and cease to be outstanding. Subject to the provisions of the applicable award agreement, upon a termination of employment or other service by reason of death, retirement, disability or by us for any reason other than cause during the applicable vesting period, all outstanding phantom shares granted to the applicable participant will immediately become vested. Subject to the provisions of the applicable award agreement, upon a termination of employment or other service for all other reasons during the applicable vesting period, all outstanding phantom shares granted to the applicable participant, to the extent that they are not vested, shall be forfeited and cease to be outstanding. The committee may, in its discretion, permit a participant to elect to receive settlement of the phantom shares installments over a period not to exceed ten years. In addition, the committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence. Unless otherwise provided by the committee, a phantom share will generally be settled on vesting by the transfer by us of a share of common stock to the participant.

Dividend Equivalent Rights.    A DER is a right to receive, as specified by the committee at the time of grant, an amount equal to the dividend distributions paid on a share of our common stock. DERs will be exercisable separately or together with awards under the Incentive Plan, and paid in cash or other consideration at such times, and in accordance with such rules, as the committee shall determine in its discretion.

Other Stock-Based Awards.    The Incentive Plan authorizes the committee to grant other awards based upon our common stock (including the grant of securities convertible into common stock) and subject to terms and conditions established by the committee at the time of grant.

Performance-Based Awards.    The committee may provide that the grant or vesting of awards under the Incentive Plan be made subject to the achievement of performance goals set by the committee in accordance with the Incentive Plan in a timely fashion. In establishing the applicable goals, the committee is authorized to choose from the following business criteria: (i) pre-tax income, (ii) after-tax income, (iii) net income, (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of our common stock, (xi) return on investment, (xii) total return to our stockholders, (xiii) net earnings growth, (xiv) stock appreciation, (xv) related return and expense ratios, (xvi) increase in revenues, (xvii) our published ranking against its peer group of real estate investment trusts based on total stockholder return, (xviii) net earnings, (xix) changes (or the absence of changes) in the per share or aggregate market price of our common stock, (xx) number of securities sold, (xxi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period, (xxii) total revenue growth and (xxiii) increases in book value or paid in capital per share. To the extent permitted by Section 162(m) of the Code, unless the committee provides otherwise at the time of establishing the performance goals, for each fiscal year of our company, the committee may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the business criteria described above for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (v) attributable to the business operations of any entity acquired by us during the fiscal year.

Reorganizations.    If we are involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of substantially all of the assets or stock of our Company or a similar transaction, or upon certain changes in capital structure and other similar events, the committee may make related adjustments in its discretion to (i) outstanding awards to maintain the participants’ rights under the Incentive Plan and (ii) various plan provisions (including, without limitation, to the number and kind of shares available under the plan). In the event of a merger or consolidation in which we are not the surviving corporation, the date of exercisability of each outstanding option and settling of each phantom share and certain other grants will be accelerated to a date prior to such merger or consolidation, unless the agreement of merger or consolidation provides for the assumption of the grant by the successor company.

If we undergo a change of control (as defined in the Incentive Plan), the committee may accelerate the vesting of awards under the plan and make such other adjustments that it determines are necessary or appropriate in light of the change of control. In the event of a change of control, the settlement date of each phantom share and the vesting of each DER will be accelerated to the date of such change of control, unless otherwise determined by the committee.

Amendment and Termination.    Our board of directors may, from time to time, with respect to any shares at the time not issued, suspend, revise, amend or discontinue the Incentive Plan. Our board of directors may amend the Incentive Plan as it shall deem advisable, except that no amendment may adversely affect a participant with respect to outstanding grants without the participant’s consent unless such amendments are in connection with compliance with applicable laws. Our board of directors may not make any amendment in the Incentive Plan that would, if such amendment were not approved by our stockholders, cause the Incentive Plan to fail to comply with any requirement of applicable law or regulation, or of any applicable exchange or similar rule, unless and until the requisite stockholders’ approval is obtained.

401(k) Plan

We may establish and maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. All of our full time employees will be eligible to enroll in the 401(k) plan upon their first anniversary of employment during our quarterly open enrollment, subject to eligibility requirements defined within the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Manager

We are subject to various potential conflicts of interest. For instance, in evaluating mortgage-related assets for acquisition and in other operating strategies, an undue emphasis by BT Management on the maximization of income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation for BT Management under the management agreement could result in an increased risk to the value of our portfolio.

Our Relationship with Anworth

Management Agreement

The management agreement does not limit or restrict the right of Anworth or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our investment guidelines. Anworth has informed us that it may in the future, purchase, hold and/or securitize mortgage loans. Anworth and its affiliates, including BT Management, have no obligation to make any particular investment opportunities available to us. As a result, there may be a conflict of interest between the operations of Anworth and its affiliates, on the one hand, and our company, on the other hand, in the acquisition and disposition of mortgage loans.

Services Agreement

Effective upon the closing of this offering, our manager will enter into an administrative services agreement with Anworth pursuant to which Anworth will provide administrative services to our manager in exchange for a fee.

Investor Rights Agreement

Upon making its initial investment in our company in November 2003, we entered into an investors rights agreement with Anworth. The aggregate number of shares of our common stock and securities convertible into or exchangeable into shares of our common stock currently subject to the registration rights agreement is             . Under the terms of the investors rights agreement:

Demand Registration.    At any time after the earlier to occur of November 3, 2008 and the date that is six months following this offering, Anworth will have the right, subject to limitations, on two occasions, to request that we effect a registration of our shares of common stock owned by it. We may postpone the initial filing of that registration for up to 90 days if our board of directors believes that it would be detrimental to us or our stockholders for a registration statement to be filed in the near future or that a material event has occurred that has not been disclosed publicly and, if disclosed, would have a detrimental effect on us or our ability to consummate the offering under the registration requested.

Piggy-back Rights.    Anworth will have the right to include their shares in offerings of shares by us, subject to availability. The determination of whether Anworth’s shares could be included in an underwritten offering will be made by the managing underwriter. If the managing underwriter for an underwritten offering advises us that marketing factors require us to limit the number of shares sought to be included in such registration, then the number of securities to be registered by the investors participating in such registration will be reduced to the number of shares recommended by the managing underwriter.

Shelf Registration.    Anworth will have the right to require us to file a shelf registration, to provide for the sale of Anworth’s shares, six months after the completion of this offering. We must use our reasonable efforts to keep the shelf registration continuously effective for a period expiring on the earlier of (i) the date on which all of

Anworth’s shares covered by the shelf registration statement have been sold and (ii) the date on which (A) all shares held by Anworth, in the opinion of counsel for Anworth, are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in one transaction in accordance with the volume limitations contained in Rule 144(e)(1)(i) under the Securities Act. We may postpone the filing of a shelf registration statement for up to 90 days if our board of directors believes that it would be detrimental to us or our stockholders for a registration statement to be filed in the near future or that a material event has occurred that has not been disclosed publicly and, if disclosed, would have a detrimental effect on us or our ability to consummate the offering under the registration requested.

Limitations on Subsequent Registration Rights.    The investor rights agreement prohibits us from entering into any agreement with a holder or prospective holder of our securities which may conflict with the provisions of the investor rights agreement or which grants securities registration rights which are senior or equal to those granted to Anworth in the investor rights agreement.

Termination of Registration Rights.    Anworth’s registration rights terminate upon the earlier of five years from the date of the closing of this offering or when all of Anworth’s shares can be sold pursuant to Rule 144 in a single transaction without complying with the registration requirements of the Securities Act.

Expenses.    Anworth will be responsible for paying all underwriters’ discounts, commissions or fees, fees of placement agents and underwriters and the fees and expenses of counsel for it. We are obligated to pay all other fees and expenses, including applicable Federal and state filing fees.

The agreements described above were negotiated in the context of a parent-subsidiary relationship and therefore may not be the result of arm’s-length negotiations between independent parties.

Future Transactions

Anworth is our largest stockholder and owns 50% of BT Management. In addition, the chairman of our board of directors is also the chairman of the board of directors and chief executive officer of Anworth and owns 5% of BT Management. Anworth may take actions in the future that are in its best interests, but which may conflict with our interests. We, on the one hand, and Anworth, BT Management or their respective affiliates, on the other hand, may in the future enter into a number of relationships other than those governed by the management agreement, some of which may give rise to conflicts of interest between us and Anworth, BT Management or their affiliates. These could include the negotiation of future investments by Anworth in our company, any modifications to, or termination of, the management agreement, and other transactions that could affect our company, or the other transactions referenced above.

We may acquire mortgage-related assets from Anworth, or Anworth may acquire mortgage-backed securities from us. We do not currently know the terms upon which such transactions, if any, may occur and although we would attempt to provide terms that are fair to all parties, we cannot assure that such terms will be deemed to be the same as terms that we could obtain from an unrelated third party on an arm’s-length basis.

Any such future transactions will be subject to the approval of, guidelines approved by, our board of directors.

Investments in Our Company

Anworth’s significant existing ownership interest and the ownership of a significant percentage of our manager, provide Anworth with the ability to control our company. In addition, upon the closing of this offering, we will grant Anworth shares of our restricted stock. Anworth could also make additional investments in our company through open market purchases or in future equity offerings.

Conflicts of Interest Policy

Upon the closing of this offering, our board will consist of seven directors, at least four of whom are independent directors within the meaning of the listing standards and rules of the NYSE. We have adopted policies to reduce or eliminate potential conflicts of interest. However, we cannot assure you that the NYSE listing standards and rules or our policies will be successful in eliminating the influence of these conflicts. We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any of our directors, officers, security holders or affiliates from engaging for their own accounts in business activities of the types conducted or to be conducted by us. Anworth and its affiliates are permitted to purchase mortgage-related assets for their own account and BT Management is permitted to advise accounts of other clients, and certain investment opportunities appropriate for us also will be appropriate for these accounts.

However, we have adopted a policy that the approval of our nominating and corporate governance committee is required for any transaction involving us and (i) any of our directors or officers, or any entity in which any of our directors or officers is employed or has an interest of more than 5%, or (ii) BT Management or Anworth or any of their respective affiliates (other than our subsidiaries). In addition, we have a corporate code of conduct that contains a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us. Furthermore, our board of directors has established operating and investment policies and strategies that govern our operations and any revisions in such policies and strategies require the approval of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding (1) the beneficial ownership of our common stock in our company before this offering, (2) the beneficial ownership of our common stock in our company after this offering, with respect to:

•	each person who will be a director after this offering;

•	each executive officer named in the summary compensation table;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of greater than a 5% interest in our common stock.

Unless otherwise indicated, the address of each person is 235 Pine Street, Suite 1800, San Francisco, California 94104.

	Before Offering		After Offering
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)	Number of Shares of Common Stock	Percentage of Common Stock(1)
Lloyd McAdams	—	*	—	*
Joseph E. McAdams	—	*	—	*
Claus H. Lund	—	*	—	*
Russell J. Thompson	—	*	—	*
All executive officers and directors as a group (4 persons)	—	*	—	*
Anworth Mortgage Asset Corporation(2)	10,000	100.0

*	Represents less than 1% of the number of shares of our common stock.

(1)	Includes shares of our common stock and shares of our preferred stock that may be converted into shares of our common stock on a one-for-five basis.
(2)	Represents Anworth Mortgage Asset Corporation’s holdings of 7,500,000 shares of common stock and 12,500,000 shares of preferred stock, all of which will convert into common stock on a one-for-five basis immediately preceding this offering. The address for Anworth Mortgage Asset Corporation is 1299 Ocean Avenue, #250, Santa Monica, California 90401.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of our charter and bylaws are available upon request. The following summary description describes our charter and bylaws that will be effective upon consummation of this offering.

General

Our charter provides that we may issue up to 100,000,000 shares of our common stock, par value $0.001 per share, and up to 10,000,000 shares of our preferred stock, par value $0.001 per share. Following completion of this offering,             shares of our common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock, voting as a single class, may elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to certain exceptions, our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence. Maryland law also does not require approval of a parent corporation to merge and sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

All shares of our common stock offered by this prospectus have been duly authorized and, upon issuance in exchange for the purchase price thereof, will be fully paid and nonassessable. Holders of shares of our common stock will be entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Holders of shares of our common stock have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock will have equal dividend, liquidation and other rights.

Preferred Stock and Power to Reclassify Shares of Our Common Stock

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into preferred stock, to classify any unissued shares of our common stock or preferred stock and to reclassify any previously classified but unissued shares of any series of our preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in your best interest.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Neither of these requirements apply to our short first taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2005.

To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our stock. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either (1) more than 9.8% in value of our outstanding shares of capital stock or (2) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. Our amended and restated charter will contain an exemption for Anworth from the 9.8% ownership limitation.

Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons and (c) beneficially or constructively owning ten percent or more of the ownership interests in a tenant of our real property. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine our status as a REIT.

However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to determine compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock will be American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

As of June 30, 2005, we had outstanding 7,500,000 shares of our common stock, 12,500,000 shares of our preferred stock (all of which will automatically convert to common stock on a one-for-five basis upon the closing of this offering). We also have reserved an additional 2,000,000 shares of our common stock for issuance in the future under the Incentive Plan and will grant our principal stockholder              shares of restricted common stock separately from the Incentive Plan. Immediately after the closing of this offering, we expect to have              shares of our common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act except for shares purchased by our “affiliates” as that term is defined under the Securities Act. The remaining              shares of our common stock or shares convertible into our common stock and held by our existing stockholder are “restricted” shares as that term is defined in Rule 144 under the Securities Act. We issued the restricted shares in private transactions in reliance upon exemptions from the registration requirements under the Securities Act. Restricted shares may be sold in the public market only after registration under the Securities Act or qualification for an exemption from the registration requirement, such as Rule 144 under the Securities Act, which is described below.

Lock-Up Agreements

We, our directors, officers and principal stockholder will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 180 days for us, our directors and officers and 360 days for our principal stockholder, after the date of this prospectus, may not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to the possible extension of such restrictions under specified circumstances. Approximately              shares of our common stock outstanding after this offering will be subject to the lock-up agreements described above.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of common stock outstanding, which will equal approximately shares of our common stock immediately after this offering; or

•	the average weekly trading volume of our shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales in accordance with Rule 144 are also subject to manner of sale provisions that require arm’s length sales through a stockbroker, notice requirements with respect to sales by our officers, directors and greater than five percent stockholders and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have agreed to register shares of our common stock held by Anworth, so as to make those shares freely tradable. See “Conflicts Of Interest, Certain Relationships And Related Transactions—Investors Rights Agreement” above for a description of the registration rights we have granted to Anworth.

Equity Awards

We have adopted our Incentive Plan which provides for the grant of stock options, share awards and other incentive awards to directors, officers and employees of the Participating Companies, defined in the plan as us and any of our subsidiaries, and other persons expected to provide services either directly or through one or more affiliates to one or more of the Participating Companies. We have reserved for issuance under the plan a number of shares equal to         % of the shares to be outstanding upon completion of the offering, or 2,000,000 shares of common stock. Upon the completion of this offering, we intend to make grants of              shares of restricted common stock to our non-executive directors and employees of our management. In addition, we intend to make a grant of              shares of restricted common stock to our principal stockholder that will be made separately from the Incentive Plan.

We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under our Incentive Plan. Accordingly, shares of our restricted common stock upon vesting and shares of our common stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR AMENDED AND RESTATED

CHARTER AND AMENDED AND RESTATED BYLAWS

The following description of certain provisions of Maryland law and of our amended and restated charter and amended and restated bylaws is only a summary. For a complete description, we refer you to the Maryland Law, our amended and restated charter and our amended and restated bylaws. Copies of our amended and restated charter and amended and restated bylaws will be filed as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by Maryland law (which currently is one) nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our bylaws provide that a majority of our board of directors must be independent directors.

Pursuant to our charter, our board of directors will be divided into three classes of directors. Beginning in 2006, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The initial terms of the first, second and third classes will expire in 2006, 2007 and 2008, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or a change of control of us, even though a tender offer or change of control might be in the best interest of our stockholders.

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by or stockholders generally in the election of our directors. This provision of our charter precludes our stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote. Also, we have elected in our bylaws to be subject to certain provisions of Maryland law that provide that the right to fill vacancies on our board of directors is vested exclusively in our board of directors. This provision will prevent our stockholders, even if they are successful in removing incumbent directors from filling the vacancies created by such removal with their own nominees.

Amendment to the Charter

Our charter may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors are required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which a person or entity becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of the corporation’s stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year period has lapsed, any business combination between a corporation and an interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and

•	two thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has by resolution exempted the corporation from these provisions of the Maryland law for our officers and directors and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of our officers and directors unless our board later resolves to do so. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland Business Combination statute.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees of the corporation are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the stockholders meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, nor does it apply to acquisitions approved by or exempted by the corporation’s charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our bylaws to modify or eliminate this provision.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter of bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

In our charter, we have elected, at such time as we have a class of securities registered under the Exchange Act and have at least three independent directors, that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of our board of directors, our president or chief executive officer or our board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if its is ultimately determined that the standard of conduct was not met.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

Annual Meetings.    Our annual meeting of stockholders will be held each May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of our stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any of such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as it appears on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company that are owned of record or beneficially by each such person.

Special Meetings.    Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of Maryland law are rescinded, the business combination provisions and the control share acquisition provisions of Maryland law , the provisions of our charter on classification of our board of directors and removal of directors, the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and Maryland law could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material United States federal income tax considerations regarding our qualification and taxation as a REIT and material United States federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock that you may consider relevant. This discussion is based on current law and assumes that we have qualified at all times throughout our existence up to the closing of this initial public offering as a qualified REIT subsidiary of Anworth, and will qualify as a REIT for United States federal income tax purposes at all times thereafter. The tax law upon which this discussion is based could be changed, and any such change could have a retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, entities treated as partnerships for U.S. federal income tax purposes and partners in such entities, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the Code.

In reading the federal income tax disclosure below, it should be noted that although we will be combined with all of our wholly-owned subsidiaries for financial accounting and reporting purposes, for federal income tax purposes, only our company and our wholly-owned qualified REIT subsidiaries, BT Secured Assets and BellaVista Finance Corporation, constitute the REIT. Our remaining wholly-owned subsidiaries, BT Finance, BT Residential Funding Corporation and BellaVista Funding Corporation, constitute a separate consolidated group subject to regular income taxes.

We urge you to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests, imposed under the Code and discussed below, relating to our actual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, we may not qualify as a REIT for any particular taxable year due to our failure to actually satisfy these conditions.

We will make an election to be taxed as a REIT under the Code commencing with our short taxable year ended December 31, 2005. We currently intend to operate in a manner as described in this prospectus that will permit us to qualify as a REIT.

Based on various factual representations made by us regarding our operations, in the opinion of Manatt, Phelps & Phillips, LLP, or Manatt Phelps, our counsel, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and, commencing with our taxable year ending December 31, 2005, and continuing thereafter, our proposed method of operations will enable us to satisfy the requirements for such qualification and taxation as a REIT under the Code. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Manatt Phelps will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Manatt Phelps is not binding on the IRS, or any court. The opinion of Manatt Phelps is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•	if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder’s stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock and then to our common stock.

Dividends paid by regular C corporations to stockholders other than corporations now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we will be a REIT, however, our dividends, including dividends on our preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test described below, in either case multiplied by a fraction intended to reflect our profitability.

In the event that a failure of any of the asset tests occurs, as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets within six months after the last day of the quarter in which we identify such failure and otherwise comply with the asset tests, we intend to pay a tax equal to the greater of $50 thousand or the highest corporate rate of tax on the net income generated by the non-qualifying assets during the period in which we failed to satisfy any of the asset tests (or until the date on which we disposed of such assets, if earlier) to avoid loss of REIT status. See “Asset Tests.”

In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we intend to pay a penalty of $50 thousand for each such failure to avoid loss of REIT status. See “Failure to Qualify.”

We will be required to pay a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

We may elect to retain and pay income tax on our net capital gain. In that case, a United States stockholder (as defined below) would be taxed on its proportionate share of our undistributed capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund of its proportionate share of the tax we paid.

If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified” organizations. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest in a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to tax. A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmers’ cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset,

•	in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in the preceding paragraph with respect to the recognition of gain will apply unless the C corporation makes an election under Treasury Regulation Section 1.337(d)-7(c). If such an election were made, the C corporation would recognize taxable gain or loss as if it had sold the assets we acquired from the C corporation to an unrelated third party at fair market value on the acquisition date.

We will be subject to a 100% excise tax if certain specified transactions with any of our taxable REIT subsidiaries (defined below) are not at arm’s length.

In addition, notwithstanding our REIT status, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year;

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

•	that elects to be a REIT or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and retain REIT status.

The Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension trusts.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons for a specified portion of each taxable year, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 5/50 Stockholder Rule only, trusts described in Section 401(a) of the Code and exempt under Section 501(a) of the Code are generally treated as individuals. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status. However, if we comply with the information solicitation requirements referred to above, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the 5/50 Rule, we will be treated as having met the 5/50 Rule.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•

We must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgage loans on real property or on interests in real property, gain from the disposition of

“qualified real estate assets,” i.e., interests in real property, mortgage loans secured by real property or interests in real property, and some other assets, income from certain types of temporary investments, amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits, and income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets (in which case, all of the income derived from the REMIC), or the “75% gross income test”; and

•	We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing, or the “95% gross income test.”

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Income and gain from certain transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such are excluded from both the numerator and denominator for purposes of the 95% gross income test (but not the 75% gross income test).

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any entity treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100%-owned corporate subsidiary of a REIT).

The following paragraphs discuss in more detail the specific application of the gross income tests to us.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount and market discount income that we receive from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Dividends.    Our share of any dividends received from any corporation (including any of our taxable REIT subsidiaries, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property.    We do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space as tested at certain specified times. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not considered to be provided primarily for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, provided that we clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage-related assets is not secured by “real estate assets” (as described below under “Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the 95% gross income test. All of our hedging income and gain likely will be non-qualifying income for purposes of the 75% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of a safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

It is our current intention that our securitizations of our mortgage loans through our qualified REIT subsidiaries will not be treated as sales for tax purposes. If we were to transfer mortgage-related assets to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans through our qualified REIT subsidiaries only in non-REMIC transactions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above, even if the relief provisions apply, we would incur a tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries that are not taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have aggregate value of more than 1% of the issuer’s outstanding securities. However, the following contingencies and disregarded for purposes of determining whether securities are “straight debt”:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “Gross Income Tests.”

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans and mortgage-backed securities that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second, third and fifth asset tests with respect to those debt securities.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our investment portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if (i) we dispose of assets and otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and (ii) pay a tax equal to the greater of $50 thousand or the highest corporate tax rate on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests (or, if earlier, through the date on which we disposed of such assets).

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay the federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in one of the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage-related assets subject to collateralized mortgage obligation debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50 thousand for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “Gross Income Tests” and “Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which we own 100% of such corporation’s outstanding stock and for which no election has been made to classify it as a taxable REIT subsidiary. Belvedere Trust Secured Assets Corporation and BellaVista Finance Corporation, two of our wholly-owned subsidiaries, will be treated as qualified REIT subsidiaries. As such, their assets, liabilities and income are generally treated as our assets, liabilities and income for purposes of each of the above REIT qualification tests.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which we own stock (directly or indirectly) and which we and such corporation elect to classify as a taxable REIT subsidiary. A taxable REIT subsidiary is not subject to the REIT asset, income and distribution requirements, nor are its assets, liabilities, or income treated as our assets, liabilities, or income for purposes of each of the above REIT qualification tests. We will elect to treat BT Finance, as a taxable REIT subsidiary. BT Finance’s wholly-owned subsidiaries, BT Residential Funding Corporation and BellaVista Funding Corporation, will also become taxable REIT subsidiaries. The aggregate value of all of our interests in taxable REIT subsidiaries must be limited to 20% of the total value of our assets.

We will be subject to a 100% penalty tax on certain rent, interest, or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest, or other charges imposed on any taxable REIT subsidiary will be at arm’s length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% income test. Therefore, when aggregated with our non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries to determine compliance with all applicable REIT income and asset tests.

Taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including us, as dividend distributions.

Taxation of Taxable United States Stockholders

For purposes of this discussion, the term “United States stockholder” means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a United States person.

If an entity treated as a partnership for United States federal income tax purposes holds our stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding our stock, we suggest you consult with your own tax advisor.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will generally be taxable to United States stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the United States stockholder on December 31st of the previous year, but only to the extent we have any remaining undistributed earnings and profits (as computed under the Code) as of December 31st. Any portion of this distribution in excess of our previously undistributed earnings and profits as of December 31st should be treated as a distribution to our stockholders in the following calendar year for United States federal income tax purposes. United States stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Ordinary dividends to a United States stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” However, the 15% tax rate for “qualified dividend income” will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations such as a taxable REIT subsidiary, and (ii) any income on which we have paid a corporate income tax.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of our common stock may be disallowed if the stockholder purchases other stock within 30 days before or after the disposition. Capital losses may be subject to limitations.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their nonforeign status.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property, the acquisition, or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold a residual interest in a real estate mortgage investment conduit, or REMIC, that gives rise to “excess inclusion” income, as defined in Section 860E of the Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we or BT Secured Assets were to hold residual interests in a REMIC, or if we or a pool of our assets or BT Secured Assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our or BT Secured Assets’ assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective and current investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension trusts that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

•	the UBTI earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” means beneficial owners of shares of our stock that are individuals, corporations for United States federal income tax purposes, estates or trusts that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE AND CURRENT NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests, and that are not designated by us as capital gain dividends or retained capital gains, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business (or, if an income tax treaty applies and so requires, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and required information is provided to the IRS. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real property interest if we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies and so requires, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains (offset by certain capital losses).

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

A capital gain distribution from a REIT to a foreign investor has been removed from the category of effectively connected income, provided that (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States (we expect our stock to be so traded following this offering) and (ii) the foreign investor does not own more than 5% of the class of stock at any time during the taxable year within which the distribution is received. In that case, the foreign investor is not required to file a U.S. federal income tax return by reason of receiving such a distribution. The distribution is to be treated as a REIT dividend to that investor, taxed as a REIT dividend that is not a capital gain. Also, the branch profits tax does not apply to such a distribution.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically-controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock will be publicly traded, we cannot assure our investors that we are or will remain a domestically-controlled REIT. Even if we are not a domestically-controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

•

the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States (or, if an income tax treaty applies and so requires, is attributable to a U.S.

permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax); or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (offset by certain capital losses).

Information Reporting and Backup Withholding

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business or, (iii) a foreign partnership with specified connections to the United States, then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors and stockholders should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in our common stock should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not any of our underlying assets were deemed to be “plan assets,” as described below, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions that may apply to the acquisition and holding of our common stock, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations.

For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors is not significant if they hold, in the aggregate, less than 25% of the value of each class of such equity securities in the entity, disregarding, for purposes of such determination, any interests held by persons (other than benefit plan investors) who have discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and their affiliates. Benefit plan investors, for these purposes, include ERISA Plans, Plans subject to Section 4975 of the Code, and certain other employee benefit plans, such as governmental plans and foreign plans, that are not subject to ERISA or Section 4975 of the Code. There can be no assurance that equity participation by benefit plan investors in us will not be significant and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

For purposes of the Plan Asset Regulations, a security is a “publicly-offered security” if it is freely transferable, part of a class of securities that is widely-held, and either (i) part of a class of securities registered under Section 12 of the Exchange Act or (ii) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which that security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of those securities to the public occurred. We intend to effect such a registration under the Securities Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulation provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. Where the minimum investment is $10 thousand or less, this factual determination ordinarily is not adversely affected by some enumerated restrictions, including restrictions against any transfer which would result in a termination or reclassification of the issuer for federal tax purposes. It is anticipated that our common stock will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Additionally, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, if such purchase and holding would constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment.

UNDERWRITING

Citigroup Global Markets Inc. and Flagstone Securities, LLC are acting as joint bookrunning managers and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Flagstone Securities, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, our officers and directors and principal stockholder have agreed that, for a period of 180 days from the date of this prospectus for us, our directors and officers and 360 days from the date of this prospectus for our principal stockholder, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The 180-day and 360-day restricted period described in the preceding paragraph and the following paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the 180-day or the 360-day restricted period described in the preceding paragraph and in the following paragraph will be extended, and will continue to apply, until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Citigroup consents in writing to an earlier termination of those restrictions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “BVT.” The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.

The following table shows the underwriting discounts and commission that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’

over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters and/or their affiliates have provided and in the future may provide investment banking and advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may he sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In particular, Flagstone was an underwriter in connection with Anworth’s $28.8 million preferred stock offering in November 2004 for which it received customary fees. Flagstone has also served as an underwriter in connection with Anworth’s $57.6 million, $62.4 million and $134.6 million common stock offerings, which closed in August and May of 2003 and June of 2002 for which it received customary fees. Citigroup was an underwriter in connection with BellaVista Funding Corporation’s January 2005 securitization for which it received customary fees.

In addition, Citigroup entered into a master repurchase agreement with us in January 2004 and a global master repurchase agreement with our subsidiary Belvedere Trust Secured Assets Corporation in April 2004.

An affiliate of Citigroup entered into a repurchase agreement, master netting agreement and master repurchase agreement with us in September 2004.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Manatt, Phelps & Phillips, LLP and for the underwriters by O’Melveny & Myers, LLP. DLA Piper Rudnick Gray Cary US, LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

EXPERTS

The financial statements of Belvedere Trust Mortgage Corporation included in this prospectus and in the registration statement, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports and proxy statements with the SEC. We will also make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

FINANCIAL INFORMATION

Index to Consolidated Financial Statements

Financial Statements:	Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2005 (unaudited), December 31, 2004, and December 31, 2003	F-3
Consolidated Statements of Income for the six months ended June 30, 2005 and 2004 (unaudited), the year ended December 31, 2004 and for the period from November 3, 2003 through December 31, 2003	F-4

Consolidated Statements of Stockholder’s Equity for the six months ended June 30, 2005 (unaudited) and the years ended December 31, 2004 and for the period from November 3, 2003 through December 31, 2003

F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (unaudited), the year ended December 31, 2004 and for the period from November 3, 2003 through December 31, 2003	F-6

Consolidated Statements of Comprehensive Income for the six months ended June 30, 2005 and 2004 (unaudited), the year ended December 31, 2004 and for the period from November 3, 2003 through December 31, 2003

F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

Belvedere Trust Mortgage Corporation

San Francisco, California

We have audited the accompanying consolidated balance sheets of Belvedere Trust Mortgage Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholder’s equity, cash flows and comprehensive income for the year ended December 31, 2004 and for the period from November 3, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belvedere Trust Mortgage Corporation and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from November 3, 2003 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Los Angeles, California

May 3, 2005

Belvedere Trust Mortgage Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2005	As of December 31,
		2004	2003
	(unaudited)
Assets
Mortgage-backed securities pledged to counterparties at fair value	$71,227	$63,470	$—
Residential real estate loans	3,125,781	2,628,334	—
Allowance for loan losses	(1,161)	(591)	—

Cash and cash equivalents	801	1,008	20
Restricted cash	1,250	1,250	—
Interest receivable	12,206	9,064	—
Note receivable from stockholder	—	—	24,898
Prepaid expenses and other	1,017	279	—

Total assets	$3,211,121	$2,702,814	$24,918

Liabilities and Stockholder’s Equity

Liabilities

Accrued interest payable	$9,077	$5,093	$—
Repurchase agreements	527,254	544,506	—
Whole loan financing facilities	32,289	556,233	—
Mortgage-backed securities issued	2,533,712	1,494,851	—
Management fees payable to related party	15	11	48
Incentive compensation payable to related party	301	404	—
Accrued expenses and other	794	1,966	—
Dividends payable	625	1,845	—

Total liabilities	3,104,067	2,604,909	48

Stockholder’s equity (Note 3)

Series A cumulative preferred stock, par value $0.001 per share, liquidation preference $2.00 per share; 12,500 authorized shares; 12,500 shares issued and outstanding	25,000	25,000	25,000
Common stock, par value $0.001 per share; 87,500 shares authorized; 7,500, 7,074 and 2 shares issued and outstanding, respectively	8	7	—
Additional paid-in capital	74,992	70,734	20
Accumulated other comprehensive loss consisting of unrealized losses	(722)	(1,229)	—
Retained earnings (accumulated deficit)	7,776	3,393	(150)

Total stockholder’s equity	107,054	97,905	24,870

Total liabilities and stockholder’s equity	$3,211,121	$2,702,814	$24,918

See accompanying notes to consolidated financial statements.

Belvedere Trust Mortgage Corporation

Consolidated Statements of Income

(in thousands, except per share data)

	Six Months Ended June 30,		Year Ended December 31, 2004	For the Period from November 3, 2003 (Date of Inception) to December 31, 2003
	2005	2004
	(unaudited)
Interest income
Interest income net of amortization of premium and discount on residential real estate loans	$57,220	$5,056	$33,263	$—
Interest income net of amortization of premium and discount on mortgage-backed securities	1,409	1,018	2,520	—

Total interest income	58,629	6,074	35,783	—

Interest expense
Interest expense on whole loan financing facilities	(2,898)	(1,044)	(4,632)	—
Interest expense on repurchase agreements	(8,352)	(906)	(5,219)	—
Interest expense on mortgage-backed securities issued	(39,288)	(2,044)	(17,915)	—

Total interest expense	(50,538)	(3,994)	(27,766)	—

Net interest income	8,091	2,080	8,017	—
Allowance for loan losses	(570)	(32)	(591)	—

Net interest income after allowance for loan losses	7,521	2,048	7,426	—

Other income
Interest income on note receivable from stockholder	—	349	330	416
Gain on sale of securities	—	157	158	—
Net gain on derivative instruments (Note 12)	—	322	340	—

Total other income	—	828	828	416

Other expenses
Incentive compensation to related party (Note 11)	(792)	(229)	(714)	—
Management fees to related party (Note 11)	(589)	(198)	(624)	(48)
Professional services	(200)	(152)	(309)	—
Set-up costs (Note 3)	—	—	—	(102)
Other expenses	(307)	(239)	(564)	—

Total other expenses	(1,888)	(818)	(2,211)	(150)

Net income	$5,633	$2,058	$6,043	$266
Dividend on Series A Cumulative Preferred Stock	1,250	1,250	2,500	416

Net Income available to common stockholders	$4,383	$808	$3,543	$(150)

Weighted average common shares outstanding, basic	7,179	839	2,793	2
Earnings per share, basic	$0.61	$0.96	$1.27	$(75.00)
Weighted average common shares outstanding, diluted	9,679	3,339	5,293	2
Earnings per share, diluted	$0.58	$0.62	$1.14	$(75.00)

See accompanying notes to consolidated financial statements.

Belvedere Trust Mortgage Corporation

Consolidated Statements of Stockholder’s Equity

For the Year Ended December 31, 2004 and for the Period from

November 3, 2003 (Date of Inception) to December 31, 2003

(in thousands)

	Preferred Stock Shares	Preferred Stock Par Value	Common Stock Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Loss—MBS	(Accumulated Deficit)/Retained Earnings	Total
Balance, November 3, 2003 (date of inception)	—	—	—	—	—	—	—	—

Issuance of preferred stock	12,500	$25,000	—	$—	$—	$—	$—	$25,000
Issuance of common stock	—	—	2	—	20	—	—	20
Net income	—	—	—	—	—	—	266	266
Preferred stock dividends declared	—	—	—	—	—	—	(416)	(416)

Balance, December 31, 2003	12,500	25,000	2	—	20	—	(150)	24,870

Issuance of common stock	—	—	7,072	7	70,714	—	—	70,721
Other comprehensive loss—MBS, unrealized losses	—	—	—	—	—	(1,229)	—	(1,229)
Net income	—	—	—	—	—	—	6,043	6,043
Preferred stock dividends declared	—	—	—	—	—	—	(2,500)	(2,500)

Balance, December 31, 2004	12,500	$25,000	7,074	$7	$70,734	$(1,229)	$3,393	$97,905

Issuance of common stock (Note 3) (unaudited)	—	—	426	1	4,258	—	—	4,259
Other comprehensive income (Note 10) (unaudited)	—	—	—	—	—	507	—	507
Net income (unaudited)	—	—	—	—	—	—	5,633	5,633
Preferred stock dividends declared (Note 4) (unaudited)	—	—	—	—	—	—	(1,250)	(1,250)
Balance, June 30, 2005 (unaudited)	$12,500	$25,000	7,500	$8	$74,992	$(722)	$7,776	$107,054

See accompanying notes to consolidated financial statements.

Belvedere Trust Mortgage Corporation

Consolidated Statements of Cash Flows

(in thousands)

Increase (Decrease) in Cash and Cash Equivalents	Six Months Ended June 30,		Year Ended December 31, 2004	For the Period from November 3, 2003 (Date of Inception) to December 31, 2003
	2005	2004
	(unaudited)
Cash flows from operating activities
Net income	$5,633	$2,058	$6,043	$266
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts	7,533	1,011	3,784	—
Gain on sale of securities in securitization	—	(157)	(158)	—
Gain on hedging instruments	—	(329)	(340)	—
Provision for loan losses	570	32	591	—
Non-cash set-up costs	—	—	—	102
Non-cash interest income	—	—	(330)	(416)
Changes in assets and liabilities:
Increase (decrease) in interest receivable	(3,142)	(3,689)	(9,064)	—
Increase (decrease) in prepaid expenses and other	(739)		(279)	—
Increase (decrease) in accrued interest payable	3,984	1,809	5,093	—
Increase (decrease) in accrued expenses and other	(1,172)	160	1,966	—
Increase (decrease) in incentive compensation payable to related party	(103)	229	404	—
Increase (decrease) in management fee payable to related party	4	3	(37)	48

Net cash provided by operating activities	12,568	1,127	7,673	—

Investing activities
Available-for-sale other mortgage-backed securities:
Purchases	(13,826)	—	(18,546)	—
Principal payments	5,930	7,613	14,854	—
Residential real estate loans:
Purchases	(850,905)	(1,273,561)	(3,030,405)	—
Proceeds from sales	—	196,428	196,428	—
Principal payments	352,811	24,202	141,350	—

Net cash used in investing activities	(505,990)	(1,045,318)	(2,696,319)	—

Financing activities
Borrowings from whole loan financing facilities	814,903	1,213,422	2,500,855	—
Repayments on whole loan financing facilities	(1,338,847)	(878,380)	(1,944,622)
Borrowings from repurchase agreements	1,538,350	434,805	2,543,778	—
Repayments on repurchase agreements	(1,555,602)	(183,511)	(1,999,272)
Borrowings from mortgage-backed securities issued	1,317,623	412,679	1,577,376	—
Repayments on mortgage-backed securities issued	(285,000)	(11,604)	(82,525)	—
Proceeds from payment of note receivable from stockholder	—	24,898	24,898	—
Proceeds from common stock issued	4,258	35,722	70,721	20
Preferred stock dividends paid	(2,470)	(325)	(325)	—
Increase in restricted cash	—	(1,250)	(1,250)	—

Net cash provided by financing activities	493,215	1,046,456	2,689,634	20

Net increase in cash and cash equivalents	(207)	2,265	988	20

Cash and cash equivalents, beginning of period	1,008	20	20	—

Cash and cash equivalents, end of period	$801	$2,285	$1,008	$20

Supplemental disclosure of cash flow information
Cash paid for interest	$46,554	$2,185	$22,673	$—

Supplemental disclosure of investing and financing activities
Mortgage-backed securities retained from securitization	$—	$—	$64,451	$—
Preferred stock issued for note receivable	—	—	—	25,000

See accompanying notes to consolidated financial statements.

Belvedere Trust Mortgage Corporation

Consolidated Statements of Comprehensive Income

(in thousands)

	Six Months Ended June 30,		Year Ended December 31, 2004	For the Period from November 3, 2003 (Date of Inception) to December 31, 2003
	2005	2004
	(unaudited)
Net income	$5,633	$2,058	$6,043	$266
Mortgage-backed securities, unrealized gain (loss)	507	(806)	(1,229)	—

Comprehensive Income	$6,140	$1,252	$4,814	$266

See accompanying notes to consolidated financial statements.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements

(Information with respect to June 30, 2005 and 2004 is Unaudited)

1. Organization

Belvedere Trust Mortgage Corporation (Belvedere Trust or the Company), was incorporated on October 28, 2003, as a wholly-owned qualified real estate investment trust (REIT) subsidiary of Anworth Mortgage Asset Corporation (Anworth). Belvedere Trust acquires and holds mortgage loans with a focus on the high credit-quality jumbo adjustable-rate and hybrid first-lien mortgage markets. We also securitize the mortgage loans we acquire and sell mortgage-backed securities (MBS) in the capital markets. We also, to a lesser degree, invest in credit-enhancement securities from transactions backed by high-quality jumbo residential real estate loans, but not issued by Belvedere Trust or its subsidiaries.

Belvedere Trust is externally managed by BT Management Company, L.L.C., or BT Management, a Delaware limited liability company that is owned 50% by Anworth and 27.5% by our Chief Executive Officer, 17.5% by our Chief Financial Officer, and 5% by our Chairman. BT Management manages Belvedere Trust through an agreement with Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements of Belvedere Trust include the accounts of its wholly-owned subsidiaries, Belvedere Trust Finance Corporation, or BT Finance, BT Residential Funding Corporation, Belvedere Trust Secured Assets Corporation, BellaVista Finance Corporation, BellaVista Funding Corporation and certain non-qualified special purpose entities resulting from our securitization transactions. Significant intercompany accounts and transactions have been eliminated. The June 30, 2005 and June 30, 2004 information presented herein is unaudited but reflects all normal recurring adjustments.

In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified ARB 51. This interpretation provides guidance on how to identify a variable interest entity, or VIE, and when a company should include in its financial statements the assets, liabilities and activities of a VIE. Under FIN 46, a company must consolidate a VIE when it is considered to be its primary beneficiary. The primary beneficiary is the entity that will absorb a majority (50% or more) of the risk of expected losses and/or receive most of the expected residual benefit from taking on that risk.

Belvedere Trust structures securitization transactions primarily through non-qualified special purpose entities (such as real estate mortgage investment conduit, or REMIC, trusts). The principal business activity involves issuing various series of mortgage-backed securities (in the form of pass-through certificates or bonds collateralized by residential real estate loans). The collateral specific to each series of mortgage-backed securities is the sole source of repayment of the debt and, therefore, our exposure to loss is limited to our net investment in the collateral. Under FIN 46, these non-qualified special purpose entities are deemed to be VIEs, we are considered the primary beneficiary, and therefore we consolidate these non-qualified special purpose entities and eliminate the securitization transactions. In addition, we consolidate our interest in loans financed through warehouse agreements where we are acquiring assets prior to securitization. We disclose our interests in VIEs under FIN 46 in the Investments in Residential Real Estate Loans footnote.

Revenue Recognition

The most significant source of our revenue is derived from our investments in mortgage related assets. We reflect income using the effective yield method which, through amortization of premiums and accretion of

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

discounts at an effective yield, recognizes periodic income over the estimated life of the investment on a constant yield basis, as adjusted for prepayment activity. Management believes our revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

Interest income on our mortgage related assets is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the expected lives of the securities using the effective interest yield method adjusted for the effects of prepayments according to the Statement of Financial Accounting Standards, or SFAS, No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17. Our policy for estimating prepayments in calculating the effective yield is to evaluate historical performance, street consensus prepayment speeds and current market conditions. If our estimate of prepayments is incorrect, we may be required to make a material adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their fair value.

Restricted Cash

Restricted cash includes cash held by lenders as additional collateral for secured borrowings and cash pledged as collateral on certain interest rate agreements.

Mortgage-Backed Securities (MBS)

We classify our MBS investments as either trading investments, available-for-sale investments or held-to-maturity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. We currently classify all of our securities as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains or losses are included in other comprehensive income or loss as a component of stockholders’ equity. Losses on securities classified as available-for-sale which are determined by management to be other than temporary in nature are reclassified from accumulated other comprehensive income to current income.

Securities are recorded on the date the securities are purchased or sold (the trade date). Realized gains or losses from securities transactions are determined based on the specific identified cost of the securities.

Residential Real Estate Loans

We acquire residential mortgage loans and hold them as long-term investments. We finance the mortgage loans with short-term debt until a sufficient quantity has been accumulated for securitization into MBS in order to obtain long-term financing and to enhance liquidity. While all mortgage loans are acquired with the intention of securitizing them, we may not be successful in our efforts to securitize the loans into MBS. Our residential real estate loans are classified as held-for-investment and are carried at their unpaid principal balance adjusted for unamortized premiums or discounts. Premiums or discounts are amortized into current operations.

To meet our investment criteria, mortgage loans acquired by us will generally conform to the underwriting guidelines established by Freddie Mac, Fannie Mae, or to secondary market standards for high quality mortgage

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

loans. Mortgage loans may be originated by or purchased from various suppliers of mortgage related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others.

We maintain an allowance for loan losses for residential real estate loans held in consolidated securitization trusts and for loans held prior to securitization. The balance is included in “Allowance for Loan Losses” on the Consolidated Balance Sheets.

Allowance for Loan Losses

We establish and maintain an allowance for estimated loan losses inherent in our residential real estate loan portfolio. The loan loss reserves are based upon our assessment of various factors affecting the credit quality of our assets including, but not limited to, the characteristics of the loan portfolio, review of loan level data, borrowers’ credit scores, delinquency status and collateral value. The reserves are reviewed at least quarterly and adjusted as deemed necessary. The Allowance for Loan Losses on our real estate loans is established by taking loan loss provisions through our Consolidated Statements of Income. We do not maintain a loan repurchase reserve, as any risk of loss due to loan repurchases (i.e., due to breach of representations) would normally be covered by recourse to the companies from whom we acquired the loans.

Repurchase Agreements

We finance some of our mortgage assets through the use of repurchase agreements. Under these repurchase agreements, we sell securities to a lender and agree to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that we receive and the repurchase price that we pay represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we pledge our securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. We retain beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, with the consent of the lender, we may renew such agreement at the then prevailing financing rate. It has been our practice to renew these repurchase agreements. At each renewal date, the future repurchase price is reset. These repurchase agreements may require us to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines.

Derivative Financial Instruments

To mitigate the impact of rising interest rates on the consummation of forward loan purchase commitments in connection with planned securitization funding, we may enter into Eurodollar futures transactions. There is usually a time difference between the date we enter into an agreement to purchase whole loans and the date on which we fix the interest rates paid for securitization financing. We are exposed to interest rate fluctuations during this period. In order to mitigate this risk, we hedge our position using Eurodollar futures. Once the financing rates on the securitization are fixed, we remove the hedge positions. We do not designate the Eurodollar futures for hedge accounting. In accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”, (SFAS No. 133), both of these are treated as derivatives, carried at fair value and any changes in fair value are recognized in current-period earnings.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

Credit Risk

Our investment strategy of acquiring, accumulating and securitizing loans involves credit risk. While we intend to securitize the loans that we acquire in order to achieve attractive financing rates and to improve our access to financing, we bear the risk of loss on any loans that we acquire and which we subsequently securitize. We acquire loans that are not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, we will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral plus insurance proceeds and the principal amount of the loan. In the event of a default on any such loans that we hold, we would bear the loss equal to the difference between the realizable value of the mortgaged property, after expenses, and the outstanding indebtedness, as well as the loss of interest.

We establish and maintain an allowance for estimated loan losses on our residential real estate loans. The allowance for loan losses is based upon estimates of losses inherent in the portfolio of residential loans. Various factors, including borrowers’ credit scores and loan-to-value ratios, are used to estimate losses. A provision for loan losses is recognized through our Consolidated Statements of Income.

Income Taxes

Belvedere Trust has elected to be treated for income tax purposes as a qualified REIT subsidiary and to comply with the provisions of the Internal Revenue Code (Code) with respect thereto. Accordingly, Belvedere Trust is not subject to Federal income tax to the extent that its distributions to stockholders satisfy REIT requirements and certain asset, income and stock ownership tests are met pursuant to the Code. BT Finance a wholly-owned subsidiary of the Company, is a taxable subsidiary and may be liable for corporate income tax expenses. We accrue an income tax expense on an on-going basis for BT Finance to the extent it generates taxable income. Under Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109), deferred income tax assets and liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax assets, which are not fully recoverable, are adequately reserved. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

Earnings Per Share

Basic earnings per share, or EPS, is computed by dividing net income available to common stockholders, after payment of preferred dividends, by the weighted average number of common shares outstanding during the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents unless the effect is to reduce a loss or increase the income per share. For 2003, the effect of converting 12,500,000 outstanding preferred shares was antidilutive.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

The computation of EPS is as follows (amounts in thousands, except per share data):

	Income Available to Common Stockholders	Average Shares	Earnings Per Share
For the six months ended June 30, 2005 (unaudited)
Basic EPS	$4,383	7,179	$0.61
Effect of dilutive securities: Convertible preferred shares	1,250	2,500	$0.50

Diluted EPS	$5,633	9,679	$0.58

For the six months ended June 30, 2004 (unaudited)
Basic EPS	$808	839	$0.96
Effect of dilutive securities: Convertible preferred shares	1,250	2,500	$0.50

Diluted EPS	$2,058	3,339	$0.62

For the year ended December 31, 2004
Basic EPS	$3,543	2,793	$1.27
Effect of dilutive securities: Convertible preferred shares	2,500	2,500	$1.00

Diluted EPS	$6,043	5,293	$1.14

For the year ended December 31, 2003
Basic EPS	$(150)	2	$(75.00)
Effect of dilutive securities: Convertible preferred shares	—	—	—

Diluted EPS	$(150)	2	$(75.00)

Accumulated Other Comprehensive Income

Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income,” (SFAS No. 130) divides comprehensive income into net income and other comprehensive income (loss), which includes unrealized gains and losses on marketable securities defined as available-for-sale and unrealized gains and losses on derivative financial instruments that qualify for hedge accounting under SFAS No. 133.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This EITF applies to all debt and equity securities currently accounted for under FASB 115, “Accounting for Certain Investments in Debt and Equity Securities”. EITF 03-1 requires evaluation of whether impairment is other than temporary. An impairment loss is equal to the difference between the investment’s cost and its current fair value. An impairment is considered other than temporary if the investor does not have the ability and intent to hold for a reasonable period of time sufficient for recovery of fair value and if it is probable that the investor will be unable to collect all contractual amounts due or if the impairment is considered other than a minor impairment. A minor impairment is considered 5% or less of value. For ordinary debt securities with no credit problems where the decrease in fair value is caused solely by rising interest rates, an impairment is deemed other than temporary unless the investor has the ability and intent to hold for a

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

reasonable period of time sufficient for recovery of fair value or if it is considered a minor impairment. The EITF has suspended the effective date of the accounting required under this consensus but not the disclosure requirements.

Stock-Based Compensation

Statement of Financial Accounting Standard No 123 (SFAS No. 123), “Accounting for Stock-Based Compensation,” amended by Statement of Financial Accounting Standard 148 (SFAS No. 148), “Accounting for Stock-Based Compensation—Transition and Disclosure,” encourages companies to measure compensation cost of stock-based awards based on their estimated fair value at the date of grant and recognize that amount over the related service period. We believe the existing stock option valuation models do not necessarily provide a transparent measure of the fair value of stock-based awards. Therefore, as permitted by SFAS 148, we apply the existing accounting rules under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. In general, as the exercise price of all options granted under these plans is equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost is recognized in net income. In addition, under these plans, options to purchase shares of common stock may be granted at less than fair market value, which results in compensation expense equal to the difference between the market value on the date of grant and the purchase price. This expense is recognized over the vesting period of the shares in net income.

On December 16, 2004, the final statement on “Accounting for Share-Based Payments” Statement of Financial Accounting Standard No 123 (SFAS No. 123(R)) to be effective for certain public entities as of the first fiscal year that begins after June 15, 2005. This statement replaces SFAS No. 123, “Accounting for Stock Based Compensation” and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees”. Instead of disclosing the effect of stock options in a footnote to the financial statements, this statement will require that compensation cost relating to share-based payment transactions be recognized in the financial statements and that cost will be measured on the fair value of the equity or liability instruments issued. The provisions of SFAS No. 123(R) are not expected to have a material effect on the Company’s financial statements. Prior to the effective date of SFAS No. 123(R), the Company has elected to continue to provide the disclosures set forth in SFAS No. 123, as amended by FASB 148. On April 14, 2005, the Securities and Exchange Commission amended the implementation date to the interim reporting period for the first quarter of 2006.

3. Stockholder’s Equity

The initial capitalization of Belvedere Trust occurred on November 3, 2003 through the issuance of 12,500,000 shares of Series A Convertible preferred stock at $2.00 per share and 10,000 shares of common stock.

The Series A Cumulative Convertible preferred stock was issued in exchange for a $25 million Demand Promissory Note (Note) from Anworth. The Note bears interest at the rate of 10% per annum and is due and payable on demand. Corporate organization costs of $102 thousand were paid by Anworth on behalf of Belvedere Trust and this payment was applied against the outstanding balance on the Note as of December 31, 2003. The remaining balance of the Note was paid in full in March 2004.

The Common Stock was issued for $20 thousand in cash. During the year ended December 31, 2004, 7,074,172 shares of common stock were issued for $70.7 million in cash. During the six months ended June 30, 2005, 425,828 shares of common stock were issued for $4.3 million in cash.

On May 4, 2005, our board of directors approved a one-for-five common stock split. Our consolidated financial statements have been retroactively adjusted to show the effect of this stock split for all periods presented.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

4. Series A Cumulative Convertible Preferred Shares

Dividends

The Series A Cumulative Convertible preferred stock pays a cumulative cash dividend of $0.20 per share annually. The dividend is payable quarterly in arrears on each calendar quarter. For the six months ended June 30, 2005, dividends of $1,250,000 were declared. For the year ended December 31, 2004 dividends of $2,500,000 were declared.

Voting Rights

Series A Cumulative Convertible preferred stockholders are entitled to vote on all matters submitted to a vote of the holders of shares of common stock and are entitled to a number of votes equal to the number of shares of common stock that the Series A Cumulative Convertible preferred stock is convertible into on the record date for the determination of stockholders entitled to vote on such matter.

Liquidation

The Series A Cumulative Convertible preferred stock has a liquidation preference of $2 per share plus all accrued and unpaid dividends thereon (whether or not declared). If the assets are insufficient, then they will be shared ratably among the Series A Cumulative Convertible preferred stockholders.

In addition, the Series A Cumulative Convertible preferred stockholders will participate ratably on all the remaining distributions on the Company’s capital stock with the holders of the common stock based on the number of shares of common stock into which each share of Series A Cumulative Convertible preferred stock is convertible as of the liquidation date.

Conversion Rights

The Series A Cumulative Convertible preferred stockholders may at their option, at any time, convert all or a portion of their Series A Cumulative Convertible preferred stock into fully paid common stock of the Company at the stated conversion price, plus declared and unpaid dividends thereon. Series A Cumulative Convertible preferred stock will automatically be converted into common stock upon either a public offering of shares of common stock of the Company pursuant to an effective registration statement which results in an aggregate offering of not less than $25 million and a price per share of not less than $5 per common share, or by an affirmative vote of at least a majority of Series A Cumulative Convertible preferred stockholders. Series A Cumulative Convertible preferred stock is convertible into common stock at a conversion price of $2 per share (or by the latest adjusted conversion price).

5. Mortgage-Backed Securities

The following table summarizes our mortgage-backed securities classified as available-for-sale as of June 30, 2005 and December 31, 2004, which are carried at their fair value (amounts in thousands):

	June 30, 2005	December 31, 2004
	(unaudited)
Amortized cost	$71,949	$64,699
Unrealized losses	(894)	(1,302)
Unrealized gains	172	73

Fair value	$71,227	$63,470

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

The following table shows our investments’ gross unrealized losses and fair value of those individual securities that have been in a continuous unrealized loss position, at June 30, 2005 and December 31, 2004:

June 30, 2005 (unaudited)

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Mortgage-backed securities	$15,920	$(481)	$36,158	$(413)	$52,078	$(894)

December 31, 2004

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Mortgage-backed securities	$58,163	$(1,302)	$—	$—	$58,163	$(1,302)

We do not consider the securities that are in an unrealized loss position at December 31, 2004 to be other than temporarily impaired because the impairment is due to changes in interest rates and the Company has the ability and intent to hold these securities until a forecasted recovery, which may mean until maturity. Additionally, the unrealized losses are approximately two percent of the fair value of the securities which meets the definition of a minor impairment in term of Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115).

Mortgage-backed securities at fair value include securities which are backed by first-lien hybrid adjustable-rate residential mortgages. At June 30, 2005 and December 31, 2004, these MBS’ include investment grade and non-investment grade securities with a carrying value of approximately of $71.2 million and $63.5 million, respectively. These securities consist of approximately $39.2 million and $45 million, at June 30, 2005 and December 31, 2004, respectively, that were retained from the first securitization during the first quarter of 2004. The remaining balance of approximately $32 million and $18 million were securities that were purchased from major issuers.

The non-investment grade securities include first loss, second loss and third loss securities. Credit losses are generally allocated to securities in order, beginning with the first loss security up to a maximum of the principal amount of the first loss security. Losses are then allocated in order to the second loss, third loss and more senior securities. Since these retained securities include the first loss security, we bear credit risk associated with mortgages with a face value of $723 million and $179 million, at June 30, 2005 and December 31, 2004, respectively.

We also bear the credit risk related to our residential real estate loans as discussed under Note 1 in the section titled “Credit Risk.” As of June 30, 2005, we have not sold the subordinate securities from our securitizations to third parties.

6. Securitization Activities

Five of the six securitization transactions in the year ended December 31, 2004 utilized non-qualified special purpose entities requiring consolidation, which effectively resulted in the transactions being accounted for as financings. The residential real estate loans remain as assets on our balance sheet subsequent to securitization, and the financing resulting from these securitizations is shown on our Consolidated Balance Sheets as Mortgage-Backed Securities Issued.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

During the three months ended March 31, 2004, we transferred approximately $253 million of residential mortgage loans to a securitization trust pursuant to a pooling and third party servicing agreement dated as of February 1, 2004. The transaction was accounted for as a sale. Our retained interests in this securitization are carried at amortized cost, adjusted for fair market valuation based on quoted market prices. As these securities include the first loss security, we bear the credit risk associated with these mortgages. The principal balance outstanding, at June 30, 2005 and December 31, 2004, of all the securities from this transaction was $147 million and $179 million, respectively; the amount of assets derecognized was $108 million and $134 million, respectively, and the amount recognized as our retained securities was $39 million and $45 million, respectively. The delinquent amount of all the principal balances from this transaction was $1.9 million at June 30, 2005, and there have been no credit losses to date.

During the three months ended June 30, 2004, we transferred approximately $345 million of residential mortgage loans to a securitization trust pursuant to a pooling and third party servicing agreement dated as of April 1, 2004, and we acquired approximately $314 million of residential mortgage loans which were transferred to a securitization trust pursuant to a pooling and third party servicing agreement dated as of May 1, 2004.

During the three months ended September 30, 2004, we transferred approximately $391 million of residential mortgage loans to a securitization trust pursuant to a pooling and third party servicing agreement dated as of July 1, 2004. The servicing of the mortgage loans is performed by third parties under servicing arrangements that resulted in no servicing asset or liability.

On September 10, 2004, the SEC declared effective a shelf registration statement on Form S-3 filed by Belvedere Trust’s wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $2 billion in asset-backed securities. On October 28, 2004, BellaVista Funding Corporation completed the first securitization on this registration statement by issuing approximately $608 million of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. On December 17, 2004, BellaVista Funding Corporation completed the second securitization by issuing approximately $492 million of mortgage-backed securities backed by adjustable-rate mortgage loans. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance, another of Belvedere Trust’s wholly-owned subsidiaries.

At June 30, 2005 and December 31, 2004, we had acquired approximately $34 million and $578 million, respectively, in residential mortgage loans, which were scheduled to be securitized at a later date.

On January 28, 2005, BellaVista Funding Corporation completed a securitization of mortgage-backed securities backed by adjustable-rate and hybrid mortgage loans. The total amount of the securities underwritten was approximately $898 million. On May 27, 2005, BellaVista Funding Corporation completed the fourth securitization by issuing approximately $449 million of mortgage-backed securities backed by adjustable-rate mortgage loans. These mortgage loans were purchased by BellaVista Funding Corporation from BT Finance. Belvedere Trust has, since its formation, completed eight securitizations and has securitized $3.8 billion of mortgage loans.

On April 11, 2005, the SEC declared effective a shelf registration statement on Form S-3 filed by our wholly-owned direct and indirect subsidiaries, BellaVista Finance Corporation and BellaVista Funding Corporation, as co-registrants. This registration statement registered for sale to the public up to $4.5 billion in asset-backed securities and withdrew the registration statement declared effective on September 10, 2004.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

7. Residential Real Estate Loans

June 30, 2005 (unaudited)

Residential real estate loans held for securitization and held in securitization trusts are reflected in the financial statements at their amortized cost. At June 30, 2005, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Residential Real Estate Loans, Securitized	Total Residential Real Estate Loans
Principal balance	$32,763	$3,026,869	$3,059,632
Unamortized premium and expenses	1,025	65,124	66,149

Carrying value(1)	$33,788	$3,091,993	$3,125,781

(1)	As of June 30, 2005, the aggregate cost of our total residential real estate loans for federal income tax purposes was $3,617,771.

As of June 30, 2005 (unaudited), residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30 Days)	Delinquent Balance (60+ Days)
First Lien Adjustable-Rate Residential Real Estate Loans	Moving Treasury Average ARM	1.000% – 6.875%	2032 – 2045	$1,135,107	$4,868	$616
First Lien Adjustable-Rate Residential Real Estate Loans	1-Month ARM	4.125% – 6.750%	2034 – 2035	234,657	1,639	558
First Lien Adjustable-Rate Residential Real Estate Loans	6-Month ARM	3.500% – 7.000%	2033 – 2035	465,738	7,914	1,403
First Lien Adjustable-Rate Residential Real Estate Loans	1-Year ARM	3.625% – 6.000%	2033 – 2034	6,414	—	—
First Lien Adjustable-Rate Residential Real Estate Loans	3-Year Hybrid	2.875% – 7.000%	2033 – 2035	316,693	652	161
First Lien Adjustable-Rate Residential Real Estate Loans	5-Year Hybrid	3.375% – 6.750%	2033 – 2035	685,988	5,688	982
First Lien Adjustable-Rate Residential Real Estate Loans	7-Year Hybrid	3.750% – 6.625%	2033 – 2035	191,907	817	392
First Lien Adjustable-Rate Residential Real Estate Loans	10-Year Hybrid	4.500% – 6.750%	2034 – 2035	23,128	—	—

				$3,059,632	$21,578	$4,112

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

As of June 30, 2005 (unaudited), the residential real estate loans consisted of the following (in thousands):

Range of Carrying Amounts of Loans	Number of Loans	Principal Balance
$ 0-$ 99	504	$20,939
$ 100-$149	893	112,568
$ 150-$199	901	157,207
$ 200-$249	832	186,260
$ 250-$299	742	203,078
$ 300-$349	761	248,687
$ 350-$399	969	364,313
$ 400-$449	755	319,707
$ 450-$499	600	284,860
$ 500-$749	1,218	718,971
$ 750-$999	294	258,840
$1,000 and greater	148	184,202

	8,617	$3,059,632

The following table represents the changes at June 30, 2005 (unaudited), in our residential real estate loans (in thousands):

Balance, beginning of period	$2,628,334
New loan acquisitions	850,905
Sales (other than to consolidated securitization trusts)	—
Principal repayments	(352,811)
Premium amortization	(5,253)
Net recognized gains	—
Capitalized securitization costs and other adjustments	4,606

Balance, end of period	$3,125,781

The following table represents the changes at June 30, 2005 (unaudited) and December 31, 2004 in our residential allowance for loan losses (in thousands):

	June 30, 2005	December 31, 2004
	(unaudited)
Balance, beginning of period	$591	$—
Additions	570	591

Balance, end of period	$1,161	$591

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

The following table represents the geographic concentration of our residential real estate loans as of June 30, 2005 (unaudited).

Location	Concentration
Southern California	32
Northern California	22
Florida	6
Virginia	4
Colorado	3
Illinois	3
Michigan	3
Other states (none greater than 2%)	27

Total	100%

December 31, 2004

At December 31, 2004, residential real estate loans consisted of the following (in thousands):

Residential Real Estate Loans	Residential Real Estate Loans Pending Securitization	Residential Real Estate Loans, Securitized	Total Residential Real Estate Loans
Principal balance	$566,748	$2,015,175	$2,581,923
Unamortized premium and expenses	11,184	35,227	46,411

Carrying value(1)	$577,932	$2,050,402	$2,628,334

(1)	As of December 31, 2004, the aggregate cost of our total residential real estate loans for federal income tax purposes was $2,766,867.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

As of December 31, 2004, residential real estate loans consisted of the following (in thousands):

Loan Description	Interest Rate Type	Interest Rate	Maturity Date	Principal Balance	Delinquent Balance (30 Days)	Delinquent Balance (60+ Days)
First-Lien Adjustable-Rate Residential Real Estate Loans	Moving Treasury Average ARM	1.000%-6.000%	2034-2035	$492,003	$—	$—

First-Lien Adjustable-Rate Residential Real Estate Loans	1-Month ARM	1.000%-5.750%	2034	153,546	—	—

First-Lien Adjustable-Rate Residential Real Estate Loans	6-Month ARM	2.250%-6.750%	2033-2035	549,270	1,939	—

First-Lien Adjustable-Rate Residential Real Estate Loans	1-Year ARM	3.625%-7.125%	2033-2034	8,600	—	—

First-Lien Adjustable-Rate Residential Real Estate Loans	3-Year Hybrid	2.875%-7.000%	2033-2035	359,181	3,838	110

First-Lien Adjustable-Rate Residential Real Estate Loans	5-Year Hybrid	3.375%-7.125%	2033-2035	777,493	5,406	350

First-Lien Adjustable-Rate Residential Real Estate Loans	7-Year Hybrid	3.750%-6.625%	2033-2035	217,700	1,219	754

First-Lien Adjustable-Rate Residential Real Estate Loans	10-Year Hybrid	4.500%-6.750%	2034-2035	24,130	—	—

				$2,581,923	$12,402	$1,214

As of December 31, 2004, the residential real estate loans consisted of the following (in thousands):

Range of Carrying Amounts of Loans	Number of Loans	Principal Balance
$0-$99	261	$16,976
$100-$149	779	97,545
$150-$199	760	131,914
$200-$249	719	160,615
$250-$299	585	159,731
$300-$349	634	206,815
$350-$399	804	301,503
$400-$449	611	258,586
$450-$499	474	224,893
$500-$749	1,030	607,384
$750-$999	275	243,157
$1,000 and greater	140	172,804

	7,072	$2,581,923

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

The following table represents the changes at December 31, 2004, in our residential real estate loans (in thousands):

2004
Balance, beginning of year	$—

New loan acquisitions	3,030,405
Sales (other than to consolidated securitization trusts)	(258,164)
Principal repayments	(141,350)
Premium amortization	(3,079)
Net recognized gains	158
Valuation adjustments	364

Balance, end of year	$2,628,334

The following table represents the geographic concentration of our residential real estate loans as of December 31, 2004.

Location	Concentration
Southern California	32%
Northern California	21%
Florida	6%
Virginia	4%
Illinois	3%
Colorado	3%
Michigan	3%
Nevada	3%
Other states (none greater than 2%)	25%

Total	100%

The weighted average coupon on whole loans, which we have securitized was 5.06% and 4.30% at June 30, 2005 and December 31, 2004, respectively.

8. Repurchase Agreements

We have entered into repurchase agreements to finance most of the retained portion of our securitized residential real estate loans. The repurchase agreements are short-term borrowings that are secured by the market value of the pledged assets and bear interest rates that have historically had their basis on LIBOR. At June 30, 2005 and at December 31, 2004, our repurchase agreements had a weighted average term to maturity of 314 and 313 days and a weighted average borrowing rate of 3.30% and 2.65%, respectively.

At June 30, 2005 and December 31, 2004, the repurchase agreements had the following remaining maturities:

	As of June 30, 2005	As of December 31, 2004
	(unaudited)
Less than 3 months	39.3%	47.5%
3 months to less than 1 year	26.8%	3.1%
1 year to less than 2 years	21.3%	44.5%
2 years to less than 3 years	12.6%	4.9%
Greater than 3 years	—%	—%

	100.0%	100%

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

9. Mortgage-Backed Securities Issued and Whole Loan Financing Facilities

We finance our residential real estate loans using mortgage-backed securities issued (obligations due on pass-through certificates or bonds) through securitizations. The interest rates on the MBS issued are variable and are based either upon the interest rates on the underlying residential real estate loan collateral or upon LIBOR. The maturities on the MBS issued are also based upon the maturities of the underlying residential real estate loans. Principal is paid on the MBS issued following receipt of principal payments on the loans. The scheduled maturities of the MBS issued extend to February 2035. At June 30, 2005 and December 31, 2004, residential real estate loans with a face value of approximately $3.1 billion and $2.0 billion, respectively have been pledged as collateral for the MBS issued. Although residential real estate loans, which have been securitized, are consolidated on our balance sheets, the special purpose entities that hold such residential real estate loans, including BellaVista Funding Corporation, are legally separate from us. Consequently, the assets of these special purpose entities (including the securitized residential real estate loans) are not available to our creditors, and such residential real estate loans are not assets of Belvedere Trust. Only our interest in the securities issued by the special purpose entities are legal assets of Belvedere Trust.

We have obtained whole loan financing facilities to finance our residential real estate loan acquisitions prior to securitization. The financings are short-term borrowings that are secured by residential real estate loans pending securitization and bear interest rates that have historically had their basis on LIBOR. At June 30, 2005 and December 31, 2004, residential real estate loans with a face value of approximately $33 million and $567 million, respectively have been pledged as collateral under these facilities.

The following tables represent, at June 30, 2005 and December 31, 2004, the projected principal payments of the MBS issued and the whole loan financing for each of the succeeding five years:

June 30, 2005 (unaudited)
	2005	2006	2007	2008	2009
	(in thousands)
Whole loan, financing facilities	$32,289	$0	$0	$0	$0
Mortgage-backed securities issued	339,355	548,406	411,304	308,478	231,359

December 31, 2004
	2005	2006	2007	2008	2009
	(in thousands)
Whole loan, financing facilities	$556,233	$—	$—	$—	$—
Mortgage-backed securities issued	373,523	280,142	210,107	157,580	118,185

The whole loan financing facilities are short-term credit facilities. At June 30, 2005, we had three whole loan financing facilities with credit limits totaling $1.15 billion. The total balance owed on the whole loan financing, as of June 30, 2005, is due in 2005. Principal is paid on the MBS issued following receipt of principal payments on the residential real estate loans. For the table above, the principal payments have been estimated based on the contractual payments of the underlying residential real estate loans as adjusted by prepayment assumptions. The actual principal paid in each year will be dependent upon the principal received on the underlying residential real estate loans. The collateral specific to each MBS series is the sole source of repayment of the debt.

10. Fair Values of Financial Instruments

Our MBS assets are reflected in the financial statements at estimated fair value. Management bases its fair value estimates for our MBS assets primarily on third-party bid price indications provided by dealers who make markets in these financial instruments when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts we could realize in a current market exchange.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

Cash and cash equivalents, interest receivable, repurchase agreements and payables for securities purchased are reflected in the financial statements at their costs, which approximates their fair value because of the nature of these instruments.

Residential real estate loans are carried on the Consolidated Balance Sheets at historical cost, net of amortization, as we hold these assets for investment. The fair value of the residential real estate loans is calculated using assumptions based on historical experience, industry information and estimated rates of future prepayments and credit losses. The estimates of fair value are inherently subjective in nature, involve matters of uncertainty and judgment and do not necessarily indicate the amounts that could be received in a current market exchange;

The estimated fair value of MBS issued (obligations due on pass-through certificates) is based on dealers’ quotes.

The following table of the estimated fair value of financial instruments at June 30, 2005 and December 31, 2004 is made by using available market information, historical data, and appropriate valuation methodologies. The valuation methodologies calculate prices based upon future cash flows, adjusted for changes in interest rates and changes in market prices and yields, as obtained from dealers who make markets in these financial instruments. However, considerable judgment is required to interpret market and historical data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	June 30, 2005		December 31, 2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)		(in thousands)
	(unaudited)
Residential real estate loans pending securitization	$33,788	$33,663	$577,932	$578,189
Residential real estate loans securitized	3,091,993	3,064,267	2,050,402	2,039,828
Mortgage-backed securities issued	2,533,712	2,502,506	1,494,851	1,493,213

These fair value estimates at June 30, 2005 and December 31, 2004 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

11. Related Parties

BT Management Company, L.L.C.

Belvedere Trust has entered into a management agreement with BT Management Company, L.L.C. (BT Management) pursuant to which BT Management will manage the day-to-day operations of Belvedere Trust. BT Management, a Delaware limited liability company, is owned 50% by Anworth, 27.5% by Claus Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust, and 5% by Lloyd McAdams, Anworth’s Chairman and Chief Executive Officer.

Certain of Belvedere Trust’s executive officers serve as officers and directors of BT Management. BT Management has also entered into employment agreements with Messrs. Lund and Thompson whereby

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

Mr. Lund serves as the President of BT Management and Mr. Thompson serves as Executive Vice President and Treasurer of BT Management. The terms of the employment contracts are for three years and automatically renew for one year terms unless written notice is provided by either party ninety days prior to the end of the current term.

Pursuant to the management agreement, BT Management will manage the day-to-day operations of Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee. The annual base management fee is equal to 1.15% of the first $300 million of average net invested assets (as defined in the management agreement), plus 0.85% of the portion above $300 million. For the year ended December 31, 2004, Belvedere Trust incurred $624 thousand in base management fees. For the six months ended June 30, 2005, Belvedere Trust incurred $589 thousand in base management fees. The incentive fee for each fiscal quarter is equal to 20% of the net income of Belvedere Trust before the incentive fee for such quarter, in excess of the amount that would produce an annualized return on equity equal to the Ten-Year U.S. Treasury Rate for such fiscal quarter plus 1%. For the year ended December 31, 2004, incentive compensation of $714 thousand was incurred. For the six months ended June 30, 2005, incentive compensation of $792 thousand was incurred.

The management agreement requires that Belvedere Trust pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation), and Belvedere Trust is required to pay a percentage of such amounts to certain of its executives pursuant to the terms of their employment agreements.

12. Derivatives

During the year ended December 31, 2004, we entered in Eurodollar futures transactions in order to mitigate the impact of rising interest rates on planned securitization funding. During the quarter ended March 31, 2005, we did not enter into any Eurodollar futures transactions. There is typically a time difference between the date we enter into an agreement to purchase whole loans and the date on which we fix the interest rates paid for securitization financing. We are exposed to interest rate fluctuations during this period. In order to mitigate this risk, we hedge our position using Eurodollar futures. Once the financing rates on the securitization are fixed, we remove the hedge positions. These derivatives are not designated as hedges under SFAS No. 133.

We recognized gains, net of recognized losses, of $340 thousand on Eurodollar futures during the year ended December 31, 2004. We did not have any gain or loss on Eurodollar futures during the six months ended June 30, 2005. As of June 30, 2005 and December 31, 2004, we did not have any positions outstanding on Eurodollar futures transactions. It is possible that we may enter into Eurodollar futures transactions within the next twelve months. As the transactions are short term, there may be either gain or loss recognized into earnings but we cannot anticipate the amount that would be recognized within the next twelve months at this time.

13. Income Taxes

Belvedere Trust has elected to be treated for income tax purposes as a qualified REIT subsidiary and to comply with the provisions of the Internal Revenue Code (Code) with respect thereto. BT Finance, a wholly-owned subsidiary of the Company, is a taxable subsidiary and may be liable for corporate income tax expenses to the extent it generates taxable income.

BT Finance’s net operating losses for the year ended December 31, 2004 were approximately $1.8 million for both federal and state purposes. The federal and state net operating losses expire in the years 2024 and 2014, respectively. Under Internal Revenue Code Sec. 382, certain changes in the ownership structure may limit the annual usage of the net operating losses. The management does not believe such a change in the ownership structure occurred during the year.

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

The components of income tax expense (benefit) attributable to continuing operations for the year ended December 31, 2004 were as follows (in thousands):

Current:
Federal	$—
State and local	—

Total Current	—

Deferred:
Federal	—
State and local	—

Total Deferred	$—

A reconciliation of the expected federal income tax expense using the federal statutory tax rate of 35% to actual income tax expense and resulting effective tax rate from continuing operations for the year ended December 31, 2004 were as follows (in thousands):

Income Tax at Statutory Rate	$850	35.00%
State Taxes, Net	215	8.84%

Gain/Loss on Sale of Loans	(1,435)	-59.10%

Gains or Losses on Hedge	(183)	-7.54%

Gain/Loss—FAS 133	(160)	-6.58%
Valuation Allowance	714	29.42%
Other	(1)	-0.04%

Total Income Tax Expenses	$0	-0.00%

Significant components of the deferred tax assets and liabilities at December 31, 2004 were as follows:

Deferred Tax Assets:
Net Operating Losses	$786
Deferred Loans	—
Deferred Commitments	—
General and Administrative Expenses	—
State Taxes	—

Gross Deferred Tax Assets	786

Valuation Allowance	(697)

Deferred Tax Asset	89

Deferred Tax Liabilities:

Deferred Loans	—
Deferred Commitments	—

General and Administrative Expenses	(73)

State Taxes	(16)

Deferred Tax Liability	(89)

Net Deferred Tax Asset / Liability	$—

Belvedere Trust Mortgage Corporation

Notes to Consolidated Financial Statements—(Continued)

(Information with respect to June 30, 2005 and 2004 is Unaudited)

Based on facts and circumstances, the Company believe it is more likely than not that the net deferred tax assets will not be utilized in the foreseeable future. Therefore, a full valuation allowance was recorded.

14. Commitments and Contingencies

As of June 30, 2005 and December 31, 2004, Belvedere Trust had entered into forward loan purchase commitments of $14.4 million and $350.5 million, respectively, for the purchase of residential mortgage loans. The forward loan purchase commitments did not experience significant fluctuations in value during the periods for which the commitments were open.

If we fail to renew the management agreement following its initial term or any subsequent terms, or if a change in control occurs and BT Management terminates the management agreement, then we will have to pay a significant fee to BT Management. We will be obligated to pay to BT Management a fee in shares of our common stock equal to 120% of BT Management’s net profit (as defined in the management agreement) divided by the annualized dividend per share declared by us during the most recent fiscal quarter in which a dividend was declared.

15. Subsequent Events

None.

            Shares

Belvedere Trust

Mortgage Corporation

Common Stock

PROSPECTUS

                    , 2005

Sole Book-Runner

Citigroup	Flagstone Securities

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant. All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Description	Amount
Securities and Exchange Commission Registration Fee		$11,770
New York Stock Exchange Fee		8,080
National Association of Security Dealers Fee		10,500
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment

Item 32. Sales to Special Parties.

See item 33.

Item 33. Recent Sales of Unregistered Securities.

The following is a description of all securities that the registrant has issued since our formation in November 2003 without registering the securities under the Securities Act (adjusted for a one-for-five stock split on May 4, 2005):

•	on November 3, 2003, we sold 12,500,000 shares of our Series A Preferred Stock (which are convertible into 2,500,000 shares of our common stock) to Anworth Mortgage Asset Corporation for total consideration of $25,000,000 in cash.

•	between March 25, 2004 and May 17, 2005, we sold 7,500,000 shares of our common stock to Anworth Mortgage Asset Corporation for total consideration of $75,000,000 in cash.

The issuances of such securities were effected in reliance upon exemptions from registration provided by Section 4(2) under the Securities Act. Pursuant to such exemption, offers and sales of securities not involving a public offering may be made without registration under the Securities Act. All of such sales were made to Anworth Mortgage Asset Corporation, our sole stockholder, and therefore did not involve a public offering of our securities. In addition, Anworth acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates in such transactions.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with Maryland law and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement among the Company and the underwriters named therein

3.1	**	Form of Amended and Restated Articles of Incorporation of the Company to be effective upon the closing of this offering

3.2	**	Form of Amended and Restated Bylaws of the Company to be effective upon the closing of this offering

Exhibit Number		Description
4.1	**	Specimen Certificate of Common Stock of the Company

4.2	**	Investors Rights Agreement

5.1	*	Opinion of DLA Piper Rudnick Gray Cary US, LLP as to the legality of the shares being registered

8.1	*	Opinion of Manatt, Phelps & Phillips, LLP as to selected federal income tax matters

10.1	**	Amended and Restated Management Agreement between the Company and BT Management Company, LLC

10.2	**	Form of 2005 Equity Incentive Plan of the Company

10.3	**	Form of Indemnification Agreement between the Company and each of its officers and directors

10.4	**	Form of Incentive Stock Option Agreement

10.5	**	Form of Non-Qualified Stock Option Award Agreement

10.6	**	Form of Restricted Stock Award Agreement

14.1	**	Code of Business Conduct of the Company

21.1	**	Subsidiaries of the Company

23.1		Consent of Independent Registered Public Accounting Firm, BDO Seidman, LLP

23.2	*	Consent of DLA Piper Rudnick Gray Cary US, LLP (to be included within the opinion filed as Exhibit 5.1)

23.3	*	Consent of Manatt, Phelps & Phillips, LLP (to be included within the opinion filed as Exhibit 8.1)

24.1	**	Powers of Attorney (included on page II-4)

99.1	**	Charter of the Audit Committee of the Company’s Board of Directors

99.2	**	Charter of the Compensation Committee of the Company’s Board of Directors

99.3	**	Charter of the Nominating and Corporate Governance Committee of the Company’s Board of Directors

99.4	**	Corporate Governance Guidelines of the Company

99.5	**	Consent of William S. Anderson to be named as a director.

99.6	**	Consent of David F. Cronenbold to be named as a director.

99.7	**	Consent of G. Louis Graziadio, III to be named as a director.

99.8	**	Consent of Guy Rounsaville, Jr. to be named as a director.

*	To be filed by amendment.
**	Previously filed.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 13th day of September, 2005.

BELVEDERE TRUST MORTGAGE CORPORATION

By:	/s/ CLAUS H. LUND
Claus H. Lund
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CLAUS H. LUND Claus H. Lund	President and Chief Executive Officer and Director	September 13, 2005

/s/ RUSSELL THOMPSON Russell Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2005

/s/ * Joseph Lloyd McAdams	Chairman of the Board of Directors	September 13, 2005

/S/ * Joseph E. McAdams	Director	September 13, 2005

Claus Lund, by signing his name hereto, does sign and execute this Amendment No. 4 to the Registration Statement on behalf of the above-named directors of Belvedere Trust Mortgage Corporation on this 13th day of September 2005, pursuant to powers of attorney executed on behalf of such directors, and previously filed with the Securities and Exchange Commission.

*By:	/s/ CLAUS H. LUND
Claus H. Lund
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement among the Company and the underwriters named therein

3.1	**	Form of Amended and Restated Articles of Incorporation of the Company to be effective upon the closing of this offering

3.2	**	Form of Amended and Restated Bylaws of the Company to be effective upon the closing of this offering

4.1	**	Specimen Certificate of Common Stock of the Company

4.2	**	Investors Rights Agreement

5.1	*	Opinion of DLA Piper Rudnick Gray Cary US, LLP as to the legality of the shares being registered

8.1	*	Opinion of Manatt, Phelps & Phillips, LLP as to selected federal income tax matters

10.1	**	Amended and Restated Management Agreement between the Company and BT Management Company, LLC

10.2	**	Form of 2005 Equity Incentive Plan of the Company

10.3	**	Form of Indemnification Agreement between the Company and each of its officers and directors

10.4	**	Form of Incentive Stock Option Agreement

10.5	**	Form of Non-Qualified Stock Option Award Agreement

10.6	**	Form of Restricted Stock Award Agreement

14.1	**	Code of Business Conduct of the Company

21.1	**	Subsidiaries of the Company

23.1		Consent of Independent Registered Public Accounting Firm, BDO Seidman, LLP

23.2	*	Consent of DLA Piper Rudnick Gray Cary US, LLP (to be included within the opinion filed as Exhibit 5.1)

23.3	*	Consent of Manatt, Phelps & Phillips, LLP (to be included within the opinion filed as Exhibit 8.1)

24.1	**	Powers of Attorney

99.1	**	Charter of the Audit Committee of the Company’s Board of Directors

99.2	**	Charter of the Compensation Committee of the Company’s Board of Directors

99.3	**	Charter of the Nominating and Corporate Governance Committee of the Company’s Board of Directors

99.4	**	Corporate Governance Guidelines of the Company

99.5	**	Consent of William S. Anderson to be named as a director.

99.6	**	Consent of David F. Cronenbold to be named as a director.

99.7	**	Consent of G. Louis Graziadio, III to be named as a director.

99.8	**	Consent of Guy Rounsaville, Jr. to be named as a director.

*	To be filed by amendment.
**	Previously filed.